Exhibit 99.5

Financial Statements and Supplementary Data.

INDEX TO FINANCIAL STATEMENTS

RELIANT ENERGY, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Reliant Energy, Inc. and Subsidiaries

Houston, Texas

We have audited the accompanying consolidated balance sheets of Reliant Energy, Inc. and subsidiaries (the “Company”), as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedules (Schedule I and Schedule II) listed in the Index at Item 15(a)(2). These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in notes 2, 6 and 7 to the consolidated financial statements, the Company changed its accounting for asset retirement obligations, energy trading contracts, consolidation of variable interest entities and its presentation of revenues and costs of sales associated with non-trading commodity derivative activities in 2003; its method of presenting trading and marketing activities from a gross to a net basis and its accounting for goodwill and other intangibles in 2002; and its accounting for derivative contracts and hedging activities in 2001.

As discussed in note 24 to the consolidated financial statements, in May 2004, the Company entered into an agreement to sell its hydropower plants, which were subsequently sold in September 2004. Accordingly, the Company has reclassified the operations of its hydropower plants as discontinued operations in the accompanying financial statements.

DELOITTE & TOUCHE LLP

Houston, Texas

March 5, 2004 (November 18, 2004 as to note 24)

RELIANT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, except per share amounts)

	Year Ended December 31,
	2001	2002	2003
Revenues:
Revenues	$5,361,075	$10,434,361	$10,637,100
Trading margins	378,523	288,088	(49,004)

Total	5,739,598	10,722,449	10,588,096

Expenses:
Fuel and cost of gas sold	1,437,868	1,087,928	1,326,986
Purchased power	2,498,320	7,349,168	6,822,933
Accrual for payment to CenterPoint Energy, Inc.	—	128,300	46,700
Operation and maintenance	585,841	920,291	921,281
Selling and marketing	57,850	80,763	97,773
Bad debt expense	3,232	82,754	63,044
Other general and administrative	285,300	283,424	273,301
Loss on sales of receivables	—	10,347	37,613
Wholesale energy goodwill impairment	—	—	985,000
Depreciation	101,331	308,075	349,278
Amortization	68,700	49,580	57,429

Total	5,038,442	10,300,630	10,981,338

Operating Income (Loss)	701,156	421,819	(393,242)

Other Income (Expense):
Gains (losses) from investments, net	22,864	(23,100)	1,844
Income (loss) of equity investments, net	6,771	17,836	(1,652)
Other, net	2,171	16,063	9,317
Interest expense	(16,152)	(232,488)	(466,361)
Interest income	22,207	27,485	35,266
Interest income – affiliated companies, net	12,481	4,754	—

Total other income (expense)	50,342	(189,450)	(421,586)

Income (Loss) from Continuing Operations Before Income Taxes	751,498	232,369	(814,828)
Income tax expense	290,883	112,746	88,204

Income (Loss) from Continuing Operations	460,615	119,623	(903,032)

Income (loss) from discontinued operations before income taxes	83,184	(344,475)	(317,294)
Income tax (benefit) expense	(16,490)	101,360	97,736

Income (loss) from discontinued operations	99,674	(445,835)	(415,030)

Income (Loss) Before Cumulative Effect of Accounting Changes	560,289	(326,212)	(1,318,062)
Cumulative effect of accounting changes, net of tax	3,062	(233,600)	(24,055)

Net Income (Loss)	$563,351	$(559,812)	$(1,342,117)

Basic Earnings (Loss) per Share:
Income (loss) from continuing operations	$1.66	$0.41	$(3.08)
Income (loss) from discontinued operations	0.36	(1.53)	(1.41)

Income (loss) before cumulative effect of accounting changes	2.02	(1.12)	(4.49)
Cumulative effect of accounting changes, net of tax	0.01	(0.81)	(0.08)

Net income (loss)	$2.03	$(1.93)	$(4.57)

Diluted Earnings (Loss) per Share:
Income (loss) from continuing operations	$1.66	$0.41	$(3.08)
Income (loss) from discontinued operations	0.36	(1.53)	(1.41)

Income (loss) before cumulative effect of accounting changes	2.02	(1.12)	(4.49)
Cumulative effect of accounting changes, net of tax	0.01	(0.80)	(0.08)

Net income (loss)	$2.03	$(1.92)	$(4.57)

See Notes to our Consolidated Financial Statements

RELIANT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars)

	December 31,
	2002	2003
ASSETS
Current Assets:
Cash and cash equivalents	$1,114,850	$146,244
Restricted cash	205,967	234,113
Accounts and notes receivable, principally customer, net	1,147,515	770,294
Notes receivable related to receivables facility	167,996	393,822
Inventory	273,180	266,430
Trading and derivative assets	666,840	493,046
Margin deposits on energy trading and hedging activities	312,641	76,871
Accumulated deferred income taxes	52,640	93,323
Prepayments and other current assets	133,002	151,368
Current assets of discontinued operations	713,126	66,324

Total current assets	4,787,757	2,691,835

Property, Plant and Equipment, net	6,459,384	7,990,545

Other Assets:
Goodwill, net	1,540,506	482,534
Other intangibles, net	656,014	650,549
Equity investments	103,199	95,223
Trading and derivative assets	263,905	199,716
Accumulated deferred income taxes	3,430	6,045
Prepaid lease	200,052	217,781
Restricted cash	7,000	36,916
Other	188,265	321,859
Long-term assets of discontinued operations	3,009,829	617,828

Total other assets	5,972,200	2,628,451

Total Assets	$17,219,341	$13,310,831

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and short-term borrowings	$785,897	$391,403
Accounts payable, principally trade	751,448	509,499
Trading and derivative liabilities	505,536	348,614
Margin deposits from customers on energy trading and hedging activities	50,203	36,136
Retail customer deposits	51,750	57,279
Accumulated deferred income taxes	16,867	2,527
Accrual for payment to CenterPoint Energy, Inc.	—	175,000
Other	304,890	419,407
Current liabilities of discontinued operations	1,142,529	61,109

Total current liabilities	3,609,120	2,000,974

Other Liabilities:
Accumulated deferred income taxes	330,382	454,593
Trading and derivative liabilities	244,748	208,689
Accrual for payment to CenterPoint Energy, Inc.	128,300	—
Benefit obligations	107,086	127,710
Other	287,227	352,662
Long-term liabilities of discontinued operations	1,667,014	880,570

Total other liabilities	2,764,757	2,024,224

Long-term Debt	5,192,576	4,913,834

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock; par value $0.001 per share (125,000,000 shares authorized; none outstanding)	—	—
Common stock; par value $0.001 per share (2,000,000,000 shares authorized; 299,804,000 issued)	61	61
Additional paid-in capital	5,836,957	5,841,438
Treasury stock at cost, 9,198,766 and 5,212,017 shares	(158,483)	(89,769)
Retained earnings (deficit)	3,539	(1,338,578)
Accumulated other comprehensive loss	(51,858)	(31,812)
Accumulated other comprehensive income (loss) from discontinued operations	22,672	(9,541)

Stockholders’ equity	5,652,888	4,371,799

Total Liabilities and Stockholders’ Equity	$17,219,341	$13,310,831

See Notes to our Consolidated Financial Statements

RELIANT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Year Ended December 31,
	2001	2002	2003
Cash Flows from Operating Activities:
Net income (loss)	$563,351	$(559,812)	$(1,342,117)
(Income) loss from discontinued operations	(99,674)	445,835	415,030

Net income (loss) from continuing operations and cumulative effect of accounting changes	463,677	(113,977)	(927,087)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Cumulative effect of accounting changes	(3,062)	233,600	24,055
Wholesale energy goodwill impairment	—	—	985,000
Impairment of marketable equity securities and other investments	—	31,780	—
Depreciation and amortization	170,031	357,655	406,707
Deferred income taxes	35,327	116,042	58,785
Net trading and derivative assets and liabilities	(168,765)	(4,583)	70,026
Net amortization of contractual rights and obligations	—	(15,725)	(14,509)
Amortization of deferred financing costs	591	2,609	98,423
Undistributed earnings of unconsolidated subsidiaries	20,388	(14,861)	1,652
Accrual for payment to CenterPoint Energy, Inc.	—	128,300	46,700
Curtailment and related benefit enhancement	99,523	—	—
Accounting settlement for certain benefit plans	—	47,356	4,661
Other, net	(5,641)	2,197	360
Changes in other assets and liabilities:
Restricted cash	(117,421)	285,910	(58,062)
Accounts and notes receivable and unbilled revenue, net	809,374	(140,147)	101,278
Notes receivable facility proceeds, net	—	95,000	23,000
Accounts receivable/payable – formerly affiliated companies, net	94,237	26,721	—
Inventory	(58,333)	(64,548)	14,732
Collateral for electric generating equipment, net	(145,090)	136,013	—
Margin deposits on energy trading and hedging activities, net	167,374	(193,411)	221,703
Net non-trading derivative assets and liabilities	(117,858)	85,347	(73,432)
Prepaid lease obligation	(180,531)	(78,551)	(17,727)
Other current assets	109,314	(32,710)	(21,450)
Other assets	(44,492)	(28,290)	(89,688)
Accounts payable	(1,112,433)	(244,565)	(194,763)
Taxes payable/receivable	(40,330)	(59,181)	52,171
Other current liabilities	18,007	7,570	76,686
Other liabilities	49,958	(66,542)	43,036

Net cash provided by continuing operations from operating activities	43,845	499,009	832,257
Net cash (used in) provided by discontinued operations from operating activities	(196,343)	17,784	37,111

Net cash (used in) provided by operating activities	(152,498)	516,793	869,368

Cash Flows from Investing Activities:
Capital expenditures	(727,788)	(623,273)	(572,090)
Business acquisition, net of cash acquired	—	(2,963,801)	—
Other, net	1,844	(860)	6,991

Net cash used in continuing operations from investing activities	(725,944)	(3,587,934)	(565,099)
Net cash (used in) provided by discontinued operations from investing activities	(112,125)	100,691	1,606,874

Net cash (used in) provided by investing activities	(838,069)	(3,487,243)	1,041,775

Cash Flows from Financing Activities:
Proceeds from long-term debt	—	13,537	1,612,120
Proceeds from issuance of stock, net	1,696,074	—	—
Payments of long-term debt	(9)	(204,307)	(2,147,250)
Increase (decrease) in short-term borrowings and revolving credit facilities, net	128,874	4,217,217	(1,425,445)
Change in notes with formerly affiliated companies, net	(731,894)	385,652	—
Purchase of treasury stock	(189,460)	—	—
Proceeds from issuances of treasury stock	—	13,527	7,531
Contributions from CenterPoint	9,441	—	—
Payments of financing costs	(1,330)	(24,173)	(183,455)
Other, net	3,096	—	—

Net cash provided by (used in) continuing operations from financing activities	914,792	4,401,453	(2,136,499)
Net cash provided by (used in) discontinued operations from financing activities	84,748	(416,742)	(752,321)

Net cash provided by (used in) financing activities	999,540	3,984,711	(2,888,820)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(5,752)	3,009	9,071

Net Change in Cash and Cash Equivalents	3,221	1,017,270	(968,606)
Cash and Cash Equivalents at Beginning of Period	94,359	97,580	1,114,850

Cash and Cash Equivalents at End of Period	$97,580	$1,114,850	$146,244

Supplemental Disclosure of Cash Flow Information:
Cash Payments:
Interest paid (net of amounts capitalized) for continuing operations	$44,541	$221,791	$332,870
Income taxes paid (net of income tax refunds received) for continuing operations	243,740	36,440	(68,663)

See Notes to our Consolidated Financial Statements

RELIANT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

(Thousands of Dollars)

	Common Stock	Additional Paid-In Capital	Treasury Stock	Retained Earnings (Deficit)	Unrealized (Loss) Gain on Available For Sale Securities	Deferred Derivative Gains (Losses)	Foreign Currency Translation Adjustments	Additional Minimum Benefits Liability	Total Accumulated Other Comprehensive (Loss) Income	Discontinued Operations Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Comprehensive Income (Loss)
Balance December 31, 2000	$1	$2,349,693	$—	$—	$(2,264)	$—	$—	$(716)	$(2,980)	$(1,564)	$2,345,150
Net income				563,351							563,351	$563,351
Contributions from CenterPoint		1,787,311									1,787,311
Purchases of treasury stock			(189,460)								(189,460)
Majority owner effect of treasury stock purchases		(43,149)									(43,149)
IPO proceeds, net	60	1,696,014									1,696,074
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of $0 and $98 million							(679)		(679)	(93,387)	(94,066)	(679)
Changes in minimum pension liability, net of tax of $4 million								(6,799)	(6,799)		(6,799)	(6,799)
Cumulative effect of adoption of SFAS No. 133, net of tax of $236 million and $0						(439,044)			(439,044)	(20,900)	(459,944)	(439,044)
Deferred gain from cash flow hedges, net of tax of $228 million and $0						413,463			413,463	14,531	427,994	413,463
Reclassification of net deferred gain/loss from cash flow hedges into net income, net of tax of $35 million and $0						(60,571)			(60,571)	9,427	(51,144)	(60,571)
Unrealized gain on available-for-sale securities, net of tax of $9 million					16,984				16,984		16,984	16,984
Reclassification adjustments for gains on sales of available-for-sale securities realized in net income, net of tax of $5 million					(8,670)				(8,670)		(8,670)	(8,670)
Other comprehensive loss from discontinued operations												(90,329)

Comprehensive income												$387,706

Balance December 31, 2001	61	5,789,869	(189,460)	563,351	6,050	(86,152)	(679)	(7,515)	(88,296)	(91,893)	5,983,632
Net loss				(559,812)							(559,812)	$(559,812)
Contributions from CenterPoint		52,811									52,811
Transactions under stock plans		(5,723)	30,977								25,254
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of $0 and $113 million							(845)		(845)	129,295	128,450	(845)
Changes in minimum pension liability, net of tax of $3 million								4,869	4,869		4,869	4,869
Deferred gain from cash flow hedges, net of tax of $37 million and $6 million						44,015			44,015	(4,300)	39,715	44,015
Reclassification of net deferred gain from cash flow hedges into net loss, net of tax of $4 and $4 million						(6,667)			(6,667)	(10,430)	(17,097)	(6,667)
Unrealized loss on available-for-sale securities, net of tax of $1 million					(1,672)				(1,672)		(1,672)	(1,672)
Reclassification adjustments for gains on sales of available-for-sale securities realized in net loss, net of tax of $2 million					(3,262)				(3,262)		(3,262)	(3,262)
Other comprehensive income from discontinued operations												114,565

Comprehensive loss												$(408,809)

Balance December 31, 2002	61	5,836,957	(158,483)	3,539	1,116	(48,804)	(1,524)	(2,646)	(51,858)	22,672	5,652,888

RELIANT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS) – (continued)

(Thousands of Dollars)

	Common Stock	Additional Paid-In Capital	Treasury Stock	Retained Earnings (Deficit)	Unrealized (Loss) Gain on Available For Sale Securities	Deferred Derivative Gains (Losses)	Foreign Currency Translation Adjustments	Additional Minimum Benefits Liability	Total Accumulated Other Comprehensive (Loss) Income	Discontinued Operations Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Comprehensive Income (Loss)
Balance December 31, 2002	$61	$5,836,957	$(158,483)	$3,539	$1,116	$(48,804)	$(1,524)	$(2,646)	$(51,858)	$22,672	$5,652,888
Net loss				(1,342,117)							(1,342,117)	$(1,342,117)
Contributions from CenterPoint		45,498									45,498
Issuance of warrants		14,360									14,360
Transactions under stock plans		(55,377)	68,714								13,337
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of $0 and $17 million							543		543	(34,343)	(33,800)	543
Changes in minimum pension liability, net of tax of $1 million								1,369	1,369		1,369	1,369
Deferred gain from cash flow hedges, net of tax of $37 million and $0						61,181			61,181	118	61,299	61,181
Reclassification of net deferred gain from cash flow hedges into net loss, net of tax of $40 million and $0						(41,933)			(41,933)	2,012	(39,921)	(41,933)
Unrealized loss on available-for-sale securities, net of tax of $0					(350)				(350)		(350)	(350)
Reclassification adjustments for gains on sales of available-for-sale securities realized in net loss, net of tax of $0					(764)				(764)		(764)	(764)
Other comprehensive loss from discontinued operations												(32,213)

Comprehensive loss												$(1,354,284)

Balance December 31, 2003	$61	$5,841,438	$(89,769)	$(1,338,578)	$2	$(29,556)	$(981)	$(1,277)	$(31,812)	$(9,541)	$4,371,799

See Notes to our Consolidated Financial Statements

RELIANT ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Background and Basis of Presentation

In March 2004, the board of directors of Reliant Resources, Inc. approved changing the name of the company from Reliant Resources, Inc. to Reliant Energy, Inc. The name change became effective on April 26, 2004. The ticker symbol for our common stock remains the same (NYSE: RRI).

“Reliant Energy” refers to Reliant Energy, Inc. and “we,” “us” and “our” refer to Reliant Energy, Inc. and its consolidated subsidiaries, unless we specify or the context indicates otherwise.

Our business operations consist of two principal business segments:

•	Retail energy — provides electricity and related services to retail customers primarily in Texas and acquires and manages the electric energy, capacity and ancillary services associated with supplying these retail customers; and

•	Wholesale energy — provides electric energy, capacity and ancillary services in the competitive segments of the United States’ wholesale energy markets.

Our remaining operations include unallocated corporate functions and minor equity and other investments.

Reliant Energy, Inc., a Delaware corporation, was incorporated in August 2000 with 1,000 shares of common stock which were owned by Reliant Energy, Incorporated. Reliant Energy, Incorporated adopted a business separation plan in response to the Texas Electric Choice Plan (Texas electric restructuring law) adopted by the Texas legislature in June 1999. The Texas electric restructuring law provided for retail electric competition beginning in January 2002. Under its business separation plan filed with the Public Utility Commission of Texas (PUCT), Reliant Energy, Incorporated transferred substantially all of its unregulated businesses to Reliant Energy in order to separate its regulated and unregulated operations. In accordance with the plan, in May 2001, Reliant Energy offered 59.8 million shares of its common stock to the public at an initial offering price of $30 per share (IPO) and received net proceeds from the IPO of $1.7 billion.

CenterPoint Energy, Inc. was formed on August 31, 2002 as the successor to Reliant Energy, Incorporated. Unless clearly indicated otherwise these references to “CenterPoint” mean CenterPoint Energy, Inc. on or after August 31, 2002 and Reliant Energy, Incorporated prior to August 31, 2002. CenterPoint is a regulated energy services and delivery company that owned the majority of Reliant Energy outstanding common stock prior to September 30, 2002. On September 30, 2002, CenterPoint distributed all of the 240 million shares of our common stock it owned to its common shareholders (Distribution). The Distribution completed the separation of Reliant Energy and CenterPoint into two separate publicly held companies.

Basis of Presentation

The consolidated statements of operations include all revenues and costs directly attributable to us, including costs for facilities and costs for functions and services performed by CenterPoint and directly charged to us based on usage or other allocation factors prior to the Distribution. The results of operations in these consolidated financial statements also include general corporate expenses allocated by CenterPoint to us prior to the Distribution. All of the allocations in the consolidated financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations may not necessarily be indicative of the costs and expenses that would have resulted if we had operated as a separate entity prior to the Distribution.

(2) Summary of Significant Accounting Policies

(a) Reclassifications.

Some amounts from the previous years have been reclassified to conform to our September 30, 2004 presentation of financial statements as presented in our Form 10-Q for the period ended September 30, 2004. These reclassifications do not affect earnings.

Specifically, costs incurred to support our wholesale and retail businesses have been reclassified beginning with our Form 10-Q for the period ended March 31, 2004 between general and administrative expenses and operation and maintenance expenses. Items classified as other general and administrative expenses are described in note 2(e). Additionally, selling and marketing costs and bad debt expense are now reflected on separate line items. Also, the results of certain financial commodity transactions have been reclassified beginning with our Form 10-Q for the period ended March 31, 2004 from revenues to fuel expenses and purchased power. See note 2(d). In addition, we have reclassified loss on sales of receivables beginning with our Form 10-Q for the period ended September 30, 2004 from non-operating expenses to operating expenses.

(b) Use of Estimates and Market Risk and Uncertainties.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our critical accounting estimates include: (a) goodwill, (b) California net receivables, (c) property, plant and equipment, (d) depreciation expense, (e) trading and derivative activities, (f) retail energy segment estimated revenues and energy supply costs, (g) contingencies and (h) deferred tax assets valuation allowance and tax liabilities.

We are subject to the risk associated with price movements of energy commodities and the credit risk associated with our commercial activities. For additional information regarding these risks, see notes 2(d) and 7. We are subject to risks relating to the reliability of the systems, procedures and other infrastructure necessary to operate our business. We are also subject to risks relating to changes in laws and regulations; the outcome of pending lawsuits, governmental proceedings and investigations; the effects of competition; liquidity concerns in our markets; changes in interest rates; the availability of adequate supplies of fuel and transportation; weather conditions; financial market conditions and our access to capital; the creditworthiness or financial distress of our counterparties; actions by rating agencies with respect to us or our competitors; political, legal, regulatory and economic conditions and developments; the successful operation of deregulating power markets and other items.

(c) Principles of Consolidation.

Our accounts and those of our wholly-owned and majority-owned subsidiaries are included in the consolidated financial statements. All significant intercompany transactions and balances are eliminated in consolidation.

We do not, or did not until the indicated date, consolidate the following interests:

•	a receivables facility arrangement, which involves a qualified special purpose entity (QSPE) formed as a bankruptcy remote subsidiary in 2002, that we entered into with financial institutions that purchase undivided interests in our accounts receivable from certain retail customers (see note 16);

•	sale-leaseback transactions involving three power generating facilities entered into in 2000 (see note 14(a));

•	two equity investments (see below and note 8); and

•	until January 1, 2003, arrangement to facilitate the development, financing, construction and leasing of three power generation projects beginning in 2001 (see below and notes 9(a) and 14(b)).

We use the equity method of accounting for investments in entities in which we have an ownership interest between 20% and 50% and exercise significant influence primarily through representation on management committees. For our equity method accounting investments, our representation on management committees does not enable us to control the investments’ management and operating decisions. The allocation of profits and losses is based on our ownership interest. For additional information regarding investments recorded using the equity method of accounting, see note 8. Other investments, excluding marketable securities, are carried at cost. For these other investments, we do not exercise significant influence. For additional information regarding these investments, see note 2(o).

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” (FIN No. 46). The objective of FIN No. 46 is to achieve more consistent application of consolidation policies to variable interest entities and to improve comparability between enterprises engaged in similar activities. FIN No. 46 states that an enterprise must consolidate a variable interest entity if the enterprise has a variable interest that will absorb a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both. FIN No. 46 requires entities to either (a) record the effects prospectively with a cumulative effect adjustment as of the date on which FIN No. 46 is first applied or (b) restate previously issued financial statements for the years with a cumulative effect adjustment as of the beginning of the first year being restated.

We adopted FIN No. 46 on January 1, 2003, as it relates to our variable interests in three power generation projects that were being constructed by off-balance sheet entities under construction agency agreements, which pursuant to this guidance required consolidation upon adoption. Results for 2003 include the cumulative effect of accounting change of $1 million loss, net of tax. As of January 1, 2003, these entities had property, plant and equipment of $1.3 billion, net other assets of $3 million and secured debt obligations of $1.3 billion. These entities’ financing agreements, the construction agency agreements and the related guarantees were terminated as part of the refinancing in March 2003. For information regarding the refinancing, see note 9(a).

In December 2003, the FASB released FASB Interpretation No. 46 (revised December 2003) “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN No. 46R), which replaces FIN No. 46 and modified certain criteria in determining which entities should be considered as variable interest entities. We do not believe the application of FIN No. 46R will have a material impact to our consolidated financial statements. The application of FIN No. 46R continues to evolve as the FASB continues to address issues submitted for consideration. We will continue to assess our application of clarified or revised guidance related to FIN No. 46R.

(d) Revenues and Accounting for Hedging and Trading Activities.

Power Generation Revenues. We record gross revenues for energy sales and services related to our electric power generation facilities under the accrual method and these revenues generally are recognized upon delivery. Electric power and other energy services are sold at market-based prices through existing power exchanges or through third-party contracts. Energy sales and services related to our electric power generation facilities not billed by month-end are accrued based upon estimated energy and services delivered. See below for the discussion of the impact of implementation of Emerging Issues Task Force (EITF) Issue No. 03-11, “Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133 and Not “Held for Trading Purposes” As Defined in EITF Issue No. 02-03” (EITF No. 03-11).

Retail Energy Revenues. We record gross revenues for energy sales and services to residential, small commercial and large commercial, industrial and institutional retail electric customers that have not executed a contract under the accrual method and these revenues generally are recognized upon delivery. Our electricity sales to large commercial, industrial and institutional customers under contracts executed after October 25, 2002 are typically accounted for under the accrual method and these gross revenues are generally recognized upon delivery.

Our electricity sales to large commercial, industrial and institutional customers under contracts executed before October 25, 2002 were accounted for under the mark-to-market method of accounting upon contract execution. See further discussion below of the impact of implementation of EITF Issue No. 02-03, “Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities,” (EITF No. 02-03) rescinding EITF Issue No. 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities,” (EITF No. 98-10).

The determination of retail energy sales is based on the reading of customer meters by the transmission and distribution utilities. The transmission and distribution utilities in Texas send the information to the Electric Reliability Council of Texas (ERCOT) Independent System Operator (ERCOT ISO), which in turn sends the information to us. We may be limited in our ability to confirm the accuracy of such information. This activity occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is estimated. Unbilled revenue is estimated each month based on estimated volumes for each customer class and derived from weather factors and analyses of historical trends and experience. As of December 31, 2002 and 2003, our retail energy segment had accrued unbilled revenues of $216 million and $290 million, respectively. As additional information becomes available, we revise our estimated revenues related to prior periods and record the results in subsequent periods. We believe that the estimates and assumptions utilized to recognize revenues are reasonable and represent our best estimates. However, actual results can differ from those estimates.

Hedging Activities. Effective January 1, 2001, we adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (SFAS No. 133), which establishes accounting and reporting standards for derivative instruments. Adoption of SFAS No. 133 on January 1, 2001 resulted in an after-tax increase in net income of $3 million and a cumulative after-tax increase in accumulated other comprehensive loss of $439 million. During 2001, $230 million of the initial after-tax transition adjustment recorded in accumulated other comprehensive loss was recognized in net income.

If certain conditions are met, we may designate a derivative instrument as hedging (a) the exposure to variability in expected future cash flows (cash flow hedge), (b) the exposure to changes in the fair value of an asset or liability (fair value hedge) or (c) the foreign currency exposure of a net investment in a foreign operation. This statement requires that a derivative be recognized at fair value in the balance sheet whether or not it is designated as a hedge. Derivative commodity contracts for the physical delivery of purchase and sale quantities transacted in the normal course of business are designated as normal purchases and sales exceptions and are not reflected in our consolidated balance sheets at fair value. For a derivative that is designated as a cash flow hedge, and depending on its effectiveness, changes in fair value are deferred as a component of accumulated other comprehensive income (loss), net of applicable taxes.

We designate our derivatives utilized in non-trading activities as cash flow hedges only if there is a high correlation between price movements in the derivative and the item designated as being hedged. This correlation is measured both at the inception of the hedge and on an ongoing basis, with an acceptable level of correlation of at least 80% to 125% for hedge designation. The gains and losses related to derivative instruments designated as cash flow hedges are deferred in accumulated other comprehensive income (loss), net of tax, to the extent the contracts are effective as hedges, and then are recognized in our results of operations in the same period as the settlement of the underlying hedged transactions. Once the anticipated transaction occurs, the accumulated deferred gain or loss recognized in accumulated other comprehensive income (loss) is reclassified and included in our consolidated statements of operations (a) prior to October 1, 2003, under the captions (i) fuel expenses, in the case of hedging activities related to physical natural gas purchases, (ii) purchased power, in the case of hedging activities related to physical power purchases, (iii) revenues, in the case of hedging activities related to physical power and natural gas sales transactions and (iv) interest expense, in the case of interest rate hedging activities and (b) effective October 1, 2003, under the captions (i) fuel expenses, in case of hedging activities related to physical natural gas purchases and physical natural gas sales transactions that do not physically flow, (ii) purchased power, in the case of hedging activities related to physical power purchases that do physically flow, (iii) revenues, in the case of hedging activities related to physical power sales transactions, physical power purchases that do not physically flow and natural gas sales transactions that do physically flow and (iv) interest expense, in the case of interest rate hedging activities. In addition, financial transactions related to hedging activities are included in the same caption as the item being hedged, under the captions revenues, fuel expenses and purchased power, as applicable.

For a derivative not designated as a hedge, changes in fair value are recorded as unrealized gains or losses in our results of operations. The impact of our derivative instruments hedging foreign currency exposures are reported in discontinued operations in our consolidated financial statements. If and when correlation ceases to exist at an acceptable level, hedge accounting ceases and changes in fair value are recognized currently in our results of operations. If it becomes probable that a forecasted transaction will not occur, we immediately recognize the respective deferred gains or losses in our results of operations. The associated hedging instrument is then marked to market through our results of operations for the remainder of the contract term unless a new hedging relationship is redesignated. Prior to October 1, 2003, revenues, fuel and cost of gas sold, and purchased power related to sale and purchase contracts designated as hedges were generally recorded on a gross basis in the delivery period. In July 2003, the EITF issued EITF No. 03-11, which stated that realized gains and losses on derivative contracts not “held for trading purposes” should be reported either on a net or gross basis based on the relevant facts and circumstances. Reclassification of prior year amounts is not required. On October 1, 2003, we began reporting prospectively the settlement of sales and purchases of fuel and purchased power related to our non-trading commodity derivative activities that were not physically delivered on a net basis in our consolidated statement of operations based on the item hedged. This change resulted in decreased revenues and a corresponding decrease in fuel and cost of gas sold and purchased power of $834 million for the fourth quarter of 2003. We believe the application of EITF No. 03-11 will continue to result in a significant amount of our non-trading commodity derivative activities being reported on a net basis prospectively that were previously reported on a gross basis. EITF No. 03-11 has no impact on margins or net income. Comparative financial statements for prior periods have not been reclassified to conform to this presentation, as it is not required. In addition, it is not practicable for us to determine sales and purchases of fuel and purchased power in 2001, 2002 and the nine months ended September 30, 2003 that would have been shown net if EITF No. 03-11 had been applied to our results of operations historically.

In April 2003, the FASB issued SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS No. 149). SFAS No. 149 clarifies when a contract with an initial net investment meets the characteristics of a derivative and when a derivative contains a financing component. SFAS No. 149 also amends certain existing pronouncements, which will result in more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The implementation of SFAS No. 149 did not have a material impact on our consolidated financial statements.

For additional discussion of derivative and hedging activities, see note 7.

Trading Activities. In March 2003, we discontinued our proprietary trading business. Trading positions taken prior to our decision to exit this business are managed solely for purposes of closing them on economical terms. See note 7(b) for discussion of the types of activities that were classified as trading activities in our historical results of operations.

In 2002, the EITF reached a consensus that all mark-to-market gains and losses on energy trading contracts should be shown net in the statement of operations whether or not settled physically. Beginning in the quarter ended September 30, 2002, we report all energy trading activities on a net basis in the consolidated statements of operations. Comparative financial statements for prior periods were reclassified to conform to this presentation.

Furthermore, in 2002, the EITF reached a consensus to rescind EITF No. 98-10. All contracts that would have been accounted for under EITF No. 98-10, and that do not fall within the scope of SFAS No. 133, may no longer be marked-to-market through earnings, effective October 25, 2002. In addition, mark-to-market accounting is no longer applied to inventories used in our trading activities. This transition was effective for us (a) on January 1, 2003 for contracts executed prior to October 25, 2002 and (b) on October 25, 2002 for contracts executed on or after that date. We recorded a cumulative effect of a change in accounting principle of $42 million loss, net of tax of $22 million, or $0.14 per share, effective January 1, 2003, related to EITF No. 02-03. The cumulative effect reflects the fair value, as of January 1, 2003, of contracts executed prior to October 25, 2002 that had been marked to market under EITF No. 98-10 that did not meet the definition of a derivative under SFAS No. 133.

Our historical legacy energy trading activities and certain power origination activities are accounted for under the mark-to-market method of accounting. Under the mark-to-market method of accounting, net changes in the fair value of derivative instruments are recognized in our consolidated statements of operations as revenues in the period of change. The recognized, unrealized balances are recorded at fair value in trading and derivative assets/liabilities in the consolidated balance sheets. Trading revenues related to the sale of natural gas, electric power and other energy related commodities are recorded on a net basis, as discussed above.

Prior to 2003, our electricity sales to large commercial, industrial and institutional customers under executed contracts (and the related energy supply contracts) for contracts executed prior to October 25, 2002 were accounted for under the mark-to-market method of accounting pursuant to EITF No. 98-10. Accordingly, these contractual commitments were recorded at fair value in revenues on a net basis upon contract execution. As of December 31, 2002, the recognized, unrealized balances were recorded at fair value in trading and derivative assets/liabilities in the consolidated balance sheet. Beginning in January 2003, we began applying the normal purchase and sale exception of SFAS No. 133 to a substantial portion of our retail large commercial, industrial and institutional sales contracts and the related energy supply agreements and began utilizing accrual accounting. The related revenues and energy supply costs are recorded on a gross basis in our results of operations. The results of operations related to our electricity sales to large commercial, industrial and institutional customers for contracts executed prior to October 25, 2002 are not comparable between 2001, 2002 and 2003 because of this change. During 2001 and 2002, we recognized $73 million and $(6) million, respectively, of unrealized net gains (losses) related to our electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts. During 2003, volumes were delivered under electricity sales to large commercial, industrial and institutional customers under executed contracts and the related energy supply contracts for which $66 million was previously recognized as unrealized earnings. As of December 31, 2003, we have unrealized gains that have been previously recorded in our results of operations of $27 million that will be realized upon delivery of the electricity ($21 million in 2004 and $6 million in 2005). These unrealized gains are recorded in trading and derivative assets/liabilities in our consolidated balance sheet as of December 31, 2003 and the related contracts are accounted for as cash flow hedges or normal purchases and sales contracts under SFAS No. 133.

During 2001 and 2002, we recorded $119 million and $57 million, respectively, of fair value at the contract inception related to trading activities, including our electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts. Inception gains recorded were evidenced by quoted market prices and other current market transactions for energy trading contracts with similar terms and counterparties.

For additional discussion regarding trading revenue recognition and the related estimates and assumptions that can affect reported amounts of such revenues, see note 7.

Classification of Economic Hedges. Effective January 1, 2003, we changed our classification of certain derivative activities that historically were classified as trading activities to non-trading activities. These transactions do not meet the requirements for hedge accounting treatment under SFAS No. 133; however, such transactions were entered into to economically hedge commodity risk associated with our wholesale energy power generation operations. As of January 1, 2003, the amounts of non-trading derivative assets and liabilities previously classified as trading assets and liabilities were $52 million and $44 million, respectively. Corresponding amounts for these activities have not been reclassified for periods prior to January 1, 2003 as prior period amounts were not material to our consolidated financial statements.

Set-off of Trading and Derivative Assets and Liabilities. Where trading and derivative instruments are subject to a master netting agreement and the criteria of FASB Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts,” are met, we present our trading and derivative assets and liabilities on a net basis in our consolidated balance sheets. Trading and derivative assets/liabilities and accounts receivable/payable are presented separately in our consolidated balance sheets. The trading and derivative assets/liabilities and accounts receivable/payable are set-off separately in our consolidated balance sheets although in certain cases contracts permit the set-off of trading and derivative assets/liabilities and accounts receivable/payable with a given counterparty.

(e) Other General and Administrative Expenses.

Other general and administrative expenses in the consolidated statements of operations include (a) corporate and administrative services (including management services, financial and accounting, cash management and treasury support, legal, information technology system support, communications, office management and human resources), (b) regulatory costs and (c) certain benefit costs. Some of these expenses were allocated from CenterPoint prior to the Distribution as further discussed in notes 1 and 3.

(f) Property, Plant and Equipment and Depreciation Expense.

We record property, plant and equipment at historical cost. We recognize repair and maintenance costs incurred in connection with planned major maintenance, such as turbine and generator overhauls, under the “accrue-in-advance” method for our power generation operations acquired or developed prior to December 31, 1999. Planned major maintenance cycles primarily range from two to 12 years. Under the accrue-in-advance method, we estimate the costs of planned major maintenance and accrue the related expense over the maintenance cycle. As of December 31, 2002 and 2003, our major maintenance reserve was $7 million and $10, respectively, of which $1 million and $0, respectively, were included in other current liabilities. We expense all other repair and maintenance costs as incurred. For power generation operations acquired or developed subsequent to January 1, 2000, we expense all repair and maintenance costs as incurred, including planned major maintenance. Depreciation is computed using the straight-line method based on estimated useful lives. Property, plant and equipment includes the following:

	Estimated Useful Lives (Years)	December 31,
		2002	2003
		(in millions)
Electric generation facilities	10-30	$5,462	$6,529
Building and building improvements	5–30	20	42
Land improvements	15–30	209	241
Other	3–10	381	430
Land		160	162
Assets under construction		640	1,292

Total		6,872	8,696
Accumulated depreciation		(413)	(705)

Property, plant and equipment, net		$6,459	$7,991

We periodically evaluate property, plant and equipment for impairment when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. A resulting impairment loss is highly dependent on the underlying assumptions. During 2001, we determined equipment associated with our communications business was impaired and accordingly recognized $22 million of equipment impairments (see note 17). During 2002, we determined that steam and combustion turbines and two heat recovery steam generators purchased in September 2002 were impaired and accordingly recognized a $37 million impairment loss (see note 14(c)). During 2002, we also recognized $15 million in depreciation expense for the early retirement of power generation units at the Warren facility. During 2003, we recorded the following in depreciation expense: $14 million for the early retirement of certain power generation units and $7 million related to the write-down of an office building to its fair value less costs to sell. As of December 31, 2002 and 2003, we performed impairment analyses of certain of our wholesale energy segment’s property, plant and equipment. In addition, in November 2002 and July 2003, we performed impairment analyses of all of our wholesale energy segment’s property, plant and equipment as we believed events had indicated that these assets may not be recoverable. Based on these analyses, we recorded no impairments.

Over the past few years, margins on the sales of electricity in our industry have decreased substantially. If our wholesale energy market outlook changes negatively, we could have impairments of property, plant and equipment in future periods. In addition, our ongoing evaluation of our wholesale energy business could result in decisions to mothball, retire or dispose of additional generation assets, any of which could result in additional impairment charges.

See note 15(c) for discussion of our Liberty Electric PA, LLC (Liberty) generating station.

(g) Goodwill and Amortization Expense.

We record goodwill for the excess of the purchase price over the fair value assigned to the net assets of an acquisition. Through 2001, we amortized goodwill on a straight-line basis over 15 to 40 years. Pursuant to our adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142) on January 1, 2002, we discontinued amortizing goodwill. See note 6 for a discussion regarding our adoption of SFAS No. 142. Goodwill amortization expense was $25 million for 2001, including a $19 million impairment related to the communications business (see note 17). Amortization expense for other intangibles, excluding contractual rights and obligations, was $44 million, $50 million and $57 million for 2001, 2002 and 2003, respectively. See also note 6.

We periodically evaluate goodwill and other intangibles when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. In 2001, the determination of whether an impairment had occurred was based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. During 2001, we determined goodwill associated with our communications business was impaired and accordingly recognized $19 million of goodwill impairments. Effective January 1, 2002, goodwill and other intangibles are evaluated for impairment in accordance with SFAS No. 142 (see note 6). In 2002, we recognized an impairment charge of $234 million (pre-tax and after-tax) relating to our European energy segment goodwill in connection with the adoption of SFAS No. 142. Due to the disposition of our Desert Basin plant operations, we tested our wholesale energy segment’s goodwill for impairment effective July 2003. In connection with this analysis, we recognized an impairment of $985 million (pre-tax and after-tax) relating to our wholesale energy reporting unit. For further discussion of goodwill and other intangible asset impairment analyses in 2002 and 2003, see note 6.

(h) Stock-based Compensation Plans.

We apply the intrinsic value method of accounting for employee stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25). Under the intrinsic value method, no compensation expense is recorded when options are issued with an exercise price equal to or greater than the market price of the underlying stock on the date of grant. Since our stock options to employees have all been granted with the exercise price equal to market value at date of grant, no compensation expense has been recognized under APB No. 25. We comply with the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123) and SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment to SFAS No. 123” (SFAS No. 148) and disclose the pro forma effect on net income (loss) and per share amounts as if the fair value method of accounting had been applied to all stock awards. The FASB has announced that it plans to require all companies to expense the fair value of employee stock options in 2005. The FASB is still evaluating “fair value” valuation models and other items.

If compensation costs had been determined as prescribed by SFAS No. 123, our net income (loss) and per share amounts would have approximated the following pro forma results for 2001, 2002 and 2003, which take into account the amortization of stock-based compensation, including performance shares, purchases under the employee stock purchase plan and stock options, to expense on a straight-line basis over the vesting periods:

	Year Ended December 31,
	2001	2002	2003
	(in millions, except per share amounts)
Net income (loss), as reported	$563	$(560)	$(1,342)
Add: Stock-based employee compensation expense included in reported net income/loss, net of related tax effects	5	2	7
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(34)	(38)	(42)

Pro forma net income (loss)	$534	$(596)	$(1,377)

Earnings (loss) per share:
Basic, as reported	$2.03	$(1.93)	$(4.57)

Basic, pro forma	$1.93	$(2.05)	$(4.69)

Diluted, as reported	$2.03	$(1.92)	$(4.57)

Diluted, pro forma	$1.93	$(2.04)	$(4.69)

For further information regarding our stock-based compensation plans, see note 12(a).

(i) Capitalization of Interest Expense.

Interest expense is capitalized as a component of major projects under construction and is amortized over the estimated useful lives of the assets. During 2001, 2002 and 2003, we capitalized interest of $59 million, $27 million and $84 million, respectively.

(j) Income Taxes.

We use the asset and liability method of accounting for deferred income taxes and measure deferred income taxes for all significant income tax temporary differences. For additional information regarding income taxes, see note 13.

Prior to October 1, 2002, we were included in the consolidated federal income tax returns of CenterPoint and we calculated our income tax provision on a separate return basis under a tax sharing agreement with CenterPoint. Pursuant to agreements with CenterPoint, we were owed amounts related to certain loss carryovers, income inclusions from foreign affiliates, net income tax receivables/payables relating to our operations prior to the Distribution and other tax liabilities. Prior to October 1, 2002, current federal and some state income taxes were payable to or receivable from CenterPoint. Subsequent to the Distribution, we file a separate federal tax return. See note 13 for further discussion.

(k) Cash.

We record as cash and cash equivalents all highly liquid short-term investments with original maturities or remaining maturities at date of purchase of three months or less.

(l) Restricted Cash.

Restricted cash primarily includes cash at certain subsidiaries, the distribution or transfer of which to Reliant Energy or our other subsidiaries, is restricted by financing and other agreements, but is available to the applicable subsidiary to use to satisfy certain of its obligations. For a discussion of our various financing agreements, see note 9. The following table details our current and long-term restricted cash by reporting segment and entity:

	December 31,
	2002		2003
	(in millions)
Other Operations Segment:
Reliant Energy	$7	(1)	$7	(1)
Wholesale Energy Segment:
Orion Power Holdings, Inc.	—		23	(2)
Orion Power MidWest, L.P.	72	(2)	64	(2)
Orion Power New York, L.P.	66	(2)	102	(2)
Orion Power Capital, LLC	27	(2)	—	(2)
Liberty Electric PA, LLC	28	(2)	15	(2)
Reliant Energy Mid-Atlantic Power Holdings, LLC	—		42	(3)
Reliant Energy Channelview, L.P.	13	(4)	18	(4)

Total current and long-term restricted cash	$213		$271

(1)	This restricted cash is pledged to secure the payment and performance related to the issuance of certain surety bonds.
(2)	The credit facilities and other debt agreements of Orion Power Holdings, Inc. and certain of its subsidiaries contain various covenants that include, among others, restrictions on the payment of dividends to Orion Power Holdings, Inc. and/or us unless certain conditions are satisfied.
(3)	See notes 9(a) and 14(a).
(4)	The credit agreement of our subsidiary that owns an electric power generation facility in Channelview, Texas, contains restrictive covenants that restrict Reliant Energy Channelview, L.P.’s (Channelview) ability to, among other things, make dividend distributions unless Channelview satisfies various conditions.

(m) Allowance for Doubtful Accounts.

Accounts and notes receivable, principally from customers, in the consolidated balance sheets are net of an allowance for doubtful accounts of $68 million and $74 million at December 31, 2002 and 2003, respectively. The net provision for doubtful accounts in the consolidated statements of operations for 2001, 2002 and 2003 was $38 million, $21 million and $79 million, respectively. These amounts include items written off during the years related to refunds for energy sales in California (see note 15(b)) and related to Enron Corp. and its affiliates (Enron) (see note 15(a)). We accrue a provision for doubtful accounts based upon estimated percentages of uncollectible power generation and retail energy revenues. We determine these percentages from counterparty credit ratings, historical collections, accounts receivable aging analyses and other factors. We review the provision and estimated percentages periodically and adjust them as appropriate. We write-off accounts receivable balances against the allowance for doubtful accounts when we deem the receivable to be uncollectible.

(n) Inventory.

Inventory consists of materials and supplies, including spare parts, coal, natural gas and heating oil. Inventories used in the production of electricity are valued at the lower of average cost or market. Heating oil and natural gas used in the trading activities were accounted for under mark-to-market accounting through 2002, as discussed in note 2(d). Beginning January 1, 2003, this inventory is no longer marked to market in accordance with EITF No. 02-03 and is now valued at the lower of average cost or market. Below is a detail of inventory:

	December 31,
	2002	2003
	(in millions)
Materials and supplies	$110	$139
Coal	42	34
Natural gas	78	42
Heating oil	43	51

Total inventory	$273	$266

(o) Investments.

As of December 31, 2002 and 2003, we have other non-marketable investments of $39 million and $32 million, respectively, in which we have ownership interests of less than 20% and do not exercise significant influence, which are carried at cost and are included in other long-term assets in our consolidated balance sheets. During 2002, we incurred a pre-tax impairment loss of $32 million ($30 million after-tax) related to certain of these investments in connection with reduced cash flow expectations for these investments, management’s decision to minimize further financial support and management’s intent to sell certain investments in the near-term below our cost basis.

(p) Environmental Costs.

We expense or capitalize environmental expenditures, as appropriate, depending on their future economic benefit. We expense amounts that relate to an existing condition caused by past operations and that do not have future economic benefit. We record liabilities related to expected future costs related to environmental assessments and/or remediation activities when they are probable and the costs can be reasonably estimated. See note 15(a) for further discussion.

(q) Asset Retirement Obligations.

On January 1, 2003, we adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143). SFAS No. 143 requires the fair value of a liability for an asset retirement legal obligation to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Prior to the adoption of SFAS No. 143, we recorded asset retirement obligations in connection with certain business combinations. These obligations were recorded at their present values on the dates of acquisition. Our asset retirement obligations primarily related to the required future dismantling of power plants and auxiliary equipment at our European energy operations, which have subsequently been sold and future dismantlement of power plants on leased property and environmental obligations related to ash disposal site closures.

The impact of the adoption of SFAS No. 143 resulted in a gain of $19 million, net of tax of $10 million, or $0.06 per share, as a cumulative effect of an accounting change in our consolidated statement of operations for 2003. Included in the gain is $16 million, net of tax of $7 million, related to our European energy operations, which are now reported as discontinued operations and have subsequently been sold. The impact of the adoption of SFAS No. 143 for our continuing operations resulted in a January 1, 2003 cumulative effect of an accounting change to record (a) a $6 million increase in the carrying values of property, plant and equipment, (b) a $1 million increase in accumulated depreciation of property, plant and equipment, (c) a $1 million decrease in asset retirement obligations and (d) a $3 million increase in deferred income tax liabilities.

If we had adopted SFAS No. 143 on January 1, 2001, the impact would have been immaterial to our consolidated income from continuing operations and net income (loss) for both 2001 and 2002.

The following table presents the detail of our asset retirement obligations for continuing operations, which are included in other long-term liabilities in our consolidated balance sheet (in millions):

Balance at January 1, 2003	$11
Accretion expense	1
Payments	(4)

Balance at December 31, 2003	$8

(r) Deferred Financing Costs.

Deferred financing costs are costs incurred in connection with obtaining financings. These costs are deferred and amortized, using the effective interest method, over the life of the related debt. From October 1, 2002 through December 31, 2003, we had incurred approximately $243 million in financing costs (which includes the net present value of $15 million to be paid in March 2007) related to our 2003 refinancing and June and July 2003 debt issuances. We capitalized $207 million and directly expensed $36 million (of which $12 million was expensed in the fourth quarter of 2002 and $24 million was expensed in the first quarter of 2003, respectively) in fees and other costs related to these financings. During 2001, 2002 and 2003, we amortized $1 million, $3 million and $98 million of deferred financing costs to interest expense. Included in our results for 2003 was the write-off of $55 million of previously deferred financing costs related to the March 2003 refinancing in connection with the prepayment of senior secured term loans and the cancellation of our senior priority facility in 2003. As of December 31, 2002 and 2003, we had $54 million and $179 million, respectively, of net deferred financing costs classified in other long-term assets in our consolidated balance sheets. See note 9 for discussion of our various financing agreements.

(s) Foreign Currency Adjustments.

Local currencies are the functional currency of our foreign operations. Foreign subsidiaries’ assets and liabilities have been translated into U.S. dollars using the exchange rate at the balance sheet date. Revenues, expenses, gains and losses have been translated using the weighted average exchange rate for each month prevailing during the periods reported. Cumulative adjustments resulting from translation have been recorded as a component of accumulated other comprehensive loss in stockholders’ equity.

(t) Guarantees and Indemnifications.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others,” (FIN No. 45) which increases the disclosure requirements for a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee issued after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that specified triggering events or conditions occur. We adopted the reporting requirements of FIN No. 45 on January 1, 2003. The adoption of FIN No. 45 had no impact to our historical financial statements, as existing guarantees are not subject to the measurement provisions. The adoption of FIN No. 45 did not have a material impact on our consolidated financial position or results of operations as of and for the year ended December 31, 2003 as the fair value of guarantees issued after December 31, 2002 was nominal on the date on which the guarantee was issued. See note 14(e).

(u) Disclosures About Pensions and Other Postretirement Benefits.

In December 2003, the FASB issued a revision to SFAS No. 132, “Employers’ Disclosures About Pensions and Other Postretirement Benefits – An Amendment of FASB Statements No. 87, 88 and 106” (SFAS No. 132 (Revised 2003)). This statement revises employers’ disclosures about pension plans and other postretirement benefit plans. This statement retains the disclosure requirements contained in SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (SFAS No. 132), which it replaces. It requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. We have adopted these additional disclosures. See note 12(b).

(v) New Accounting Pronouncements.

As of February 20, 2004, no standard setting body or authoritative body has established new accounting pronouncements or changes to existing accounting pronouncements that would have a material impact to our results of operations, financial position or cash flows, for which we have not already adopted and/or disclosed elsewhere in these notes.

(3) Historical Related Party Transactions

Prior to the Distribution, CenterPoint was a related party. Transactions with CenterPoint subsequent to the Distribution are not reported as affiliated transactions. We had, or continue to have (as indicated) the following agreements/transactions with CenterPoint:

Indemnities and Releases. We have agreements with CenterPoint providing for mutual indemnities and releases with respect to our respective businesses and operations, corporate governance matters, the responsibility for employee compensation and benefits, and the allocation of tax liabilities. The agreements also require us to indemnify CenterPoint for any untrue statement of a material fact, or omission of a material fact necessary to make any statement not misleading, in the registration statement or prospectus that we filed with the Securities and Exchange Commission (SEC) in connection with our IPO. We have also guaranteed, in the event CenterPoint becomes insolvent, certain non-qualified benefits of CenterPoint’s and its subsidiaries’ existing retirees at the date of Distribution totaling approximately $57 million as of December 31, 2003.

Corporate Support Services. CenterPoint agreed to provide us various corporate support services, information technology services and other previously shared services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics services. Certain of these arrangements will continue until December 31, 2004; however, we have the right to terminate categories of services at an earlier date. The charges we pay to CenterPoint for these services allow CenterPoint to recover its fully allocated costs, plus out-of-pocket costs and expenses. The costs of services have been directly charged or allocated to us using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on assets, operating expenses and employees. These charges and allocations are not necessarily indicative of what would have been incurred had we been an unaffiliated entity. Amounts charged and allocated to us for these services for 2001 and the nine months ended September 30, 2002, were $9 million and $15 million, respectively, and are included primarily in operation and maintenance expenses and general and administrative expenses. Net interest income related to various net receivables representing transactions between us and CenterPoint was $12 million and $5 million during 2001 and the nine months ended September 30, 2002, respectively.

Leases. We leased office space in CenterPoint’s corporate headquarters and continue to lease office space in various CenterPoint facilities in Houston, Texas, including a data center. Our lease at CenterPoint’s corporate headquarters expired in January 2004, except with respect to an insignificant amount of space used primarily for information technology operations. We also have various agreements with CenterPoint relating to ongoing commercial arrangements, including the leasing of optical fiber and related maintenance activities, gas purchasing and agency matters and subcontracting energy services under existing contracts. During 2001 and the nine months ended September 30, 2002, we incurred $16 million and $24 million, respectively, of rent expense to CenterPoint.

Purchases and Sales of Energy Commodities, Transportation and Related Services. In 2002, we purchased natural gas, natural gas transportation services, electric generation energy and capacity, and electric transmission services from, supplied natural gas to, and provided marketing and risk management services to CenterPoint. Purchases of electric generation energy and capacity and electric transmission services from CenterPoint were $1.5 billion for the nine months ended September 30, 2002. During 2001 and the nine months ended September 30, 2002, the net purchases and sales and services from/to CenterPoint and its subsidiaries related to our trading operations totaled $469 million and $161 million, respectively. In addition, during 2001 and the nine months ended September 30, 2002, other sales and services to CenterPoint and its subsidiaries totaled $56 million and $15 million, respectively.

Equity Contributions. During 2001, 2002 and 2003, CenterPoint made equity contributions to us of $1.8 billion, $53 million and $45 million, respectively. The contributions in 2001 primarily related to the conversion into equity of debt owed to CenterPoint and some related interest expense totaling $1.7 billion and the contribution of net benefit assets and liabilities, net of deferred income taxes. The contributions in 2002 primarily related to benefit obligations, net of deferred income taxes. The contributions in 2003 primarily related to the non-cash conversion to equity of accounts payable to CenterPoint.

Services Provided to CenterPoint. Through 2001, we provided billing, customer service, credit and collection and remittance services to certain of CenterPoint’s regulated utilities. The charges CenterPoint paid us for these services allowed us to recover our fully allocated costs of providing the services, plus out-of-pocket costs and expenses.

(4) Agreements Relating to Texas Genco

Texas Genco, LP is a wholly-owned subsidiary of Texas Genco Holdings, Inc., a majority-owned subsidiary of CenterPoint, and owns the Texas generating assets formerly held by CenterPoint’s electric utility division. Texas Genco, LP and Texas Genco Holdings, Inc. are collectively referred to herein as “Texas Genco.”

In January 2003, CenterPoint distributed approximately 19% of the common stock of Texas Genco to CenterPoint shareholders. CenterPoint granted us an option to purchase all of the remaining shares of common stock of Texas Genco held by CenterPoint. The option expired unexercised on January 24, 2004.

Texas Genco, as the affiliated power generator of CenterPoint’s electric utility, is required by law to sell at auction 15% of the output of its installed generating capacity. These auction obligations will continue until January

2007, unless at least 40% of the electricity consumed by residential and small commercial customers in CenterPoint’s service territory is being provided by retail electric providers other than us. We are not currently able to participate in these legally mandated capacity auctions. Under CenterPoint’s prior agreement with us, Texas Genco was required to auction the remainder of its capacity after certain other adjustments, and we had the right to participate directly in such auctions. Texas Genco’s obligation to auction its remaining capacity and our associated rights terminated when we decided not to exercise our option to acquire CenterPoint’s ownership interest in Texas Genco.

We have a master power purchase contract with Texas Genco covering, among other things, our purchases of capacity and/or energy from Texas Genco’s generating units. In connection with this contract, we have granted Texas Genco a security interest in our rights in the accounts receivables and related assets of certain of our subsidiaries. The liens on our rights in the accounts receivable and related assets are junior to our receivables facility and senior to our March 2003 credit facilities and to our senior secured notes. See note 16. The term of the master power purchase contract terminates on January 24, 2005.

We have purchased entitlements to some of the generation capacity of electric generation assets of Texas Genco. We purchased these entitlements in capacity auctions conducted by Texas Genco. As of December 31, 2003, we had purchased entitlements to capacity of Texas Genco averaging 6,376 megawatts (MW) per month in 2004 and 923 MW per month in 2005. Our anticipated capacity payments related to these capacity entitlements are $714 million. The capacity entitlements are accounted for as normal purchases under SFAS No. 133. See notes 2(d) and 7 for discussion of our derivative financial instruments.

Under a support agreement with CenterPoint, we provide engineering and technical support services and environmental, safety and industrial health services to support operations and maintenance of Texas Genco’s facilities. We also provide systems, technical, programming and consulting support services and hardware maintenance (but excluding plant-specific hardware) necessary to provide dispatch planning, dispatch, settlement and communication with the independent system operator. The fees we charge for these services are designed to allow us to recover our fully allocated direct and indirect costs and reimbursement of out-of-pocket expenses. Expenses associated with capital investment in systems and software that benefit both the operation of Texas Genco’s facilities and our facilities in other regions are allocated on an installed MW basis. The term of this agreement will end on the first occur of (a) CenterPoint’s sale of Texas Genco, or all or substantially all of the generating assets of Texas Genco or (b) May 31, 2005; however, Texas Genco may extend the term of this agreement until December 31, 2005. In addition, Texas Genco has the right to terminate all or a portion of the services provided under the agreement upon 90 days’ notice. In February 2004, Texas Genco notified us that it will terminate the technical support services and the environmental, safety and industrial health services provided under the support agreement. The effective date of termination is May 2004.

(5) Business Acquisition

In February 2002, we acquired all of the outstanding shares of common stock of Orion Power Holdings, Inc. (Orion Power Holdings) for an aggregate purchase price of $2.9 billion and assumed debt obligations of $2.4 billion. Orion Power refers to Orion Power Holdings, Inc. and its subsidiaries, unless we specify or the context indicates otherwise. We primarily funded the acquisition with a $2.9 billion credit facility. Orion Power is an electric power generating company with generating assets in the states of New York, Pennsylvania, Ohio and West Virginia.

As of February 19, 2002, Orion Power had 81 generating facilities with a total generating capacity of 5,644 MW and two development projects with an additional 804 MW of capacity under construction. Both projects under construction had reached commercial operation by December 31, 2002. In connection with the sale of our hydropower plants in September 2004, we sold 72 operating facilities with a total aggregate net generating capacity of 770 MW.

We accounted for the acquisition as a purchase with assets and liabilities of Orion Power reflected at their estimated fair values. Our fair value adjustments primarily included adjustments in property, plant and equipment, contracts, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes. We finalized these fair value adjustments in February 2003, based on final valuations of property, plant and equipment, intangible assets and other assets and obligations. There were no additional material modifications to the preliminary adjustments from December 31, 2002.

The net purchase price of Orion Power was allocated and the fair value adjustments to the seller’s book value were as follows:

	Purchase Price Allocation	Fair Value Adjustments
	(in millions)
Current assets	$636	$(8)
Property, plant and equipment	3,823	519
Goodwill	1,324	1,220
Other intangibles	477	282
Other long-term assets	103	34

Total assets acquired	6,363	2,047

Current liabilities	(1,777)	(51)
Current contractual obligations	(29)	(29)
Long-term contractual obligations	(86)	(86)
Long-term debt	(1,006)	(45)
Other long-term liabilities	(501)	(396)

Total liabilities assumed	(3,399)	(607)

Net assets acquired	$2,964	$1,440

Adjustments to property, plant and equipment and other intangibles, excluding contractual rights, are based primarily on valuation reports prepared by independent appraisers and consultants.

The following factors contributed to the recognized goodwill of $1.3 billion: commercialization value attributable to our trading capabilities, commercialization and synergy value associated with fuel procurement in conjunction with existing generating plants in the region, entry into the New York power market, general and administrative cost synergies with existing PJM Interconnection, LLC (PJM) power market generating assets, and risk diversification value due to increased scale, fuel supply mix and the nature of the acquired assets. Of the resulting goodwill, only $105 million is deductible for United States income tax purposes. The $1.3 billion of goodwill was assigned to the wholesale energy segment. See note 6 for discussion of our subsequent goodwill impairment in 2003 related to our wholesale energy reporting unit.

The components of other intangible assets and the related weighted average amortization period for the Orion Power acquisition consist of the following:

	Purchase Price Allocation	Weighted Average Amortization Period (Years)
	(in millions)
Air emission regulatory allowances	$314	38
Contractual rights	106	8
Federal Energy Regulatory Commission (FERC) licenses	57	38

Total	$477

There was no allocation of purchase price to any intangible assets that are not subject to amortization. See note 6 for further discussion of goodwill and intangible assets.

Our results of operations include the results of Orion Power for the period beginning February 19, 2002. The following table presents selected financial information and unaudited pro forma information for 2001 and 2002, as if the acquisition had occurred on January 1, 2001 and 2002, as applicable:

	Year Ended December 31,
	2001		2002
	As Reported	Pro forma	As Reported	Pro forma
	(in millions, except per share amounts)
Revenues	$5,739	$6,895	$10,722	$10,829
Income from continuing operations	461	505	120	56
Income (loss) before cumulative effect of accounting changes	560	604	(326)	(390)
Net income (loss)	563	607	(560)	(624)

Basic earnings per share from continuing operations	$1.66	$1.82	$0.41	$0.19
Basic earnings (loss) per share before cumulative effect of accounting changes	2.02	2.18	(1.12)	(1.34)
Basic earnings (loss) per share	2.03	2.19	(1.93)	(2.15)

Diluted earnings per share from continuing operations	$1.66	$1.82	$0.41	$0.19
Diluted earnings (loss) per share before cumulative effect of accounting changes	2.02	2.18	(1.12)	(1.34)
Diluted earnings (loss) per share	2.03	2.19	(1.92)	(2.14)

These unaudited pro forma results, based on assumptions we deem appropriate, have been prepared for informational purposes only and are not necessarily indicative of the amounts that would have resulted if the acquisition of Orion Power had occurred on January 1, 2001 and 2002, as applicable. Purchase-related adjustments to the results of operations include the effects on revenues, fuel expense, depreciation and amortization, interest expense, interest income and income taxes. Adjustments that affected revenues and fuel expense were a result of the amortization of contractual rights and obligations relating to the applicable power and fuel contracts that were in existence at January 1, 2002, as applicable. Such amortization included in the pro forma results above was based on the fair value of the contractual rights and obligations at February 19, 2002. The amounts applicable to 2002 were retroactively applied to January 1, 2002 through February 19, 2002 to arrive at the pro forma effect on those periods. The unaudited pro forma condensed interim financial information presented above reflects the acquisition of Orion Power in accordance with SFAS No. 141, “Business Combinations” and SFAS No. 142.

(6) Goodwill and Intangibles

In July 2001, the FASB issued SFAS No. 142, which states that goodwill and certain intangibles with indefinite lives will not be amortized into results of operations, but instead will be reviewed periodically for impairment and charged to results of operations in periods in which the recorded value of goodwill and certain intangibles with indefinite lives exceeds their fair values. We adopted the provisions of the statement effective January 1, 2002, and discontinued amortizing goodwill into our results of operations. A reconciliation of 2001 reported net income and per share amounts adjusted for the exclusion of goodwill amortization with a comparison to 2002 and 2003 follows:

	Year Ended December 31,
	2001	2002	2003
	(in millions, except per share amounts)
Reported net income (loss)	$563	$(560)	$(1,342)
Add: Goodwill amortization for continuing operations, net of tax	25	—	—
Add: Goodwill amortization for discontinued operations, net of tax	26	—	—
Less: Goodwill impairment relating to exiting communications business (1)	(19)	—	—

Adjusted net income (loss)	$595	$(560)	$(1,342)

Basic earnings (loss) per share:
Reported net income (loss)	$2.03	$(1.93)	$(4.57)
Add: Goodwill amortization for continuing operations, net of tax	0.09	—	—
Add: Goodwill amortization for discontinued operations, net of tax	0.09	—	—
Less: Goodwill impairment relating to exiting communications business (1)	(0.07)	—	—

Adjusted basic earnings (loss) per share	$2.14	$(1.93)	$(4.57)

Diluted earnings (loss) per share:
Reported net income (loss)	$2.03	$(1.92)	$(4.57)
Add: Goodwill amortization for continuing operations, net of tax	0.09	—	—
Add: Goodwill amortization for discontinued operations, net of tax	0.09	—	—
Less: Goodwill impairment relating to exiting communications business (1)	(0.07)	—	—

Adjusted diluted earnings (loss) per share	$2.14	$(1.92)	$(4.57)

(1)	This impairment of $19 million, net of tax, is included in the annual goodwill amortization amount, net of tax, of $25 million for continuing operations.

Intangibles. Other intangible assets consist of the following:

	Weighted Average Amortization Period (Years)	December 31,
		2002		2003
		Carrying Amount	Accumulated Amortization	Carrying Amount	Accumulated Amortization
		(in millions)
Air emission regulatory allowances	36	$585	$(120)	$651	$(168)
Contractual rights	11	70	(14)	69	(31)
Power generation site permits	35	77	(6)	75	(6)
Water rights	35	68	(6)	68	(8)
Other	5	5	(3)	3	(2)

Total		$805	$(149)	$866	$(215)

We recognize specifically identifiable intangibles, including air emissions regulatory allowances, contractual rights, power generation site permits and water rights, when specific rights and contracts are acquired. We have no intangible assets with indefinite lives recorded as of December 31, 2002 and 2003. We amortize air emissions regulatory allowances primarily on a units-of-production basis as utilized. We amortize other acquired intangibles, excluding contractual rights, on a straight-line basis over the lesser of their contractual or estimated useful lives. All intangibles, excluding goodwill, are subject to amortization.

Estimated amortization expense, excluding contractual rights and obligations (see below), for the next five years is as follows (in millions):

2004	$54
2005	28
2006	23
2007	21
2008	19

Total	$145

In connection with the acquisition of Orion Power, we recorded the fair value of certain fuel and power contracts acquired. We estimated the fair value of the contracts using forward pricing curves as of the acquisition date over the life of each contract. Those contracts with positive fair values at the date of acquisition (contractual rights) were recorded to intangible assets and those contracts with negative fair values at the date of acquisition (contractual obligations) were recorded to other long-term liabilities in the consolidated balance sheet.

Contractual rights and contractual obligations are amortized to fuel expense and revenues, as applicable, based on the estimated realization of the fair value established on the acquisition date over the contractual lives. There may be times during the life of the contract when accumulated amortization exceeds the carrying value of the recorded assets or liabilities due to the timing of realizing the fair value established on the acquisition date.

We amortized $13 million and $29 million of contractual rights and contractual obligations, respectively, for a net amount of $16 million, during 2002. We amortized $18 million and $33 million of contractual rights and contractual obligations, respectively, for a net amount of $15 million, during 2003. Estimated amortization of contractual rights and contractual obligations, excluding Liberty’s terminated tolling agreement (see notes 9(a) and 15(c)), for the next five years is as follows:

	Contractual Rights	Contractual Obligations	Net Increase in Income
	(in millions)
2004	$5	$(30)	$25
2005	—	(9)	9
2006	—	(3)	3
2007	—	(1)	1
2008	—	(1)	1

Total	$5	$(44)	$39

Goodwill. The following tables show the composition of goodwill by reportable segment as of December 31, 2002 and 2003 and changes in the carrying amount of goodwill for 2002 and 2003 by reportable segment:

	Retail Energy	Wholesale	Total
	(in millions)
As of January 1, 2002	$32	$184	$216
Goodwill acquired during the period	—	1,324	1,324
Other	—	1	1

As of December 31, 2002	32	1,509	1,541
Impairment (1)	—	(985)	(985)
Transfer to discontinued operations (2)	—	(63)	(63)
Other (3)	21	(31)	(10)

As of December 31, 2003	$53	$430	$483

(1)	See below for discussion.
(2)	On July 9, 2003, we entered into a definitive agreement to sell our 588-megawatt Desert Basin plant (see note 23). The sale closed in October 2003. This anticipated sale of our Desert Basin plant operations required us, in accordance with SFAS No. 142, to allocate a portion of the goodwill in the wholesale energy reporting unit to the Desert Basin plant operations on a relative fair value basis as of July 2003 in order to compute the gain or loss on disposal. We did not allocate any goodwill to our Desert Basin plant operations, which are classified as discontinued operations, prior to July 2003.
(3)	Effective January 1, 2003, as we began reporting our ERCOT generation facilities in our retail energy segment rather than our wholesale energy segment, we transferred $25 million of goodwill to our retail energy segment. Effective December 31, 2003, we began reporting these facilities in our wholesale energy segment and transferred $4 million of goodwill back to our wholesale energy segment for a net transfer to our retail energy segment of $21 million. See note 21.

As of December 31, 2002 and 2003, we had $144 million and $131 million, respectively, of net goodwill recorded in our consolidated balance sheets that is deductible for United States income tax purposes for future periods.

SFAS No. 142 requires goodwill to be tested at least annually and more frequently in certain circumstances. The date of our annual impairment test was November 1 for 2002 and 2003. A goodwill impairment test is performed in two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the fair value of the applicable reporting unit to its carrying value, including goodwill. If the carrying value exceeds the fair value, a second step is performed, which compares the implied fair value of the applicable reporting unit’s goodwill with the carrying amount of that goodwill, to measure the amount of the goodwill impairment, if any.

Goodwill Impairment Transition Test. During the third quarter of 2002, we completed the transitional goodwill impairment test required by SFAS No. 142, including the review of goodwill for impairment as of January 1, 2002. Based on our transitional impairment test, we recorded an impairment of our European energy segment’s goodwill of $234 million, net of tax. This impairment loss was recorded retroactively as a cumulative effect of a change in accounting principle in the first quarter of 2002. Based on the first step of this goodwill impairment test, no goodwill was impaired for our other reporting units.

The circumstances leading to the goodwill impairment of our European energy operations included a significant decline in electric margins attributable to the deregulation of the European electricity market in 2001, lack of growth in the wholesale energy trading markets in Northwest Europe, continued regulation of certain European fuel markets and the reduction of proprietary trading in our European operations. Our measurement of the fair value of the European energy operations was based on a weighted average approach considering both an income approach, using future discounted cash flows, and a market approach, using acquisition multiples, including price per MW, based on publicly available data for recently completed European transactions.

2002 Annual Goodwill Impairment Test. We performed our annual impairment test in 2002 effective November 1, 2002. In estimating the fair value of our European energy segment for the annual impairment test, we considered the sales price in the agreement that we signed in February 2003 to sell our European energy operations (see note 22). We concluded that the sales price reflected the best estimate of fair value of our European energy segment as of November 1, 2002, to use in such impairment test. Our annual impairment test determined that the full amount of our European energy segment’s net goodwill of $482 million was impaired and such impairment was recorded in the fourth quarter of 2002. For additional information regarding this transaction and its impacts, see note 22. Our 2002 annual impairment test identified no other impairments of goodwill for our other reporting units.

July 2003 Goodwill Impairment Test Related to our Wholesale Energy Segment. On July 9, 2003, we entered into a definitive agreement to sell our 588-megawatt Desert Basin plant. The sale closed in October 2003. See note 23 for further discussion of this sale. This sale of our Desert Basin plant required us to allocate a portion of the goodwill in the wholesale energy reporting unit to the Desert Basin plant operations on a relative fair value basis as of July 2003 in order to compute the gain or loss on disposal. We were also required to test the recoverability of goodwill in our remaining wholesale energy reporting unit as of July 2003.

As a result of the July 2003 test, we recognized an impairment of $985 million (pre-tax and after-tax) in the third quarter of 2003. This impairment was due to a decrease in the estimated fair value of our wholesale energy reporting unit. This change in fair value was primarily due to: reduced projected commercialization opportunities related to our power generation assets; the elimination of proprietary trading; lower projected regulatory capacity values due to the lack of development of appropriate market structures and a lower outlook for revenues from existing regulatory capacity markets; reduced long-term margins from our existing portfolio as a result of lowering our estimates of the margins required to induce new capacity to enter the markets; expectations for the retirement and/or mothballing of some of our facilities; lower market and comparable public company values data; and the level of working capital; partially offset by reductions in our projected commercial, operational and support groups costs and lower projected operations and maintenance expense.

2003 Annual Goodwill Impairment Tests. We performed our annual goodwill impairment tests for our wholesale energy and retail energy reporting units effective November 1, 2003 and determined that no additional impairments of goodwill had occurred since July 2003.

Estimation of our Wholesale Energy Segment Fair Value. We estimate the fair value of our wholesale energy segment based on a number of subjective factors, including: (a) appropriate weighting of valuation approaches (income approach, market approach and comparable public company approach), (b) projections about future power generation margins, (c) estimates of our future cost structure, (d) discount rates for our estimated cash flows, (e) selection of peer group companies for the public company approach, (f) required level of working capital, (g) assumed terminal value and (h) time horizon of cash flow forecasts.

The income approach used in our analyses is a discounted cash flow analysis based on our internal forecasts and contains numerous assumptions made by management and the independent appraiser, any of which if changed could significantly affect the outcome of the analyses. We believe the income approach is the most subjective of the approaches.

Management has determined the fair value of our wholesale energy reporting unit with the assistance of an independent appraiser. In determining the fair value of our wholesale energy segment in 2003, we made the following key assumptions: (a) the markets in which we operate will continue to be deregulated; (b) demand for electricity will grow, which will result in lower reserve margins; (c) there will be a recovery in electricity margins over time to a level sufficient such that companies building new generation facilities can earn a reasonable rate of return on their investment and (d) the economics of future construction of new generation facilities will likely be driven by regulated utilities. As part of our process, we modeled all of our power generation facilities and those of others in the regions in which we operate. The following table summarizes certain of these significant assumptions:

	January 2002	November 2002	July 2003	November 2003
Number of years used in internal cash flow analysis (1)	5	15	15	15
EBITDA multiple for terminal values (2)	6.0	7.0 to 7.5	7.5	7.5
Risk-adjusted discount rate for our estimated cash flows	9.0%	9.0%	9.0%	9.0%
Average anticipated growth rate for demand in power (3)	2.0%	2.0%	2.0%	2.0%
After-tax return on investment for new investment (4)	9.0%	9.0%	7.5%	7.5%

(1)	The number of years used in the internal cash flow analysis changed from 5 years in the January 2002 test to 15 years due to the fact that five years in the forecast did not capture the full impact of the cyclical nature of our wholesale energy operations. Additional periods were included in the forecasts to derive an appropriate forecast period, which was used to determine the estimated terminal value. As of January 2002, based on current market conditions in the wholesale energy industry, management did not believe additional periods beyond five years in the forecast were required.
(2)	The EBITDA multiple for terminal values changed from 6.0 in the January 2002 test to 7.0 to 7.5 in the November 2002 test and from 7.0 to 7.5 in the November 2002 test to 7.5 in the 2003 tests due to the independent appraiser’s updated analysis of the public guideline companies that indicated higher multiples were appropriate to calculate the terminal values at the applicable dates.
(3)	Depending on the region, the specific rate is projected to be somewhat higher or lower.
(4)	Based on our assumption in 2003 that regulated utilities will be the primary drivers underlying the construction of new generation facilities, we have assumed that the after-tax return on investment will yield a return representative of a regulated utility’s cost of capital (7.5%) rather than that of an independent power producer (9.0%). Based on changes in assumed market conditions, including regulatory rules, we have changed the projected time horizon for substantially achieving the after-tax return on investment to 2008 – 2012 (depending on region). Formerly, we had assumed that the time horizon for substantially achieving this rate of return was 2006 – 2010.

Potential Future Impairments of Goodwill. Because we recognized a goodwill impairment in 2003, in the near future, if our wholesale energy market outlook changes negatively, we could have additional impairments of goodwill that would need to be recognized. In addition, our ongoing evaluation of our wholesale energy business could result in decisions to mothball, retire or dispose of additional generation assets, any of which could result in additional impairment charges related to goodwill, impact our fixed assets’ depreciable lives or result in fixed asset impairment charges.

(7)	Derivative Instruments, Including Energy Trading Activities

We are exposed to various market risks. These risks arise from the ownership of our assets and operation of our business. We routinely utilize derivative instruments such as futures, physical forward contracts, swaps and options to mitigate the impact of changes in electricity, natural gas and fuel prices on our operating results and cash flows. We utilize interest rate swaps and options to mitigate the impact of changes in interest rates and other financial instruments to manage various other market risks.

We have a risk control framework designed to monitor, measure and define appropriate transactions to hedge and manage the risk in our existing portfolio of assets and contracts and to authorize new transactions. These risks fall into three different categories: market risk, credit risk and operational risk. We believe that we have effective procedures for evaluating and managing these risks to which we are exposed. Key risk control activities include definition of appropriate transactions for hedging, credit review and approval, credit and performance risk measurement and monitoring, validation of transactions, portfolio valuation and daily portfolio reporting including mark-to-market valuation, value-at-risk and other risk measurement metrics. We seek to monitor and control our risk exposures through a variety of separate but complementary processes and committees, which involve business unit management, senior management and our board of directors.

The primary types of derivatives we use are described below:

•	Futures contracts are exchange-traded standardized commitments to purchase or sell an energy commodity or financial instrument, or to make a cash settlement, at a specific price and future date.

•	Physical forward contracts are commitments to purchase or sell energy commodities in the future.

•	Swap agreements require payments to or from counterparties based upon the differential between a fixed price and variable index price (fixed price swap) or two variable index prices (variable price swap) for a predetermined contractual notional amount. The respective index may be an exchange quotation or an industry pricing publication.

•	Option contracts convey the right to buy or sell an energy commodity or a financial instrument at a predetermined price or settlement of the differential between a fixed price and a variable index price or two variable index prices.

Trading and derivative assets and liabilities at December 31, 2002 and 2003 include amounts for non-trading and trading activities, as follows:

	Assets		Liabilities		Net Assets (Liabilities)
	Current	Long- term	Current	Long-term
	(in millions)
December 31, 2002:
Non-trading activities:
Cash flow hedges – offset to accumulated other comprehensive income (loss):
Commodity	$1,260	$370	$(1,191)	$(393)	$46
Interest	—	—	(18)	(20)	(38)

Total	1,260	370	(1,209)	(413)	8
Derivatives marked to market through earnings	24	28	(45)	(34)	(27)

Total	1,284	398	(1,254)	(447)	(19)

Trading activities	3,866	880	(3,736)	(811)	199

Set-off adjustments	(4,484)	(1,014)	4,484	1,014	—

Total trading and derivative assets and liabilities	$666	$264	$(506)	$(244)	$180

December 31, 2003:
Non-trading activities:
Cash flow hedges – offset to accumulated other comprehensive income (loss):
Commodity	$828	$284	$(668)	$(304)	$140
Interest	—	3	(17)	(14)	(28)

Total	828	287	(685)	(318)	112
Derivatives marked to market through earnings	404	58	(384)	(54)	24

Total	1,232	345	(1,069)	(372)	136

Trading activities	1,094	529	(1,113)	(511)	(1)

Set-off adjustments	(1,833)	(674)	1,833	674	—

Total trading and derivative assets and liabilities	$493	$200	$(349)	$(209)	$135

(a) Non-Trading Derivative Activities.

To reduce the risk from market fluctuations in our results of operations and the resulting cash flows, we may enter into energy derivatives in order to hedge some expected purchases of electric power, natural gas and other commodities and sales of electric power (non-trading energy derivatives). The non-trading energy derivative portfolios are managed to complement our asset portfolio, reducing overall risks.

The fair values of our non-trading derivative activities as of December 31, 2002 and 2003, are determined by (a) prices actively quoted, (b) prices provided by other external sources or (c) prices based on models and other valuation methods.

Below is the pre-tax income (loss) of our non-trading derivative instruments, including non-trading energy derivatives and interest rate derivatives, both from cash flow hedge ineffectiveness and from non-trading derivative mark-to-market income and losses, for 2001, 2002 and 2003:

	Year Ended December 31,
	2001	2002	2003
	(in millions)
Hedge ineffectiveness (1)	$28	$(17)	$(20)
Non-trading derivatives mark-to-market income (loss) (2)	(2)	(11)	(19)

Total	$26	$(28)	$(39)

(1)	For 2001, 2002 and 2003, no component of the derivative instruments’ gain or loss was excluded from the assessment of effectiveness.
(2)	Includes $0, $16 million and $0 for 2001, 2002 and 2003, respectively, of losses recognized in our results of operations as a result of the discontinuance of cash flow hedges because it was probable that the forecasted transaction would not occur.

Below is a reconciliation of our net derivative assets (liabilities) to accumulated other comprehensive loss, net of tax, as of December 31, 2002 and 2003:

	As of December 31,
	2002	2003
	(in millions)
Net non-trading derivative assets (liabilities)	$(19)	$136
Non-trading commodity derivatives not designated as cash flow hedges	10	3
Non-trading interest rate caps not designated as cash flow hedges	—	(20)
Recognized cash flow hedge ineffectiveness	(27)	(8)
Cash flow hedges terminated prior to maturity	(8)	(11)
Terminated interest rate swaps	(38)	(38)
Deferred tax assets attributable to accumulated other comprehensive loss on cash flow hedges	11	15
Net assets transferred to non-trading derivatives due to implementation of EITF No. 02-03	—	(27)
Deferred options premium	22	(78)
Accumulated other comprehensive income (loss) from equity investments	—	(2)

Accumulated other comprehensive loss from derivative instruments, net of tax (1)(2)	$(49)	$(30)

(1)	Represents deferred derivative losses of our total accumulated other comprehensive loss.
(2)	As of December 31, 2003, we expect $1 million of accumulated other comprehensive gain to be reclassified into our results of operations during 2004.

As of December 31, 2002 and 2003, the maximum length of time we are hedging our exposure to the variability in future cash flows for forecasted transactions, excluding the payment of variable interest on existing financial instruments, is ten years and nine years, respectively. As of December 31, 2002 and 2003, the maximum length of time we are hedging our exposure to the payment of variable interest rates is seven and six years, respectively.

For a discussion of our interest rate derivative instruments, see note 9(c).

Other Non-trading Derivative Activities. During 2001, we entered into two structured transactions, involving a series of forward contracts to buy and sell an energy commodity in 2001 and to buy and sell an energy commodity in 2002. The change in fair value of these derivative assets and liabilities was recorded in the statement of consolidated operations for each reporting period. During 2001 and 2002, $117 million of net non-trading derivative liabilities and $121 million of net non-trading derivative assets, respectively, were settled related to these transactions, which were recorded in cash flows from operations; $1 million and $3 million, respectively, of pre-tax unrealized gains were recognized.

(b) Energy Trading Activities.

As discussed in note 2(d), in March 2003, we discontinued our proprietary business. Trading positions taken prior to our decision to exit this business are managed solely for purposes of closing them on economical terms.

Historically, our trading activities included (a) transactions establishing open positions in the energy markets, primarily on a short-term basis and (b) energy price risk management services to customers primarily related to natural gas, electric power and other energy-related commodities. Our electricity sales to large commercial, industrial and institutional customers under contracts executed before October 25, 2002 were accounted for under the mark-to-market method of accounting upon contract execution (see note 2(d)).

The fair values of our trading activities as of December 31, 2002 and 2003, are determined by (a) prices actively quoted, (b) prices provided by other external sources or (c) prices based on models and other valuation methods.

During 2001, 2002 and 2003, we recognized a loss of $23 million, income of $31 million and income of $11 million, respectively, for changes in the fair values of trading assets/liabilities due to changes in valuation techniques and assumptions.

As of December 31, 2003, the weighted average term of the trading portfolio, based on fair values, is approximately 16 months. The maximum term of any contract in the trading portfolio is 13 years. These maximum and average terms are not indicative of likely future cash flows, as these positions may be changed by new transactions in the trading portfolio at any time in response to changing risk management portfolio strategies. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments.

(c) Credit Risk.

Credit risk is inherent in our commercial activities and relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. We have broad credit policies and parameters. We seek to enter into contracts that permit us to net receivables and payables with a given counterparty. We also enter into contracts that enable us to obtain collateral from a counterparty as well as to terminate upon the occurrence of certain events of default. The credit risk control organization establishes counterparty credit limits. We employ tiered levels of approval authority for counterparty credit limits, with authority increasing from the credit risk control organization through senior management. Credit risk exposure is monitored daily and the financial condition of our counterparties is reviewed periodically.

If any of our counterparties failed to perform, we might be forced to acquire alternative hedging arrangements or be required to replace the underlying commitment at then-current market prices. In this event, we might incur additional losses in addition to amounts owed to us by the counterparty. For information regarding the provision related to energy sales in California, see note 15(b). For information regarding the net provision recorded in 2001 related to energy sales to Enron, see note 15(a).

As of December 31, 2002 and 2003, one non-investment grade counterparty represented 14% and 18% of our total credit exposure, net of collateral. The dollar amounts of our credit exposure to this one counterparty were $86 million and $113 million as of December 31, 2002 and 2003, respectively. There were no other counterparties representing greater than 10% of our total credit exposure, net of collateral.

(8) Equity Investments

We own a 50% interest in a 470 MW electric generation plant in Boulder City, Nevada. We also own a 50% interest in a 108 MW cogeneration plant in Orange, Texas. These equity investments are included in our wholesale energy segment.

Our equity investments are as follows:

	December 31,
	2002	2003
	(in millions)
Nevada generation plant	$73	$66
Texas cogeneration plant	30	29

Equity investments	$103	$95

Our income (loss) from equity investments is as follows:

	Year Ended December 31,
	2001	2002	2003
	(in millions)
Nevada generation plant	$5	$16	$(5)
Texas cogeneration plant	2	2	3

Income (loss) of equity investments	$7	$18	$(2)

During 2001, 2002 and 2003, the net distributions were $27 million, $3 million and $4 million, respectively, from these investments.

As of December 31, 2002 and 2003, the companies in which we have an equity investment carry debt, of $145 million and $134 million, respectively ($73 million and $67 million, respectively, based on our proportionate ownership interests of the investments). This debt is non-recourse to Reliant Energy and all of its consolidated subsidiaries.

(9) Credit Facilities, Bonds, Notes and Other Debt

The following table presents our debt outstanding to third parties as of December 31, 2002 and 2003:

	December 31,
	2002					2003
	Weighted Average Stated Interest Rate (1)	Long-term		Current (2)		Weighted Average Stated Interest Rate (1)	Long-term	Current (2)
	(in millions, except interest rates)
Banking or Credit Facilities, Bonds and Notes

Other Operations Segment:
Senior secured term loans	—	$—		$—		5.27%	$1,785	$—
Senior secured revolver	—	—		—		5.58	183	—
Senior secured notes – 2010	—	—		—		9.25	550	—
Senior secured notes – 2013	—	—		—		9.50	550	—
Convertible senior subordinated notes	—	—		—		5.00	275	—
Orion acquisition term loan	3.68%	2,908	(3)	—	(3)	—	—	—
364-day revolver/term loan	3.20	800	(3)	—	(3)	—	—	—
Three-year revolver	3.13	208	(3)	350	(3)	—	—	—
Wholesale Energy Segment:
Orion Power Holdings and Subsidiaries:
Orion Power Holdings senior notes	12.00	400		—		12.00	400	—
Orion MidWest term loan	3.96	425		80		3.93	312	91
Orion MidWest revolving working capital facility	3.92	—		51		—	—	—
Liberty credit agreement:
Floating rate debt	3.02	—		103	(4)	2.40	—	97	(4)
Fixed rate debt	9.02	—		165	(4)	9.02	—	165	(4)
PEDFA bonds for Seward plant	—	—		—		1.27	400	—
REMA term loans	—	—		—		4.19	28	14
Reliant Energy Channelview, L.P.:
Term loans and revolving working capital facility:
Floating rate debt	2.81	290		9		2.54	283	7
Fixed rate debt	9.55	75		—		9.55	75	—

Total facilities, bonds and notes (5)		5,106		758			4,841	374

Other
Adjustment to fair value of debt (6)	—	66		8		—	58	8
Adjustment to fair value of interest rate swaps (6)	—	17		14		—	20	8
Adjustment to fair value of debt due to warrants	—	—		—		—	(6)	(2)
Other – retail energy segment	5.41	4		6		5.41	1	3

Total other debt		87		28			73	17

Total debt		$5,193		$786			$4,914	$391

(1)	The weighted average stated interest rates are for borrowings outstanding as of December 31, 2002 or 2003, as applicable.
(2)	Includes amounts due within one year of the date noted, as well as loans outstanding under revolving and working capital facilities classified as current liabilities.
(3)	See below for a discussion of the facilities refinanced in March 2003. As a result of the refinancing, $3.9 billion has been classified as long-term as of December 31, 2002.
(4)	The entire balance outstanding under this credit agreement has been classified as current as of December 31, 2002 and 2003. Included in the outstanding amount as of December 31, 2003, is $2 million and $2 million of scheduled principal payments, which were due in October 2003 and January 2004, respectively, for which no payment has been made. As interest payments due in October 2003 and January 2004 were deferred, additional interest will be charged on the past due interest amounts. Of the amount shown as current under the Liberty credit agreement, $11 million matures within 12 months of December 31, 2003. See below and note 15(c) for further discussion.
(5)	As of December 31, 2002 and 2003, we have classified the following debt amounts as discontinued operations (each respectively): (a) Orion Power New York, L.P. (Orion New York) credit facility – $351 million and $ 333 million and (b) Orion Power MidWest, L.P. (Orion MidWest) credit facility – $464 million and $482 million. See note 24.
(6)	Debt and interest rate swaps acquired in the Orion Power acquisition were adjusted to fair market value as of the acquisition date. Included in the adjustment to fair value of debt is $74 million and $66 million related to the Orion Power Holdings senior notes as of December 31, 2002 and 2003, respectively. Included in the adjustment to fair value of interest rate swaps is $31 million and $28 million related to the Orion MidWest credit facility as of December 31, 2002 and 2003. Included in interest expense is amortization of $5 million and $8 million for valuation adjustments for debt and $15 million and $12 million for valuation adjustments for interest rate swaps, respectively, for 2002 and 2003, respectively. These valuation adjustments are being amortized over the respective remaining terms of the related financial instruments.

Restricted Net Assets of Subsidiaries. Certain of Reliant Energy’s subsidiaries have effective restrictions on their ability to pay dividends or make intercompany loans and advances pursuant to their financing arrangements. The amount of restricted net assets of Reliant Energy’s subsidiaries as of December 31, 2003 is approximately $2.8 billion. Such restrictions are on the net assets of Orion Power Capital, LLC (Orion Capital), Liberty and Channelview. Orion MidWest and Orion NY are subsidiaries of Orion Capital.

Maturities. As of December 31, 2003, maturities of all facilities and other debt were as follows (in millions):

2004	$126	(1)
2005	345	(1)
2006	38	(1)
2007	1,994	(1)
2008	28	(1)
2009 and thereafter	2,688	(1)

Subtotal	5,219
Other items included in debt	86

Total debt	$5,305

(1)	Included in the amounts for years 2004, 2005, 2006, 2007, 2008 and 2009 and thereafter are $11 million, $9 million, $10 million, $10 million, $11 million and $211 million, respectively, related to our Liberty credit agreement and which have all been classified as current liabilities in our consolidated balance sheet as of December 31, 2003. See below and note 15(c) for further discussion.

Debt Covenant Compliance. We were in compliance with all of our debt covenants as of December 31, 2003, other than under the Liberty credit agreement. See below for further discussion.

(a) Banking or Credit Facilities, Bonds and Notes.

The following table provides a summary of the amounts owed and amounts available as of December 31, 2003 under our various committed credit facilities, bonds and notes:

	Total Committed Credit	Drawn Amount	Letters of Credit		Unused Amount		Commitments Expiring By December 31, 2004	Principal Amortization and Commitment Expiration Date
	(in millions)
Other Operations Segment:
Senior secured term loans	$1,785	$1,785	$—		$—		$—	March 2007
Senior secured revolver	2,100	183	869	(1)	1,048		—	March 2007
Senior secured notes – 2010	550	550	—		—		—	July 2010
Senior secured notes – 2013	550	550	—		—		—	July 2013
Convertible senior subordinated notes	275	275	—		—		—	August 2010
Wholesale Energy Segment:
Orion Power Holdings and Subsidiaries:
Orion Power Holdings senior notes	400	400	—		—		—	May 2010
Orion MidWest term loan	403	403	—		—		91	March 2004 –October 2005
Orion MidWest revolving working capital facility	75	—	16		59		—	October 2005
Liberty credit agreement	284	262	17	(2)	5	(3)	11	January 2004 – April 2026
PEDFA bonds for Seward plant	400	400	—		—		—	December 2036
REMA term loans	42	42	—		—		14	January 2004 – July 2006
Reliant Energy Channelview LP:
Term loans and revolving working capital facility	379	365	—		14		7	January 2004 – July 2024

Total	$7,243	$5,215	$902		$1,126		$123

(1)	Included in this amount is $407 million of letters of credit outstanding that support the $400 million of PEDFA bonds related to the Seward plant.
(2)	With consent of the lenders, we have chosen to defer the principal and interest payments due October 2003 rather than draw on the $17 million letter of credit posted as debt service reserve. See below and note 15(c) for further discussion.
(3)	As discussed below and in note 15(c), this amount is currently not available to Liberty.

As of December 31, 2003, committed credit facilities and notes aggregating $717 million were unsecured.

Senior Secured Term Loans and Senior Secured Revolver. During March 2003, we refinanced our (a) $1.6 billion senior revolving credit facilities, (b) $2.9 billion 364-day Orion acquisition term loan, and (c) $1.425 billion construction agency financing commitment (see note 14(b)). The syndicated bank refinancing combined the existing credit facilities into a $2.1 billion senior secured revolving credit facility, a $921 million senior secured term loan and a $2.91 billion senior secured term loan. The loans under the refinanced credit facilities bear interest at the London inter-bank offered rate (LIBOR) plus 4.0% or a base rate plus 3.0%.

In connection with our March 2003 refinancing, we entered into a $300 million senior priority facility. Borrowings under this facility were limited to secure or prepay ongoing commercial and hedging obligations.

The senior secured facilities originally totaling $5.93 billion are secured with a lien on all of our contractually and legally available assets. With the exception of subsidiaries prohibited by the terms of their financing documents from doing so, our subsidiaries guarantee the refinanced credit facilities.

In connection with our March 2003 refinancing, we issued 20,373,326 warrants, of which 12,537,432 warrants have subsequently been canceled, to acquire shares of our common stock. The remaining 7,835,894 warrants, which have an exercise price of $5.09 per share, vested in March 2003 and are exercisable until August 2008. See (b) below for further discussion.

Our March 2003 credit facilities include restrictions on our ability to take specific actions, subject to numerous exceptions that are designed to allow for the execution of our business plans in the ordinary course. Such restrictions include our ability to (a) encumber our assets, (b) enter into business combinations or divest our assets, (c) incur additional debt or engage in sale and leaseback transactions, (d) pay dividends or prepay certain other debt, (e) make investments or acquisitions or engage in development activities, (f) enter into transactions with affiliates, (g) make capital expenditures, (h) materially change our business, (i) amend our debt and other material agreements, (j) repurchase our capital stock, (k) allow limitations on distributions from our subsidiaries and (l) engage in certain types of trading activities. We must use the proceeds of any loans under the senior secured revolving credit facility solely for working capital and other general corporate purposes and we are not permitted to use the proceeds from loans under any of these facilities to acquire Texas Genco or ERCOT assets. Financial covenants include maintaining a debt to earnings before interest, taxes, depreciation, amortization and rent (EBITDAR) ratio of a certain minimum amount and an EBITDAR to interest ratio of a certain minimum amount. We must be in compliance with each of the covenants before we can borrow or issue letters of credit under the revolving credit facility. The covenants are not anticipated to materially restrict our ability to borrow funds or obtain letters of credit. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the revolving credit commitment being canceled and/or our being required to repay these borrowings before their scheduled due dates. We must also prepay the refinanced facilities with net proceeds from certain asset sales and issuances of certain debt and equity securities and, beginning in 2005, with certain cash flows in excess of a threshold amount.

In connection with our July 2003 issuance of senior secured notes, described below, we entered into an amendment to our March 2003 credit facilities to, among other things, permit the sharing of collateral with those notes and certain future indebtedness and increase our flexibility to purchase CenterPoint’s interest in Texas Genco. The amendment allows us to negotiate a purchase of CenterPoint’s interest in the common stock of Texas Genco outside the option and also extends the deadline for agreeing to make the purchase until September 15, 2004. The amendment also revised the collateral mechanics to replace the collateral agent with a collateral trustee for the benefit of the banks and the holders of other secured indebtedness, including the holders of the senior secured notes, revised the mandatory prepayment provisions so that the senior secured notes may share pro rata with the banks any net proceeds from asset sales required to be paid to the banks (other than proceeds from the sale of our Desert Basin plant and our European energy operations) and separated the Orion Power Holdings limited guarantee from the credit agreement so it can ratably guarantee the bank debt and the senior secured notes.

We finalized a second amendment to our March 2003 credit facilities in December 2003. In connection with this amendment, we used $917 million that had accumulated in an escrow account, including the net proceeds from (a) primarily the sales of our Desert Basin plant and our European energy operations and the related interest income ($651 million) and (b) our convertible senior subordinated notes ($266 million), to prepay debt under the credit facilities. The December 2003 amendment continues to allow us, by specified dates, to purchase the stock of Texas Genco through a negotiated purchase with CenterPoint and adds the flexibility, with certain limitations, to purchase up to $1.0 billion of individual generating assets from Texas Genco or others to support our Texas retail business, and to raise specified forms of debt to finance such asset acquisitions. In connection with this amendment, we also canceled our $300 million senior priority facility, which was never used. If we later determine that this facility is needed, the December 2003 amendment gives us the flexibility to obtain a new senior priority facility, for the same purposes and with the same priority or equal priority with the lenders under our March 2003 credit facilities and our senior secured notes, in an amount up to $300 million.

After the December 2003 amendment, our March 2003 credit facilities permit us to place net cash proceeds from offerings of junior securities in a restricted escrow account for the possible acquisition of the stock of Texas Genco or of individual generating assets from Texas Genco or others to support our Texas retail business. If such cash proceeds are not used for such acquisitions, we may keep up to 50% of the cash proceeds for general corporate purposes and are required to use the remainder to prepay indebtedness under our March 2003 credit facilities.

Senior Secured Notes. On July 1, 2003, we issued $550 million 9.25% senior secured notes and $550 million 9.5% senior secured notes and received net proceeds, after deducting the initial purchasers’ discount and estimated out-of-pocket expenses, of $1.056 billion. We used the net proceeds of the issuance to prepay $1.056 billion of senior secured term loans under our March 2003 credit facilities. Interest is payable semi-annually on January 15 and July 15. With certain limited exceptions, the senior secured notes are secured by the same collateral which secures our March 2003 credit facilities. The collateral is held by a collateral trustee under a collateral trust agreement for the ratable benefit of all holders of the credit agreement debt, senior secured note holders and holders of certain future secured indebtedness. The senior secured notes are also guaranteed by all of our subsidiaries that guarantee our March 2003 credit facilities, except for certain subsidiaries of Orion Power Holdings and certain other subsidiaries. See note 19 for further discussion of the guarantors, the limited guarantor and the non-guarantors. The senior secured notes indentures contain covenants that include, among others, restrictions on (a) the payment of dividends, (b) the incurrence of indebtedness and the issuance of preferred stock, (c) investments, (d) asset sales, (e) liens, (f) transactions with affiliates, (g) our ability to amend the subordination provisions of our convertible senior subordinated notes, (h) engaging in unrelated businesses and (i) sale and leaseback transactions. These covenants are not expected to materially restrict our ability to conduct our business.

Convertible Senior Subordinated Notes. In June and July 2003, we issued $275 million aggregate principal amount of convertible senior subordinated notes and received net proceeds, after deducting the initial purchasers’ discount and estimated out-of-pocket expenses, of $266 million. In connection with the December 2003 amendment to our March 2003 credit facilities, as discussed above, we used these net proceeds to prepay debt under our March 2003 credit facilities. The notes bear interest at 5.00% per annum, payable semi-annually on February 15 and August 15. The notes are convertible into shares of our common stock at a conversion price of approximately $9.54 per share, subject to adjustment in certain circumstances. We may redeem the notes, in whole or in part, at any time on or after August 20, 2008, if the last reported sale price of our common stock is at least 125% of the conversion price then in effect for a specified period of time.

Orion Power Holdings Senior Notes. Orion Power Holdings has outstanding $400 million aggregate principal amount of 12% senior notes. In connection with the Orion Power acquisition, we recorded the senior notes at an estimated fair value of $479 million. The $79 million premium is being amortized to interest expense using the effective interest rate method over the life of the senior notes. The fair value of the senior notes was based on our incremental borrowing rates for similar types of borrowing arrangements as of the acquisition date. The senior notes are senior unsecured obligations of Orion Power Holdings. Orion Power Holdings is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes. The senior notes are not guaranteed by any of Orion Power Holdings’ subsidiaries and are non-recourse to Reliant Energy. The senior notes indenture contains covenants, which bind Orion Power Holdings and certain of its subsidiaries, that include, among others, restrictions on (a) the payment of dividends, (b) the incurrence of indebtedness and the issuance of preferred stock, (c) investments, (d) asset sales, (e) liens, (f) transactions with affiliates, (g) engaging in unrelated businesses and (h) sale and leaseback transactions.

Orion MidWest and Orion NY Credit Agreements. During October 2002, the Orion Power Holdings revolving credit facility was prepaid and terminated, and we refinanced the Orion MidWest and Orion NY credit agreements. In connection with these refinancings, we applied excess cash of $145 million to prepay and terminate the Orion Power Holdings revolving credit facility and to reduce the term loans and revolving working capital facilities at Orion MidWest and Orion NY. As of the refinancing date, the amended and restated Orion MidWest credit agreement included a term loan of approximately $974 million and a $75 million revolving working capital facility. As of the refinancing date, the amended and restated Orion NY credit agreement included a term loan of approximately $353 million and a $30 million revolving working capital facility. As of December 31, 2002 and 2003, Orion MidWest had $969 million and $884 million, respectively, or $505 million and $403 million, respectively, related to continuing operations, of term loans outstanding. As of December 31, 2002 and 2003, Orion NY had $351 million and $334 million, respectively, of term loans outstanding, which have been classified as discontinued operations. The refinancing included an extension of the maturities of the Orion MidWest and Orion NY credit agreements by three years to October 2005. However, in connection with the sale of our hydropower plants in September 2004, we repaid the entire outstanding balance under the Orion NY credit agreement and repaid a portion of the Orion MidWest credit agreement. See note 24 for further discussion.

The loans under the Orion MidWest facility bear interest at LIBOR plus a margin or at a base rate plus a margin. The LIBOR margin is 2.75% as of December 31, 2003 and increases to 3.25% in April 2004 and 3.75% in October 2004. The base rate margin is 1.75% as of December 31, 2003 and increases to 2.25% in April 2004 and 2.75% in October 2004.

The amended and restated Orion MidWest credit agreement is secured by a first lien on substantially all of the assets of Orion MidWest and its subsidiary. Orion NY and its subsidiaries are guarantors of the Orion MidWest obligations under the amended and restated Orion MidWest credit agreement. A substantial portion of the assets of Orion NY and its subsidiaries (excluding certain plants) are pledged, via a second lien, as collateral for this guarantee. Orion MidWest’s obligations under its agreement are non-recourse to Orion Power Holdings and Reliant Energy.

The Orion MidWest credit agreement contains affirmative and negative covenants, including negative pledges, that must be met by each borrower under its respective agreement to borrow funds or obtain letters of credit, and which require Orion MidWest and Orion NY to maintain a combined debt service coverage ratio of 1.5 to 1.0. These covenants are not anticipated to materially restrict either borrower’s ability to borrow funds or obtain letters of credit. The agreements also provide for any available cash at one borrower to be made available to the other borrower to meet shortfalls in the other borrower’s ability to make certain payments, including operating costs. This is effected through distributions of such available cash to Orion Capital, a direct subsidiary of Orion Power Holdings formed in connection with the refinancing. Orion Capital, as indirect owner of each of Orion MidWest and Orion NY, can then contribute such cash to the other borrower. The ability of the borrowers to make dividends, loans or advances to Orion Power Holdings for interest payments or otherwise is restricted. In any event, no distributions may be made after October 28, 2004 until the earlier of maturity or retirement. No distributions are anticipated during the remaining terms of the credit agreements. Any restricted cash which is not dividended, will be applied on a quarterly basis to prepay outstanding loans at Orion MidWest and Orion NY. See note 2(l) for a detail of restricted cash under the Orion MidWest credit agreement.

Liberty Credit Agreement. In July 2000, Liberty Electric Power, LLC (LEP) and Liberty, indirect wholly-owned subsidiaries of Orion Power Holdings, entered into a credit agreement that provided for (a) a construction/term loan in an amount of up to $105 million, (b) an institutional term loan in an amount of up to $165 million, (c) a debt service reserve letter of credit facility of $17 million, (d) a revolving working capital facility for an amount of up to $5 million and (e) an equity bridge loan of up to $41 million. In May 2002, the construction loans were converted to term loans. On the conversion date, Orion Power Holdings made the required cash equity contribution of $30 million into Liberty, which was used to repay a like amount of equity bridge loans advanced by the lenders. A related $41 million letter of credit furnished by Orion Power Holdings as credit support was canceled.

The floating rate loans under the Liberty credit agreement bear interest at LIBOR plus a margin or a base rate plus a margin. For the floating rate term loan, as of December 31, 2003, the LIBOR margin is 1.25% and increases to 1.375% in May 2005 and 1.625% in May 2008. As of December 31, 2003, the base rate margin is 0.25% and increases to 0.375% in May 2005 and 0.625% in May 2008. For the revolving working capital facility, as of December 31, 2003, the LIBOR margin is 1.25% and increases to 1.375% in May 2005. As of December 31, 2003, the base rate margin is 0.25% and increases to 0.375% in May 2005.

The lenders under the Liberty credit agreement have a security interest in substantially all of the assets of Liberty and LEP. The outstanding borrowings related to the Liberty credit agreement are non-recourse to Reliant Energy and all other subsidiaries. The Liberty credit agreement contains affirmative and negative covenants, including a negative pledge, that must be met to borrow funds or obtain letters of credit. Liberty is currently unable to access the revolving working capital facility. Additionally, the Liberty credit agreement restricts Liberty’s ability to, among other things, make dividend distributions unless Liberty satisfies various conditions. See note 2(l) for a detail of restricted cash under the Liberty credit agreement.

Given that Liberty is currently in default under the credit agreement, we have classified the debt as a current liability. Neither Reliant Energy nor any other of its subsidiaries is in default under other debt agreements due to the credit agreement default at Liberty. See note 15(c).

PEDFA Bonds for Seward Plant. One of our wholly-owned subsidiaries is in the process of constructing a 521 MW waste-coal fired, steam electric generation plant located in Pennsylvania. This facility, the Seward project, was directly owned by an entity, which was not consolidated as of December 31, 2002; however, due to our adoption of

FIN No. 46, effective on January 1, 2003, we consolidated this entity (see note 2(c)). Three series of tax-exempt revenue bonds relating to the Seward project were issued in December 2001 and April 2002 by the Pennsylvania Economic Development Financing Authority (PEDFA), for a total of $300 million outstanding as of January 1, 2003. In September 2003, an additional $100 million in tax-exempt revenue bonds relating to the Seward project were issued by PEDFA, for a total of $400 million outstanding as of December 31, 2003. Of the net proceeds from the September 2003 issuance, $95 million was used to pay down borrowings under our senior secured revolver. The bonds bear interest, which is payable monthly, at a floating rate determined each week. The bonds are non-recourse to Reliant Energy; however, letters of credit totaling $407 million have been issued under our $2.1 billion senior secured revolver to support the bonds. Upon an event of default under our March 2003 credit facilities, the banks issuing the letters of credit have the right to cause the trustee to accelerate the bonds and draw on the letters of credit.

REMA Term Loans. Reliant Energy Mid-Atlantic Power Holdings, LLC and its subsidiaries’ (REMA) is obligated to provide credit support for its lease obligations (see note 14(a)) in the form of letters of credit and/or cash resulting from draws on such letters of credit, equal to an amount representing the greater of (a) the next six months’ scheduled rental payments under the related lease or (b) 50% of the scheduled rental payments due in the next 12 months under the related lease. REMA’s lease obligations are currently supported by the cash proceeds resulting from the draw in August 2003 on three separate letters of credit and $16 million in letters of credit issued in January 2004. The draw on the letters of credit constituted the making of term loans to REMA by the banks that had issued the letters of credit pursuant to provisions that had been contemplated in the original letter of credit facilities at their inception and did not constitute a default under any of REMA’s obligations. Interest on the term loans is payable at the rate of LIBOR plus 3%. REMA’s subsidiaries guarantee REMA’s obligations under the leases and the term loans. The term loans are non-recourse to Reliant Energy.

Reliant Energy Channelview L.P. In 1999, Channelview, a project subsidiary of Reliant Energy Power Generation, Inc. (REPG), entered into a $475 million syndicated credit facility to finance the construction and start-up operations of an electric power generation plant located in Channelview, Texas. The maximum availability under this facility was (a) $92 million in equity bridge loans for the purpose of paying or reimbursing project costs, (b) $369 million in loans to finance the construction of the project and (c) $14 million in revolving loans for general working capital purposes. In November 2002, the construction loans were converted to term loans. On the conversion date, subsidiaries of REPG contributed cash equity and subordinated debt of $92 million into Channelview, which was used to repay in full the equity bridge loans advanced by the lenders. The term loans have scheduled maturities from 2004 to 2024. The revolving working capital facility matures in 2007.

As of December 31, 2003, with the exception of the fixed-rate tranche, the term loans and revolving working capital facility loans bear a floating interest rate at the borrower’s option based on either LIBOR or base rate, plus a margin, and the margins increase over time.

Obligations under the term loans and revolving working capital facility are secured by substantially all of the assets of the borrower. The outstanding borrowings related to the Channelview credit agreement are non-recourse to Reliant Energy. The Channelview credit agreement contains affirmative and negative covenants, including a negative pledge, that must be met to borrow funds. These covenants are not anticipated to materially restrict Channelview’s ability to borrow funds under the credit facility. The Channelview credit agreement allows Channelview to pay dividends or make restricted payments only if specified conditions are satisfied, including maintaining specified debt service coverage ratios and debt service reserve account balances. Channelview is not expected to satisfy such conditions in 2004. See note 2(l) for a detail of restricted cash under the Channelview credit agreement.

(b) Warrants.

As discussed above in (a), we have outstanding 7,835,894 warrants to acquire shares of our common stock. We determined the fair value of the warrants originally issued of $15 million using a binomial model, created by independent consultants. The value was recorded as a discount to debt and an increase to additional paid-in capital. The debt discount is amortized to interest expense using the effective interest method over the life of the related debt. During 2003, we amortized $7 million to interest expense and the unamortized balance was $8 million as of December 31, 2003.

(c) Interest Rate Derivative Instruments.

Below are our interest rate derivative instruments:

	December 31,
	2002				2003
	Notional Amount		Fair Value	Contracts Expire	Notional Amount	Fair Value	Contracts Expire
	(in millions)
Fixed for floating interest rate swaps (1)	$652	(3)	$(70)	2003-2007	$500	$(61)	2005-2007
Interest rate caps (2)	—		—	—	4,500	4	2004-2005

(1)	These interest rate swaps hedge the floating interest rate risk associated with our floating rate long-term debt. These swaps qualify as cash flow hedges under SFAS No. 133 and the periodic settlements are recognized as an adjustment to interest expense in the consolidated statements of operations over the term of the swap agreements. As of December 31, 2002 and 2003, floating rate LIBOR-based interest payments are exchanged for weighted fixed rate interest payments of 6.91% and 6.75%, respectively. As of December 31, 2002 and 2003, these swaps have negative termination values (i.e., we would have to pay). See note 7 for information regarding our derivative financial instruments.
(2)	The LIBOR interest rates are capped at a weighted average rate of 3.18% for $3.0 billion in 2004 and 4.35% for $1.5 billion in 2005.
(3)	Excluded from this amount is $148 million in notional amount, which we have classified as discontinued operations. See note 24.

In connection with the Orion Power acquisition, the existing interest rate swaps for the Orion MidWest credit agreement and the Orion NY credit agreement were bifurcated into a debt component and a derivative component. The fair values of the debt components, approximately $59 million for the Orion MidWest credit agreement and $31 million for the Orion NY credit agreement, were based on our incremental borrowing rates at the acquisition date for similar types of borrowing arrangements. The value of the debt component is amortized to interest expense as interest rate swap payments are made. See note 7 for information regarding our derivative financial instruments.

During January 2003, we purchased three-month LIBOR interest rate caps for $29 million to hedge our floating rate risk associated with Reliant Energy’s credit facilities. During the first quarter of 2003, these interest rate caps qualified as cash flow hedges of LIBOR-based anticipated borrowings; changes in fair market value during this period were recorded to other comprehensive income (loss) and ineffectiveness was recorded to interest expense. Hedge ineffectiveness during the first quarter of 2003 resulted in the recording of $2 million in interest expense on these interest rate caps. Effective March 31, 2003, these interest rate caps were no longer designated as cash flow hedges, accordingly, subsequent changes in the fair market value are being recorded to net income (loss). The unrealized net loss on these derivative instruments of $15 million (pre-tax) through December 31, 2003 previously reported in other comprehensive loss will be reclassified into earnings during the periods in which the originally designated hedged transactions occur. Subsequent to March 31, 2003, we recorded $9 million in interest expense due to unrealized losses in fair value of the interest rate caps.

In January 2002, we entered into forward-starting interest rate swaps having an aggregate notional amount of $1.0 billion to hedge the interest rate on a portion of then expected future offerings of long-term fixed-rate notes. In 2002, we liquidated these forward-starting interest rate swaps. The liquidation of these swaps resulted in a loss of $55 million, which was recorded in accumulated other comprehensive loss and is being amortized into interest expense in the same periods during which the forecasted interest payment affects earnings, which is through 2012. At December 31, 2002 and 2003, the unamortized balance of such loss was $38 million (pre-tax).

(10) Stockholders’ Equity

(a) Initial Public Offering and Common Stock Activity.

In May 2001, Reliant Energy offered 59.8 million shares of its common stock to the public at an IPO price of $30 per share and received net proceeds from the IPO of $1.7 billion. Pursuant to the terms of the master separation agreement with CenterPoint, we used $147 million of the net proceeds to repay certain indebtedness owed to CenterPoint. We used the remainder of the net proceeds of our IPO for repayment of third party borrowings, capital expenditures, repurchases of our common stock and payment of taxes, interest and other payables.

The following table describes our common stock activity for the indicated periods:

	Year Ended December 31,
	2001	2002	2003
	(shares in thousands)
Shares of common stock outstanding, net of treasury stock, beginning of period	240,000	288,804	290,605
Shares issued in IPO	59,800	—	—
Shares of treasury stock purchased	(11,000)	—	—
Shares issued to employees under our employee stock purchase plan	—	1,327	2,711
Shares issued to our savings plan	—	309	726
Shares issued under our long-term incentive plans	4	165	550

Shares of common stock outstanding, net of treasury stock, end of period	288,804	290,605	294,592

(b) Treasury Stock Purchases.

During 2001, we purchased 11 million shares of our common stock at an average price of $17.22 per share, or an aggregate purchase price of $189 million. The 11 million shares in treasury stock purchases increased CenterPoint’s percentage ownership in us from approximately 80% to approximately 83%. CenterPoint recorded the acquisition of treasury shares under the purchase method of accounting and pushed down the effect to us. As such, we recorded a decrease in net assets from discontinued operations of $43 million and a decrease in additional paid-in capital of $43 million.

Based on our March 2003 credit facilities and our senior secured notes, our ability to purchase treasury stock is restricted; see note 9(a).

(c) Treasury Stock Issuances and Transfers.

The following table describes the changes in the number of shares of our treasury stock for the indicated periods:

	Year Ended December 31,
	2001	2002	2003
	(shares in thousands)
Shares of treasury stock, beginning of period	—	11,000	9,199
Shares of treasury stock purchased	11,000	—	—
Shares of treasury stock issued to employees under our employee stock purchase plan	—	(1,327)	(2,711)
Shares of treasury stock issued to our savings plan	—	(309)	(726)
Shares of treasury stock issued under our long-term incentive plans	—	(165)	(550)

Shares of treasury stock, end of period	11,000	9,199	5,212

(11) Earnings Per Share

The following table presents our basic and diluted weighted average shares outstanding:

	Year Ended December 31,
	2001	2002	2003
	(shares in thousands)
Diluted Weighted Average Shares Calculation:
Weighted average shares outstanding	277,144	289,953	293,655
Plus: Incremental shares from assumed conversions:
Stock options	2	274	—
Restricted stock and performance-based shares	244	1,121	—
Employee stock purchase plan	83	132	—
5.00% convertible senior subordinated notes	—	—	—
Warrants	—	—	—

Weighted average shares assuming dilution	277,473	291,480	293,655

For 2001 and 2002, the computation of diluted EPS excludes purchase options for 8,258,098 and 15,875,183 shares of common stock that have an exercise price (ranging from $23.20 to $34.03 per share and ranging from $8.50 to $34.03 per share, respectively) greater than or equal to the average market price ($22.11 per share and $8.15 per share, respectively) for the respective periods and would thus be anti-dilutive if exercised.

For 2003, as we incurred a loss from continuing operations, we do not assume any potentially dilutive shares in the computation of diluted EPS. The computation of diluted EPS excludes incremental shares in the following amounts from assumed conversions for 2003 (shares in thousands):

Stock options	680	(1)

Restricted stock and performance-based shares	1,174

Employee stock purchase plan	151

5.00% convertible senior subordinated notes	14,870	(2)

Warrants	364

(1)	For 2003, the incremental shares from assumed conversions exclude purchase options for 17,076,778 shares of common stock that have an exercise price (ranging from $5.28 to $34.03 per share) greater than or equal to the average market price ($5.16 per share) and would thus be anti-dilutive if exercised.
(2)	If we had recorded income from continuing operations for 2003, for purposes of calculating diluted EPS, we would have increased our income from continuing operations by $5 million for 2003 as it relates to the assumed conversions for our convertible senior subordinated notes.

(12) Stock-Based Incentive Compensation Plans and Retirement and Other Benefit Plans

(a) Stock-Based Incentive Compensation Plans.

At December 31, 2003, our eligible employees participate in four incentive plans described below.

The Reliant Energy, Inc. 2002 Long-Term Incentive Plan (2002 LTIP) permits us to grant awards (stock options, restricted stock, stock appreciation rights, performance awards and cash awards) to key employees, non-employee directors and other individuals who we expect to become key employees within the following six months. Subject to adjustment as provided in the plan, the aggregate number of shares of our common stock that may be issued may not exceed 17,500,000 shares. We also sponsor the Long-Term Incentive Plan of Reliant Energy, Inc. (2001 LTIP), which was effective January 31, 2001, and was amended to provide that no additional awards would be made under the 2001 LTIP after June 6, 2002. Upon the adoption of the 2002 LTIP, the shares remaining available for grant under the 2001 LTIP, totaling approximately 3.5 million, became available as authorized shares available for grant under the 2002 LTIP. These shares are included in the total of 17,500,000 shares available under the 2002 LTIP. Additionally, any shares forfeited under the 2001 LTIP become available for grant under the 2002 LTIP.

The Reliant Energy, Inc. 2002 Stock Plan (2002 Stock Plan) permits us to grant awards (stock options, restricted stock, stock appreciation rights, performance awards and cash awards) to all of our employees (excluding officers subject to Section 16 of the Securities Exchange Act of 1934). The board of directors authorized 6,000,000 shares for grant upon adoption of the 2002 Stock Plan. To the extent these 6,000,000 shares were not granted in

2002, the excess shares were canceled. An additional 6,000,000 shares were authorized for the 2003 plan year. The total number of shares is adjusted for new grants, exercises, forfeitures, cancellations and terminations of outstanding awards under the plan throughout the year. We do not plan to authorize additional shares for this plan after the end of the 2003 plan year.

Prior to the IPO, eligible employees participated in a CenterPoint Long-Term Incentive Compensation Plan and other incentive compensation plans (collectively, the CenterPoint Plans) that provided for the issuance of stock-based incentives including performance-based shares, restricted shares, stock options and stock appreciation rights, to key employees including officers. The Reliant Energy, Inc. Transition Stock Plan was adopted to govern the outstanding restricted shares and options of CenterPoint common stock held by our employees prior to the Distribution date, under the CenterPoint Plans. There were 9,100,000 shares authorized under the Reliant Energy, Inc. Transition Stock Plan and it is anticipated that no additional shares will be issued.

In addition, in conjunction with the Distribution, we entered into an employee matters agreement with CenterPoint. This agreement covered the treatment of outstanding CenterPoint equity awards (including performance-based shares, restricted shares and stock options) under the CenterPoint Plans held by our employees and CenterPoint employees. According to the agreement, each CenterPoint equity award granted to our employees and CenterPoint employees prior to the agreed upon date of May 4, 2001, that was outstanding under the CenterPoint Plans as of the Distribution date, was adjusted. This adjustment resulted in each individual, who was a holder of a CenterPoint equity award, receiving an adjusted equity award of our common stock and CenterPoint common stock, immediately after the Distribution. The combined intrinsic value of the adjusted CenterPoint equity awards and our equity awards, immediately after the record date of the Distribution, was equal to the intrinsic value of the CenterPoint equity awards immediately before the record date of the Distribution.

Performance-based Shares and Restricted Shares. Performance-based shares and restricted shares have been granted to employees without cost to the participants. The performance-based shares generally vest three years after the grant date based upon performance objectives over a three-year cycle, except as discussed below. The restricted shares vest to the participants at various times ranging from immediate vesting to vesting at the end of a five-year period. During 2001, 2002 and 2003, we recorded compensation expense of $8 million, $4 million and $11 million, respectively, related to performance-based and restricted share grants.

Prior to the Distribution, our employees and CenterPoint employees held outstanding performance-based shares and restricted shares of CenterPoint’s common stock under the CenterPoint Plans. On the Distribution date, each performance-based share of CenterPoint common stock outstanding under the CenterPoint Plans, for the performance cycle ending December 31, 2002, was converted to restricted shares of CenterPoint’s common stock based on a conversion ratio provided under the employee matters agreement. Immediately following this conversion, outstanding restricted shares of CenterPoint common stock were converted to restricted shares of our common stock, which shares were subject to their original vesting schedule under the CenterPoint Plans. The conversion ratio was determined using the intrinsic value approach described above. As such, our employees and CenterPoint’s employees held 302,306 and 87,875 restricted shares, respectively, outstanding under CenterPoint Plans which were converted to 238,457 and 69,334 restricted shares, respectively, of our common stock, of which a majority vested on December 31, 2002.

The following table summarizes Reliant Energy’s performance-based shares and restricted shares grant activity for 2001, 2002 and 2003:

	Performance- based Shares	Restricted Shares
Outstanding at December 31, 2000	—	—
Granted	693,135	156,674

Outstanding at December 31, 2001	693,135	156,674
Granted	754,182	671,803
Shares relating to conversion of CenterPoint’s restricted shares at Distribution	—	307,791
Released to participants	—	(253,071)
Canceled	(361,785)	(127,930)

Outstanding at December 31, 2002	1,085,532	755,267
Granted	—	3,156,103
Released to participants	(263,501)	(440,578)
Canceled	(330,714)	(467,904)

Outstanding at December 31, 2003	491,317	3,002,888

Weighted average grant date fair value of shares granted for 2001	$30.00	$33.11

Weighted average grant date fair value of shares granted for 2002	$10.59	$9.26

Weighted average grant date fair value of shares granted for 2003	$—	$3.93

Stock Options. Under both CenterPoint’s and our plans, stock options generally vest over a three-year period and expire after ten years from the date of grant. The exercise price is equal to or greater than the market value of the applicable common stock on the grant date.

As of the record date of the Distribution, CenterPoint converted all outstanding CenterPoint stock options granted prior to May 4, 2001 (totaling 7,761,960 stock options) to a combination of CenterPoint stock options totaling 7,761,960 stock options at a weighted average exercise price of $17.84 and Reliant Energy stock options totaling 6,121,105 stock options with a weighted average exercise price of $8.59. The conversion ratio was determined using an intrinsic value approach as described above.

The following table summarizes Reliant Energy stock option activity for 2001, 2002 and 2003:

	Options	Weighted Average Exercise Price
Outstanding at December 31, 2000	—	—
Granted	8,826,432	$29.82
Canceled	(245,830)	28.28

Outstanding at December 31, 2001	8,580,602	29.86
Granted	7,141,267	10.57
Options relating to conversion of CenterPoint’s stock options at Distribution	6,121,105	8.59
Canceled	(2,674,238)	22.25

Outstanding at December 31, 2002	19,168,736	16.99
Granted	4,726,797	3.83
Canceled	(2,012,376)	18.44
Exercised	(333)	4.95

Outstanding at December 31, 2003	21,882,824	13.98

Options exercisable at December 31, 2001	6,500	$30.00

Options exercisable at December 31, 2002	8,232,294	$16.16

Options exercisable at December 31, 2003	14,722,136	$15.47

The following table summarizes, with respect to Reliant Energy, the range of exercise prices and the weighted average remaining contractual life of the options outstanding and the range of exercise prices for the options exercisable at December 31, 2003:

	Options Outstanding			Options Exercisable
	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Options Outstanding	Weighted Average Exercise Price
Ranges of Exercise Prices
Exercisable at:
$2.44 – $10.00	9,982,718	$6.04	6.0	6,423,643	$7.23
$10.01– $20.00	5,900,887	11.17	6.0	3,602,374	11.29
$20.01 – $34.03	5,999,219	29.96	5.4	4,696,119	29.96

Total	21,882,824	13.98	5.8	14,722,136	15.47

Of the outstanding and exercisable stock options as of December 31, 2003, 20,135,837 and 13,028,449, respectively, relate to our current or former employees. The remainder of outstanding and exercisable stock options as of December 31, 2003, primarily relate to employees of CenterPoint.

Employee Stock Purchase Plan. In the second quarter of 2001, we established the Reliant Energy, Inc. Employee Stock Purchase Plan (ESPP) under which we are authorized to sell up to 18,000,000 shares of our common stock to our employees. Under the ESPP, employees may contribute up to 15% of their compensation, as defined, towards the purchase of shares of our common stock at a price of 85% of the lower of the market value at the beginning or end of each six-month offering period. The initial purchase period began on the date of the IPO and ended December 31, 2001. The market value of the shares acquired in any year may not exceed $25,000 per individual. Amounts contributed in excess of $21,250 during a purchase period will be refunded to the employee. The following table details the number of shares (and price per share) issued under our ESPP for 2002 and 2003 and through January 2004:

	Shares	Price/Share
January 2002	550,781	$14.07
July 2002	776,062	7.44
January 2003	717,931	2.66
July 2003	1,992,845	2.82
January 2004	763,402	5.27

Pro Forma Effect on Net Income (Loss). In accordance with SFAS No. 123, we apply the intrinsic value method contained in APB No. 25 and disclose the required pro forma effect on net income (loss) and earnings (loss) per share as if the fair value method of accounting for stock compensation was used. The weighted average grant date fair value for an option to purchase our common stock granted during 2001, 2002 and 2003 was $13.35, $5.09 and $3.10, respectively. The weighted average grant date fair value of a purchase right issued under our ESPP during 2001, 2002 and 2003 was $9.24, $4.51 and $1.80, respectively. The weighted average grant date fair value for an option to purchase CenterPoint common stock granted during 2001 was $9.25. The fair values were estimated using the Black-Scholes option valuation model with the following weighted average assumptions:

	Reliant Energy Stock Options
	2001	2002	2003
Expected life in years	5	5	5
Risk-free interest rate	4.94%	4.43%	2.75%
Estimated volatility	42.65%	46.99%	113.64%
Expected common stock dividend	0%	0%	0%

	Reliant Energy Purchase Rights under ESPP
	2001	2002	2003
Expected life in months	8	6	6
Risk-free interest rate	3.92%	1.89%	1.18%
Estimated volatility	46.48%	71.32%	110.73%
Expected common stock dividend	0%	0%	0%

CenterPoint Stock Options
2001
Expected life in years	5
Risk-free interest rate	4.87%
Estimated volatility of CenterPoint common stock	31.91%
Expected common stock dividend	5.75%

For 2001 and 2002, we determined stock option expected volatility based on an average of the historical volatility of our common stock and a group of companies we consider similar to us. For 2003, we determined stock option expected volatility based on the historical volatility of our common stock. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options and purchase rights have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a single measure of the fair value of our employee stock options and purchase rights.

For the pro forma computation of net income (loss) and earnings (loss) per share as if the fair value method of accounting had been applied to all stock awards, see note 2(h).

(b) Pension.

We sponsor multiple noncontributory defined benefit pension plans covering certain union and non-union employees. Depending on the plan, the benefit payment is either based on years of service with final average salary and covered compensation, or in the form of a cash balance account which grows based on a percentage of annual compensation and accrued interest.

Prior to March 1, 2001, we participated in CenterPoint’s noncontributory cash balance pension plan. Effective March 1, 2001, we no longer accrued benefits under this noncontributory pension plan for our domestic non-union employees (Resources Participants). Effective March 1, 2001, each Resources Participant’s unvested pension account balance became fully vested and a one-time benefit enhancement was provided to some qualifying participants. During the first quarter of 2001, we incurred a charge to earnings of $83 million (pre-tax) for a one-time benefit enhancement and a gain of $23 million (pre-tax) related to the curtailment of CenterPoint’s pension plan. In connection with the Distribution, we incurred a loss of $65 million (pre-tax) related to the accounting settlement of the pension obligation. In connection with recording the accounting settlement, CenterPoint contributed certain benefit plan deferred losses, net of taxes, totaling $18 million that were deemed to be associated with our benefit obligation. Upon the Distribution, we effectively transferred to CenterPoint our pension obligation. After the Distribution, each Resources Participant may elect to have his accrued benefit (a) left in the CenterPoint pension plan for which CenterPoint is the plan sponsor, (b) rolled over to our savings plan or an individual retirement account or (c) paid in a lump-sum or annuity distribution.

Our funding policy is to review amounts annually in accordance with applicable regulations in order to determine contributions necessary to achieve adequate funding of projected benefit obligations. We use a December 31 measurement date for our plans. Our pension obligation and funded status are as follows:

	Year Ended December 31,
	2002	2003
	(in millions)
Change in Benefit Obligation
Benefit obligation, beginning of year	$137.6	$56.7
Service cost	5.9	7.6
Interest cost	9.3	3.8
Curtailments and benefits enhancement	0.6	—
Transfers to affiliates	(125.7)	—
Acquisitions	26.7	—
Benefits paid	(5.1)	(0.6)
Plan amendments	1.2	0.7
Actuarial loss	6.2	4.6

Benefit obligation, end of year	$56.7	$72.8

Change in Plan Assets
Fair value of plan assets, beginning of year	$152.8	$19.7
Transfers/allocations to affiliates	(147.0)	—
Employer contributions	7.6	9.9
Benefits paid	(5.1)	(0.6)
Acquisitions	9.7	—
Actual investment return	1.7	5.2

Fair value of plan assets, end of year	$19.7	$34.2

Reconciliation of Funded Status
Funded status	$(37.0)	$(38.6)
Unrecognized prior service cost	1.1	1.8
Unrecognized actuarial loss	15.3	15.8

Net amount recognized, end of year	$(20.6)	$(21.0)

Amounts recognized in the consolidated balance sheets are as follows:

	December 31,
	2002	2003
	(in millions)
Accrued benefit cost	$(21.1)	$(21.0)
Accumulated other comprehensive loss	0.5	—

Net amount recognized	$(20.6)	$(21.0)

The accumulated benefit obligation for all defined benefit plans was $37 million and $47 million at December 31, 2002 and 2003, respectively.

Net pension cost includes the following components:

	Year Ended December 31,
	2001	2002	2003
	(in millions)
Service cost – benefits earned during the period	$3.5	$5.9	$7.6
Interest cost on projected benefit obligation	8.2	9.3	3.8
Expected return on plan assets	(11.9)	(11.9)	(1.9)
Curtailment and benefits enhancements	44.9	0.6	—
Accounting settlement charge	—	64.9	—
Net amortization	0.6	0.1	0.9

Net pension cost	$45.3	$68.9	$10.4

The significant weighted average assumptions used to determine the pension benefit obligation include the following:

	December 31,
	2002	2003
Discount rate	6.75%	6.25%
Rate of increase in compensation levels	4.0 –4.5%	4.5%

The significant weighted average assumptions used to determine the net pension cost include the following:

	Year Ended December 31,
	2001	2002	2003
Discount rate	7.5%	7.25%	6.75%
Rate of increase in compensation levels	3.5 – 5.5%	3.5 – 5.5%	4.0 –4.5%
Expected long-term rate of return on assets	10.0%	8.5 – 9.5%	8.5%

As of December 31, 2003, our expected long-term rate of return on pension plan assets is developed based on third party models. These models consider expected inflation, current dividend yields, expected corporate earnings growth and risk premiums based on the expected volatility of each asset category. The expected long-term rates of return for each asset category are weighted to determine our overall expected long-term rate of return on pension plan assets. In addition, peer data and historical returns are reviewed.

Our pension plan weighted average asset allocations at December 31, 2002 and 2003 and target allocation for 2004 by asset category are as follows:

	Percentage of Plan Assets at December 31,		Target Allocation
	2002	2003	2004
Domestic equity securities	55%	55%	55%
International equity securities	15	15	15
Debt securities	30	30	30

Total	100%	100%	100%

In managing the investments associated with the pension plans, our objective is to exceed, on a net-of-fee basis, the rate of return of a performance benchmark composed of the following indices:

Asset Class	Index	Weight
Domestic equity securities	Wilshire 5000 Index	55%
International equity securities	MSCI All Country World Ex-U.S. Index	15
Debt securities	Lehman Brothers Aggregate Bond Index	30

Total		100%

As a secondary measure, asset performance is compared to the returns of a universe of comparable funds, where applicable, over a full market cycle.

During 2001, 2002 and 2003, we made cash contributions of $1 million, $8 million and $10 million, respectively, to our pension plans. We expect cash contributions to approximate $15 million during 2004.

Information for pension plans with an accumulated benefit obligation in excess of plan assets is as follows:

	December 31,
	2002	2003
	(in millions)
Projected benefit obligation	$55.1	$72.8
Accumulated benefit obligation	35.4	47.2
Fair value of plan assets	18.3	34.2

Prior to the Distribution, we participated in CenterPoint’s non-qualified pension plan which allowed participants to retain the benefits to which they would have been entitled under CenterPoint’s qualified noncontributory pension plan except for the federally mandated limits on these benefits or on the level of salary on which these benefits may be calculated. Effective March 1, 2001, we no longer provide future non-qualified pension benefits to our employees. In connection with the Distribution, we assumed CenterPoint’s obligation related to our employees under the non-qualified pension plan. The expense associated with this non-qualified plan was $2 million, $3 million and $6 million in 2001, 2002 and 2003, respectively. During 2003, we recognized an accounting settlement charge of $5 million (pre-tax) related to participants in our non-qualified pension plan rolling over to a non-qualified deferred compensation plan established in 2002, as further discussed below. We believe it was appropriate to discontinue the application of pension accounting to these benefits. After the Distribution, participants in the non-qualified pension plan were given the opportunity to elect to receive distributions or have their account balance funded into a rabbi trust. Accordingly, $17 million of the non-qualified pension plan account balances was transferred to the rabbi trust, as discussed below. The accrued benefit liability for the non-qualified pension plan was $5 million and $6 million as of December 31, 2002 and 2003, respectively (excluding the liability related to participants rolling over to a non-qualified deferred compensation plan). In addition, the accrued benefit liabilities as of December 31, 2002 and 2003 include the recognition of minimum liability adjustments of $7 million and $2 million, respectively, which is reported as a component of other comprehensive income (loss), net of income tax effects.

(c) Savings Plan.

We have employee savings plans that are tax-qualified plans under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and include a cash or deferred arrangement under Section 401(k) of the Code for substantially all our employees. Prior to February 1, 2002, our non-union employees, except for REMA non-union employees and our foreign subsidiaries’ employees, participated in CenterPoint’s employee savings plan that is a tax qualified plan under Section 401(a) of the Code, and included a cash or deferred arrangement under Section 401(k) of the Code.

Under the plans, participating employees may contribute a portion of their compensation, pre-tax or after-tax, generally up to a maximum of 16% of compensation with the exception of the Orion Power savings plan under which contributions are generally up to a maximum of 18% of compensation. Our savings plans matching contribution and any payroll period discretionary employer contribution will be made in cash; any discretionary annual employer contribution, as applicable, may be made in our common stock, cash or both.

Our savings plans benefit expense was $20 million, $23 million and $29 million in 2001, 2002 and 2003, respectively.

(d) Postretirement Benefits.

Effective March 1, 2001, we discontinued providing subsidized postretirement benefits to our domestic non-union employees. We incurred a pre-tax loss of $40 million in the first quarter of 2001 related to the curtailment of our postretirement obligation. In connection with the Distribution, we incurred a pre-tax gain of $18 million related to the accounting settlement of postretirement benefit obligations. Prior to March 1, 2001, through a CenterPoint subsidized postretirement plan, we provided some postretirement benefits for substantially all of our retired employees. We continue to provide subsidized postretirement benefits to certain union employees and Orion Power employees. We fund our postretirement benefits on a pay-as-you-go basis. We use a December 31 measurement date for our plans.

Accumulated postretirement benefit obligation and funded status are as follows:

	Year Ended December 31,
	2002	2003
	(in millions)
Change in Benefit Obligation
Benefit obligation, beginning of year	$28.0	$54.3
Service cost	3.4	2.6
Interest cost	3.5	3.7
Benefit payments	—	(0.2)
Participant contributions	—	0.1
Acquisitions	27.3	—
Plan amendments	9.5	—
Accounting settlement gain	(22.2)	—
Actuarial loss	4.8	8.7

Benefit obligation, end of year	$54.3	$69.2

Change in Plan Assets
Fair value of plan assets, beginning of year	$—	$—
Employer contributions	—	0.1
Participant contributions	—	0.1
Benefits paid	—	(0.2)

Fair value of plan assets, end of year	$—	$—

Reconciliation of Funded Status
Funded status	$(54.3)	$(69.2)
Unrecognized prior service cost	9.5	8.5
Unrecognized actuarial loss	5.4	13.6

Net amount recognized, end of year	$(39.4)	$(47.1)

Amounts recognized in the consolidated balance sheets are as follows:

	December 31,
	2002	2003
	(in millions)
Accrued benefit cost	$(39.4)	$(47.1)

Net postretirement benefit cost includes the following components:

	Year Ended December 31,
	2001	2002	2003
	(in millions)
Service cost – benefits earned during the period	$1.6	$3.4	$2.6
Interest cost on projected benefit obligation	1.3	3.5	3.7
Curtailment charge	39.5	—	—
Accounting settlement gain	—	(17.6)	—
Net amortization	0.1	0.3	1.4

Net postretirement benefit cost (benefit)	$42.5	$(10.4)	$7.7

The significant weighted average assumptions used to determine the accumulated postretirement benefit obligation include the following:

	December 31,
	2002	2003
Discount rate	6.75%	6.25%
Rate of increase in compensation levels	4.5%	4.5%

The significant weighted average assumptions used to determine the net postretirement benefit cost include the following:

	Year Ended December 31,
	2001	2002	2003
Discount rate	7.5%	7.25%	6.75%
Rate of increase in compensation levels	2.0%	2.0-4.5%	4.5%

The following table shows our assumed health care cost trend rates used to measure the expected cost of benefits covered by our postretirement plan:

	Year Ended December 31,
	2001	2002	2003
Health care cost trend rate assumed for next year	12.0%	11.25%	10.5%
Rate to which the cost trend rate is assumed to gradually decline	5.5%	5.5%	5.5%
Year that the rate reaches the rate to which it is assumed to decline	2011	2011	2011

Assumed health care cost trend rates have a significant effect on the amounts reported for our health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2003:

	One-Percentage Point
	Increase	Decrease
	(in millions)
Effect on service and interest cost	$1	$(1)
Effect on accumulated postretirement benefit obligation	13	(11)

During 2002, the retiree medical benefits for certain union employees were redesigned to allow for a company-provided subsidy for premium coverage attributable to qualifying employees. This resulted in a $10 million increase in the accumulated postretirement benefit obligation during 2002.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 became law. This law introduces a prescription drug benefit, as well as a federal subsidy under certain circumstances to sponsors of retiree health care benefit plans. In January 2004, the FASB issued FASB Staff Position No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” This FASB staff position permits sponsors of postretirement health care plans that provide a prescription drug benefit to make a one time election to defer accounting for the effects of this law until the earlier of: (a) the issuance of authoritative guidance on accounting for the federal subsidy or (b) the occurrence of a significant event that would call for remeasurement of a plan’s assets and obligations, such as a plan amendment, settlement or curtailment. We have elected to defer accounting for the effects of this law. The measurements of our accumulated postretirement benefit obligation and net periodic postretirement benefit cost do not reflect the effect of this law. When authoritative guidance on accounting for the federal subsidy is issued, we will revise our accounting as required.

(e) Postemployment Benefits.

We record postemployment benefits based on SFAS No. 112, “Employer’s Accounting for Postemployment Benefits,” which requires the recognition of a liability for benefits provided to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement (primarily health care and life insurance benefits for participants in the long-term disability plan). Net postemployment benefit costs were insignificant for 2001 and 2002 and $3 million for 2003.

(f) Other Non-qualified Plans.

Effective January 1, 2002, key and highly compensated employees are eligible to participate in our non-qualified deferred compensation and savings restoration plan. The plan allows eligible employees to elect to defer up to 80% of their annual base salary and/or up to 100% of their eligible annual bonus. In addition, the plan allows participants to retain the benefits which they would have been entitled to under our qualified savings plans, except for the federally mandated limits on these benefits or on the level of salary on which these benefits may be calculated. We fund these deferred compensation and savings restoration liabilities by making contributions to a rabbi trust. Plan participants direct the allocation of their deferrals and restoration benefits between one or more of our designated investment funds within the rabbi trust.

Through 2001, certain eligible employees participated in CenterPoint’s deferred compensation plans, which permit participants to elect each year to defer a percentage of that year’s salary and up to 100% of that year’s annual bonus. Interest generally accrued on deferrals made in 1989 and subsequent years at a rate equal to the average Moody’s Long-Term Corporate Bond Index plus 2%, determined annually until termination when the rate is fixed at the greater of the rate in effect at age 64 or at age 65. Fixed rates of 19% to 24% were established for deferrals made in 1985 through 1988. We recorded interest expense related to these deferred compensation obligations of $4 million, $2 million and $1 million in 2001, 2002 and 2003, respectively. Each of our employees that participated in this plan has elected to have his CenterPoint non-qualified deferred compensation plan account balance, after the Distribution: (a) paid in a lump-sum distribution, (b) placed in a new deferred compensation plan established by us, which generally mirrors the former CenterPoint deferred compensation plans, or (c) rolled over to our deferred compensation and savings restoration plan discussed above.

Our discounted deferred compensation obligation related to the deferred compensation obligation under the plan that mirrors the CenterPoint deferred compensation plan was $12 million as of December 31, 2002 and 2003. Our deferred compensation and savings restoration liability related to the deferred compensation and savings restoration plan established effective January 1, 2002 (discussed above) was $23 million and $28 million and the related investment in the rabbi trust was $23 million and $28 million as of December 31, 2002 and 2003, respectively.

(g) Other Employee Matters.

As of December 31, 2003, approximately 26% of our employees are subject to collective bargaining arrangements, of which contracts covering 7% of our employees will expire prior to December 31, 2004.

(13) Income Taxes

The components of income (loss) from continuing operations before income taxes are as follows:

	Year Ended December 31,
	2001	2002	2003
	(in millions)
United States	$779.1	$236.8	$(805.3)
Foreign	(27.6)	(4.4)	(9.5)

Income (loss) from continuing operations before income taxes	$751.5	$232.4	$(814.8)

Our current and deferred components of income tax expense (benefit) were as follows:

	Year Ended December 31,
	2001	2002	2003
	(in millions)
Current
Federal	$254.5	$(43.9)	$(12.9)
State	3.8	40.4	42.1
Foreign	(2.7)	0.2	0.2

Total current	255.6	(3.3)	29.4

Deferred
Federal	23.7	122.9	88.1
State	15.6	(7.3)	(29.3)
Foreign	(4.0)	0.4	—

Total deferred	35.3	116.0	58.8

Income tax expense	$290.9	$112.7	$88.2

A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	Year Ended December 31,
	2001	2002	2003
	(in millions)
Income (loss) from continuing operations before income taxes	$751.5	$232.4	$(814.8)
Federal statutory rate	35%	35%	35%

Income tax expense (benefit) at statutory rate	263.0	81.3	(285.2)

Net addition (reduction) in taxes resulting from:
Wholesale energy goodwill impairment	—	—	344.8
State income taxes, net of valuation allowances and federal income tax benefit	12.6	21.5	8.3
Goodwill amortization	8.6	—	—
Federal and foreign valuation allowances	—	11.6	3.3
Commodity Futures Trading Commission settlement	—	—	6.3
Other, net	6.7	(1.7)	10.7

Total	27.9	31.4	373.4

Income tax expense	$290.9	$112.7	$88.2

Effective rate	38.7%	48.5%	NM (1)

(1)	Not meaningful as we had a pre-tax loss of $815 million and income tax expense of $88 million. The primary reason is due to the wholesale energy segment’s goodwill impairment of $985 million, for which no tax benefit can be recognized as the goodwill is non-deductible.

Following were our tax effects of temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their respective tax bases:

	As of December 31,
	2002	2003
	(in millions)
Deferred tax assets:
Current:
Allowance for doubtful accounts and credit provisions	$30.6	$29.8
Adjustment to fair value for debt and interest rate swaps	8.9	6.5
Operating loss carryforwards	66.8	—
Accrual for payment to CenterPoint Energy, Inc.	—	66.9
Other	20.0	13.5

Total current deferred tax assets	126.3	116.7

Non-current:
Employee benefits	48.7	58.9
Operating loss carryforwards	55.2	293.7
Environmental reserves	21.5	15.1
Trading and derivative liabilities, net	—	10.8
Foreign exchange gains	11.6	5.5
Accrual for payment to CenterPoint Energy, Inc.	48.7	—
Adjustment to fair value for debt and interest rate swaps	37.9	32.5
Equity method investments	9.6	6.0
Other	35.5	41.3
Valuation allowance	(48.3)	(263.1)

Total non-current deferred tax assets	220.4	200.7

Total deferred tax assets	$346.7	$317.4

Deferred tax liabilities:
Current:
Trading and derivative assets, net	$63.1	$20.5
Hedges of net investment in foreign subsidiaries	20.6	—
Other	6.8	5.4

Total current deferred tax liabilities	90.5	25.9

Non-current:
Depreciation and amortization	519.9	628.7
Trading and derivative assets, net	1.5	—
Other	26.0	20.6

Total non-current deferred tax liabilities	547.4	649.3

Total deferred tax liabilities	$637.9	$675.2

Accumulated deferred income taxes, net	$(291.2)	$(357.8)

Tax Attribute Carryovers. At December 31, 2003, we had approximately $797 million, $41 million and $570 million of state and foreign net operating loss carryforwards and capital loss carryforwards, respectively. As of December 31, 2003, we did not have any federal net operating loss carryforwards. The state loss carryforwards, foreign loss carryforwards and capital loss carryforwards can be carried forward to offset future income or capital gains, as applicable, through the years 2023, 2010 and 2008, respectively.

Subsequent to the Distribution, we ceased being a member of the CenterPoint consolidated tax group. This separation could have future income tax implications for us. Our separation from the CenterPoint consolidated tax group changed our overall future income tax posture. As a result, we could be limited in our future ability to effectively use future tax attributes. We agreed with CenterPoint that we may carry back net operating losses we generate in our tax years after deconsolidation to tax years when we were part of the CenterPoint consolidated tax group subject to CenterPoint’s consent and any existing statutory carryback limitations. CenterPoint agreed not to unreasonably withhold such consent. In accordance with this agreement, in 2003, we carried back net operating losses related to the fourth quarter of 2002 to CenterPoint’s pre-Distribution tax years and received a $76 million tax refund in January 2004. In addition, in February 2004, we received $9 million from CenterPoint in settlement of certain tax matters pursuant to such agreement.

The valuation allowance reflects a $46 million net increase in 2002 and a $215 million net increase in 2003. The net increase in 2002 results primarily from increased state net operating losses and impairments on capital assets. In addition, in connection with the Orion Power acquisition, we recorded a valuation allowance of $30 million in 2002 due to state net operating losses. The net increase in 2003 results primarily from (a) increased state net operating losses in jurisdictions where we do not expect to receive a future tax benefit and (b) a capital loss on the sale of our European energy operations. These net changes for 2002 and 2003 also resulted from a reassessment of our future ability to use federal, state and foreign tax net operating loss and capital loss carryforwards.

(14) Commitments

(a) Lease Commitments.

REMA Sale-leasebacks. In 2000, we entered into separate sale-leaseback transactions with each of three owner-lessors’ respective 16.45%, 16.67% and 100% interests in the Conemaugh, Keystone and Shawville generating facilities, respectively, acquired in the REMA acquisition during 2000. As lessee, we lease an interest in each facility from each owner-lessor under a facility lease agreement. We expect to make lease payments through 2029 under these leases, with total cash payments of $1.3 billion remaining as of December 31, 2003. The lease terms expire in 2026 (Shawville facility) and 2034 (Conemaugh and Keystone facilities). The equity interests in all the subsidiaries of REMA are pledged as collateral for REMA’s lease obligations and the subsidiaries have guaranteed the lease obligations. Additionally, REMA is obligated to provide credit support for its lease obligations. See note 9(a) for discussion. These lease obligations, which were entered into in connection with a financing transaction, are non-recourse to Reliant Energy. During 2001, 2002 and 2003, we made lease payments related to the REMA sale-leasebacks of $259 million, $138 million and $77 million, respectively. As of December 31, 2002 and 2003, we have recorded a prepaid lease obligation related to the REMA sale-leasebacks of $59 million in other current assets and of $200 million and $218 million, respectively, in other long-term assets.

The lease documents contain restrictive covenants that restrict REMA’s ability to, among other things, make dividend distributions unless REMA satisfies various conditions. As of December 31, 2003, all of these conditions were met.

Tolling Agreements. In the first quarter of 2001, we entered into tolling arrangements with a third party to purchase the rights to utilize and dispatch electric generating capacity of approximately 1,100 MW extending through 2012. Two gas-fired, simple-cycle peaking plants generate this electricity. We did not pay any amounts under these tolling arrangements during 2001. We paid $45 million and $54 million in tolling payments during 2002 and 2003, respectively. The tolling arrangements qualify as operating leases.

We have a long-term office space lease for our corporate headquarters. The lease term, which commenced in 2003, expires in 2018, subject to two five-year renewal options.

Cash Obligations Under Operating Leases. The following table sets forth information concerning our cash obligations under non-cancelable long-term operating leases as of December 31, 2003. Other non-cancelable, long-term operating leases principally consist of tolling arrangements, as discussed above, rental agreements for building space, including the office space lease discussed above, data processing equipment and vehicles, including major work equipment:

	REMA Sale- Leaseback Obligation	Other	Total
	(in millions)
2004	$84	$97	$181
2005	75	95	170
2006	64	94	158
2007	65	68	133
2008	62	62	124
2009 and thereafter	997	380	1,377

Total	$1,347	$796	$2,143

Operating Lease Expense. Total lease expense for all operating leases was $72 million, $116 million and $158 million during 2001, 2002 and 2003, respectively.

(b) Construction Agency Agreements with Off-balance Sheet Entities in 2001 and 2002.

In 2001, certain of our subsidiaries entered into operative documents with entities to facilitate the development, construction, financing and leasing of several power generation projects. We did not consolidate the entities as of December 31, 2002. Certain of our subsidiaries acted as construction agents for these entities and were responsible for completing construction of these projects by December 31, 2004. However, we had generally limited our risk during construction to an amount not to exceed 89.9% of costs incurred to date, except in certain events. Upon completion of an individual project and exercise of the lease option, our subsidiaries would have been required to make lease payments in an amount sufficient to provide a return to the investors. Reliant Energy had guaranteed its subsidiaries’ obligations under the operative agreements during the construction periods. As of December 31, 2002, the entities had property, plant and equipment of $1.3 billion, net other assets of $3 million and secured debt obligations of $1.3 billion. As of December 31, 2002, the entities had equity from unaffiliated third parties of $49 million.

Due to the adoption of FIN No. 46 (as explained in note 2(c)), we began to consolidate these entities effective January 1, 2003. The financing agreements, the construction agency agreements and the related guarantees were terminated as part of the refinancing in March 2003. For information regarding the refinancing, see note 9(a).

(c) Off-balance Sheet Equipment Financing Structure in 2001 and 2002.

We, through a subsidiary, entered into an agreement with a bank in 2000 whereby the bank, as owner, entered into contracts for the purchase and construction of power generation equipment and our subsidiary, or its subagent, acted as the bank’s agent in connection with administering the contracts for such equipment. The agreement was terminated in September 2002. Our subsidiary, or its designee, had the option at any time to purchase, or, at equipment completion, subject to certain conditions, to lease the equipment or to assist in the remarketing of the equipment under terms specified in the agreement. We were required to cash collateralize our obligation to administer the contracts. This cash collateral was approximately equivalent to the total payments by the bank for the equipment, interest and other fees. As of December 31, 2001, we had deposits of $230 million in the collateral account.

In January 2002, the bank sold to the parties to the construction agency agreements discussed above, equipment contracts with a total contractual obligation of $258 million, under which payments and interest during construction totaled $142 million. Accordingly, $142 million of collateral deposits were returned to us. In May 2002, we were assigned and exercised a purchase option for a contract for equipment totaling $20 million under which payments and interest during construction totaled $8 million. We used $8 million of our collateral deposits to complete the purchase. After the purchase, we canceled the contract and recorded a $10 million loss on the cancellation of the contract, which included a $2 million termination fee. Immediately prior to the expiration of the agreement in September 2002, we terminated the agreement and were assigned and exercised purchase options for contracts for steam and combustion turbines and two heat recovery steam generators with an aggregate cost of $121 million under which payments and interest during construction totaled $94 million. We used $94 million of our collateral deposits to complete the purchase.

Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), we evaluated for impairment the steam and combustion turbines and two heat recovery steam generators purchased in September 2002. Based on our analysis, we determined this equipment was impaired and accordingly recognized a $37 million pre-tax impairment loss that is recorded as depreciation expense in 2002 in our consolidated statement of operations. The fair value of the equipment and thus the impairments were determined using a combination of quoted market prices and prices for similar assets.

(d) Payment to CenterPoint in 2004.

Consistent with the Texas electric restructuring law, we expect to make a payment to CenterPoint for our residential customers. This provision of the law requires a payment be made to CenterPoint unless, as of December 31, 2003, 40% or more of the electric power consumed in 2000 by each class of customer in the Houston service territory was provided by other retail electric providers. Currently, we estimate the payment to be $175 million and expect that the payment will be made in the fourth quarter of 2004. This amount is computed by multiplying $150 by the number of residential customers that we served on January 1, 2004 in the Houston service territory, less the number of residential customers we served in other areas of Texas on that same date. We recognized $128 million (pre-tax) in the third and fourth quarters of 2002 and $47 million (pre-tax) in the first quarter of 2003 for a total accrual of $175 million as of December 31, 2003. We recognized the total obligation over the period we recognized the related revenues.

We will not be required to make a similar payment for small commercial customers because in January 2004 the PUCT found that the 40% target for small commercial customers was reached before the end of 2003.

(e) Guarantees.

We have guaranteed, in the event CenterPoint becomes insolvent, certain non-qualified benefits of CenterPoint’s and its subsidiaries’ existing retirees at the date of Distribution. The estimated maximum potential amount of future payments under this guarantee was approximately $58 million and $57 million as of December 31, 2002 and 2003, respectively. There are no assets held as collateral. There is no liability recorded in our consolidated balance sheet as of December 31, 2003 for this guarantee. We believe the likelihood that we would be required to perform or otherwise incur any significant losses associated with this guarantee is remote.

We have entered into contracts that include indemnification and guarantee provisions as a routine part of our business activities. Examples of these contracts include asset purchase and sale agreements, commodity purchase and sale agreements, operating agreements, service agreements, lease agreements, procurement agreements and certain debt agreements. In general, these provisions indemnify the counterparty for matters such as breaches of representations and warranties and covenants contained in the contract and/or against certain specified liabilities. In the case of commodity purchase and sale agreements, generally damages are limited through liquidated damages clauses whereby the parties agree to establish damages as the costs of covering any breached performance obligations. In the case of debt agreements, we generally indemnify against liabilities that arise from the preparation, entry into, administration or enforcement of the agreement. Under these indemnifications and guarantees, the maximum potential amount is not estimable given that the magnitude of any claims under the indemnifications would be a function of the extent of damages actually incurred, which is not practicable to estimate unless and until the event occurs. We consider the likelihood of making any material payments under these provisions to be remote.

(f) Other Commitments.

Property, Plant and Equipment Purchase Commitments. As of December 31, 2003, we had two generating facilities under construction. Total estimated cost of constructing these facilities is $1.2 billion. As of December 31, 2003, we had incurred $1.1 billion of the total forecasted project costs.

Fuel Supply, Commodity Transportation, Purchase Power and Electric Capacity Commitments. We are a party to fuel supply contracts, commodity transportation contracts, and purchase power and electric capacity contracts, that have various quantity requirements and durations that are not classified as trading and derivative assets and liabilities and hence are not included in our consolidated balance sheet as of December 31, 2003. Minimum purchase commitment obligations under these agreements are as follows, as of December 31, 2003:

	Fuel Commitments	Transportation Commitments	Purchased Power and Electric Capacity Commitments
	(in millions)
2004	$250	$107	$1,172
2005	192	109	462
2006	129	107	85
2007	54	97	—
2008	14	92	—
2009 and thereafter	139	1,009	—

Total	$778	$1,521	$1,719

Our aggregate electric capacity commitments, including capacity auction products, are for 22,612 MW, 12,276 MW and 5,168 MW for 2004, 2005 and 2006, respectively. Included in the above purchase power and electric capacity commitments are amounts acquired from Texas Genco. For additional discussion of this commitment, see note 4.

As of December 31, 2003, the maximum remaining terms under any individual fuel supply contract, transportation contract and purchased power and electric and gas capacity contract is 16 years, 20 years and three years, respectively.

Sale Commitments. As of December 31, 2003, we have sale commitments, including electric energy and capacity sale contracts, which are not classified as trading and derivative assets and liabilities and hence are not included in our consolidated balance sheet. At execution, the estimated minimum sale commitments under these contracts were $1.9 billion, $751 million, $210 million, $39 million and $2 million in 2004, 2005, 2006, 2007 and 2008, respectively.

In addition, in January 2002, we began providing retail electric services to approximately 1.7 million residential and small commercial customers previously served by CenterPoint’s electric utility division. In the Houston area, the Texas electric restructuring law required us, as a former affiliate of the transmission and distribution utility in Houston, to sell electricity to residential or small commercial customers only at a specified price, or “price-to-beat” until the earlier of January 1, 2005, or the date that 40% or more of the electric power consumed by the applicable customer class is served by other retail electric providers. In January 2004, the PUCT made such a determination for small commercial customers and we are now permitted to sell electricity at unregulated prices both outside and in the Houston area for these customers. We do not expect to meet the 40% test for our residential customers in the Houston area. The price-to-beat was the only price that could be offered by us to residential and small commercial customers in the Houston area throughout 2003. The Texas electric restructuring law requires us to continue to make electricity available for our small commercial customers in the Houston area at the price-to-beat until January 1, 2007. The PUCT’s regulations allow our retail electric provider to adjust its price-to-beat fuel factor based on a percentage change in the price of natural gas. In addition, the retail electric provider may also request an adjustment as a result of changes in the price of purchased energy. We can request up to two adjustments to our price-to-beat in each year. During 2002 and 2003, we requested and the PUCT approved two such adjustments in each year.

Provider of Last Resort Contracts. One of our subsidiaries is contractually obligated through the end of 2004 to provide energy to Duquesne Light Company to satisfy the demands of any customer in its service area that purchases power from Duquesne Light Company as its “provider of last resort.” These contracts do not specify a minimum or maximum quantity of energy to be supplied. Although we expect to produce more energy than needed to meet these contractual obligations, it is possible that, due to seasonal variations in demand or operational outages, our subsidiary may occasionally need to purchase energy from third parties to cover its contractual obligations. Since these events are likely to occur at times of higher market prices, we are at risk that the cost of power purchased may exceed the fixed prices for power under contracts with Duquesne Light Company. Failure to provide sufficient energy under the terms of the contracts could give rise to, in addition to other direct damages, penalties of up to $1,000 per megawatt hour, depending upon the circumstances of such under delivery. During 2002 and 2003, we did not incur or pay any penalties.

Naming Rights to Houston Sports Complex. In October 2000, we acquired the naming rights for a football stadium and other convention and entertainment facilities included in the stadium complex. The agreement extends through 2032. In addition to naming rights, the agreement provides us with significant sponsorship rights. The aggregate cost of the naming rights is approximately $300 million. Starting in 2002, we began to pay $10 million each year, which will continue through 2032, for the annual naming, advertising and other benefits under this agreement.

Long-term Power Generation Maintenance Agreements. We have entered into long-term maintenance agreements that cover certain periodic maintenance, including parts, on power generation turbines. The long-term maintenance agreements terminate over the next 5 to 13 years based on turbine usage. Estimated cash payments over the next five years for these agreements are as follows (in millions):

2004	$50
2005	38
2006	36
2007	48
2008	39

Total	$211

Other Commitments. In addition to items discussed in our consolidated financial statements, our other contractual commitments have various quantity requirements and durations and are not considered material either individually or in the aggregate to our results of operations or cash flows.

(15) Contingencies

(a) Legal and Environmental Matters.

We are involved in a number of legal, environmental and other proceedings before courts and governmental agencies. We are also subject to ongoing investigations by various governmental agencies, including investigations into possible criminal law violations. Although we cannot predict the outcome of these proceedings, many of these matters involve substantial claim amounts which, in the event of an adverse judgment, could have a material adverse effect on our results of operations, financial condition and cash flows.

Legal Matters.

In connection with several of the following proceedings, CenterPoint and certain of its subsidiaries are parties to such proceedings. Pursuant to our indemnity agreement with CenterPoint, we have assumed the defense and related indemnity obligations arising from claims against CenterPoint and its subsidiaries in each of the related proceedings.

Class Action Lawsuits

Western States Electricity Class Actions. Certain of our operating subsidiaries have been named, along with a number of other defendants, including a subsidiary of CenterPoint, as defendants in class action lawsuits in California. In general, the plaintiffs allege that our operating subsidiaries unlawfully conspired to increase wholesale electricity prices in California from 2000 to 2001. The lawsuits seek injunctive relief, treble damages, restitution of overpayments, disgorgement of unlawful profits and legal expenses. These lawsuits fall into three groups:

•	The first group consists of six lawsuits originally filed in the fourth quarter of 2000 and the first quarter of 2001 and subsequently consolidated in one proceeding before the United States District Court for the Southern District of California. In December 2002, the court ordered that the six lawsuits be tried in California state court. The court’s order is under appeal before the United States Court of Appeals for the Ninth Circuit.

•	The second group consists of eight lawsuits originally filed in the second quarter of 2002 and subsequently consolidated into one proceeding before the United States District Court for the Southern District of California. In August 2003, the court dismissed seven of the eight cases on the basis of federal preemption and the filed rate doctrine, the eighth case not having been served on any of the defendants. The plaintiffs have appealed to the United States Court of Appeals for the Ninth Circuit.

•	The third group consists of a multi-state class action lawsuit filed in May 2003 against an operating company of our wholesale energy segment and a subsidiary of CenterPoint that is currently pending before the United States District Court for the Southern District of California.

Snohomish County PUD Class Action. In July 2002, the Snohomish County Public Utility District (PUD) filed a lawsuit on behalf of itself and its customer-owners against one of our wholesale energy segment operating companies, along with a number of other defendants. The plaintiffs allege manipulation of the price of electricity purchased by the utility for its customers in violation of California’s antitrust and unfair and unlawful business practices laws. In January 2003, the United States District Court for the Southern District of California dismissed the lawsuit on the basis of federal preemption and the filed rate doctrine. The plaintiffs have appealed to the United States Court of Appeals for the Ninth Circuit.

Natural Gas Class Actions. We, and certain of our operating companies, along with a number of other defendants, including a subsidiary of CenterPoint, are parties to two class action lawsuits consolidated before the United States District Court of Nevada, and a third that has been conditionally transferred to the United States District Court of Nevada from the United States District Court for the Eastern District of California. In each of the three suits, the plaintiffs allege a conspiracy to increase the price of natural gas in California in violation of the Cartwright Act and California’s antitrust and unfair and unlawful business practices laws. In one of the lawsuits, the plaintiffs allege violations of the federal Sherman Act. The lawsuits seek injunctive and declaratory relief, treble the amount of damages, restitution, disgorgement of unjust enrichment, costs of suit and attorneys’ fees.

A fourth class action was filed in February 2004, in Superior Court of the State of California, San Diego County against one of our operating subsidiaries and a number of other defendants. Similar to the other class actions, plaintiffs allege a conspiracy to increase the price of natural gas in California in violation of the Cartwright Act and California’s antitrust and unfair and unlawful business practices laws. The plaintiffs seek injunctive and declaratory relief, treble the amount of damages, disgorgement of unjust enrichment, costs of suit and attorneys’ fees.

We and certain of our operating companies, along with a number of other defendants, are also parties to a taxpayer representative lawsuit filed in November 2002 by the California Lieutenant Governor in the Superior Court of the State of California, Los Angeles County on behalf of purchasers of gas and power in California. The plaintiff alleges a conspiracy to increase the price of natural gas in California in violation of the Cartwright Act and California’s antitrust and unfair and unlawful business practices laws. The lawsuit seeks injunctive and declaratory relief, treble damages, restitution and legal fees.

Natural Gas Futures Complaints. Certain of our wholesale energy segment operating companies and a subsidiary of CenterPoint are defendants in three class action lawsuits pending before the United States District Court for the Southern District of New York (originally filed in August, October and November 2003, respectively). The plaintiffs in each case allege that the defendants manipulated the price of natural gas and thereby influenced natural gas futures traded on the New York Mercantile Exchange in violation of the Commodity Exchange Act, and seek unspecified damages on behalf of themselves and the respective putative class members.

State Attorney General Lawsuits/Complaints

California Attorney General Actions. In March 2002, the California Attorney General filed a lawsuit against Reliant Energy, a subsidiary of CenterPoint and several of our wholesale energy segment operating companies. The lawsuit alleged violations of state laws against unfair and unlawful business practices arising out of transactions in the markets for ancillary services run by the California Independent System Operator (Cal ISO). The lawsuit sought injunctive relief, disgorgement of our alleged unlawful profits for sales of electricity and civil penalties. In March 2003, the United States District Court for the Northern District of California dismissed this lawsuit on the basis of federal preemption and the filed rate doctrine. The California Attorney General has appealed to the United States Court of Appeals for the Ninth Circuit.

In March 2002, the California Attorney General filed a complaint against two of our wholesale energy segment operating companies with the FERC. The complaint alleges that the failure of our operating companies to file transaction-specific information about sales and purchases resulted in a refund obligation to the extent that such transactions took place at prices above “just and reasonable” rates. In May 2002, the FERC denied the complaint but ordered our operating companies to file revised transaction reports regarding prior sales in California spot markets. In September 2002, the California Attorney General petitioned the United States Court of Appeals for the Ninth Circuit for review of FERC’s decision.

In April 2002, the California Attorney General sued Reliant Energy, a subsidiary of CenterPoint, and several of our wholesale energy segment operating companies. The lawsuit is substantially similar to the complaint filed with the FERC described above. In addition, the lawsuit alleges that we charged unjust and unreasonable prices for electricity and that each unjust charge violated California law. The lawsuit seeks fines of up to $2,500 for each alleged violation and other equitable relief. In March 2003, the United States District Court for the Northern District of California dismissed this lawsuit on the basis of federal preemption and the filed rate doctrine. The California Attorney General has appealed to the United States Court of Appeals for the Ninth Circuit.

In April 2002, the California Attorney General and the California Department of Water Resources (CDWR) sued Reliant Energy, a subsidiary of CenterPoint and several of our wholesale energy segment operating companies in the United States District Court for the Northern District of California. The plaintiffs allege that our acquisition of electric generating facilities from Southern California Edison in 1998 violated Section 7 of the Clayton Act, which prohibits mergers or acquisitions that substantially lessen competition. The lawsuit alleges that the acquisitions gave us market power, which we then exercised to overcharge California consumers for electricity. The lawsuit seeks injunctive relief against alleged unfair competition, divestiture of our California facilities, disgorgement of alleged illegal profits, damages and civil penalties for each alleged exercise of illegal market power. In March 2003, the court dismissed the plaintiffs’ claim for damages under Section 7 of the Clayton Act but declined to dismiss the plaintiffs’ injunctive claim for divestiture of our California facilities.

Montana Attorney General Action. On June 30, 2003, the Montana Attorney General and Flathead Electric Cooperative sued one of our wholesale energy segment operating companies, along with a number of other defendants, in the First Judicial District Court of Montana, County of Lewis and Clark. The plaintiffs allege that, together with other energy and trading company defendants named in the suit, our operating companies conspired to restrain trade and to fix and manipulate the price for electricity and natural gas in violation of various provisions of Montana’s Unfair Trade Practices and Consumer Protection Act. The lawsuit seeks injunctive relief, treble the amount of damages alleged, costs of suit and attorneys’ fees, but has not been served on any of the defendants.

Private Litigants

Sierra Pacific Resources and Nevada Power Company. In November 2003, Nevada Power Company named us as a defendant in arbitration before the American Arbitration Association. Nevada Power alleges that we conspired to drive up the price of natural gas in violation of various state and federal laws. Nevada Power seeks $15 million in the arbitration for its alleged damages.

Los Angeles Department of Water and Power (LADWP). In July 2003, the City of Los Angeles sued Reliant Energy, CenterPoint and one of our wholesale energy segment operating companies in the Superior Court in California. The case has been conditionally removed to the United States District Court of Nevada to proceed with the natural gas class actions discussed above. The lawsuit alleges that we conspired to manipulate the price for natural gas in breach of our contract to supply LADWP with natural gas and in violation of federal and state antitrust laws, the federal Racketeer Influenced and Corrupt Organization Act and the California False Claims Act. The lawsuit seeks treble damages for the alleged overcharges for gas purchased by LADWP, which it estimates at $218 million, interest, and legal costs. The lawsuit also seeks a determination that an extension of the contract with LADWP was invalid in that required municipal approvals for the extension were allegedly not obtained.

In January of 2004, the City of Los Angeles filed a similar lawsuit against us and other natural gas trading and marketing companies in California Superior Court. The lawsuit alleges many of the same state law claims but does not allege the federal law claims included in the first lawsuit.

Nevada Power and PacificCorp Complaints. In June 2003, the FERC denied a series of complaints filed by Nevada Power Company and PacificCorp, which sought reformation of certain forward power contracts those companies had with several counterparties, including one of our subsidiaries. The complainants have appealed.

Texas Commercial Energy. In July 2003, Texas Commercial Energy, LLP filed a lawsuit against us and several other participants in the ERCOT power market in the Corpus Christi Federal District Court for the Southern District of Texas. The plaintiff, a retail electricity provider in the ERCOT market, alleges that the defendants committed violations of state and federal antitrust laws, fraud, negligent misrepresentation, breach of fiduciary duty, breach of contract and civil conspiracy. The lawsuit seeks damages in excess of $535 million, exemplary damages, treble damages, interest, costs of suit and attorneys’ fees. In November 2003, two other retail electric providers in the ERCOT market requested to intervene in this action as plaintiffs making factual allegations similar to those made by Texas Commercial Energy, LLP and seeking the same kinds of relief, although not specifying the amount of damages they seek. The intervention motion and the motions to dismiss Texas Commercial Energy, LLP’s complaint are set for hearing in May 2004.

Bankruptcy of Enron Corp. and Its Affiliates. In the fourth quarter of 2001, Enron Corp. filed a voluntary petition for bankruptcy. Accordingly, we recorded a $68 million provision, comprised of provisions against 100% of Enron receivables of $79 million offset by net trading and derivative balances of $11 million. In 2002, we sued Enron Canada Corp., the only Enron party to our netting agreement which is not in bankruptcy, in United States District Court for the Southern District of Texas to recover $78 million (an amount which reflects the netting pursuant to the netting agreement of amounts among various Enron subsidiaries and our subsidiaries). The case is pending. However, in January 2003, Enron sued us in United States Bankruptcy Court for the Southern District of New York claiming $13 million based on the unenforceability of the netting agreement.

In November 2003, Enron Canada Corp., which is seeking to enjoin our lawsuit against it in Texas, initiated a lawsuit in Canada involving a gas purchase and sale contract underlying our netting agreement. Enron Canada Corp. asserts that the netting agreement is unenforceable and that our Canadian subsidiary has therefore breached the gas purchase and sale agreement by failing to pay approximately $4 million under the gas purchase and sale agreement. Enron Canada Corp. alleges that we are also liable for this amount under a guarantee. We have not yet been served in this lawsuit.

In addition, on December 1, 2003, a subsidiary of Enron Corp. sued one of our subsidiaries, Reliant Energy Services, Inc. (Reliant Energy Services), in United States Bankruptcy Court for the Southern District of New York for $85 million. Enron alleges that a series of related natural gas financial swap transactions executed by and among Enron, Reliant Energy Services and the Bank of Montreal on November 5, 2001, resulted in set-offs against debts with Enron, which should be invalidated under the preference, set-off and fraudulent conveyance provisions of the bankruptcy code.

The non-trading derivatives with Enron were designated as cash flow hedges (see note 7). The unrealized net gain on these derivative instruments previously reported in other comprehensive income (loss) will remain in accumulated other comprehensive loss and will be reclassified into earnings during the period in which the originally forecasted transactions occur. During 2002 and 2003, $52 million gain and $3 million loss, respectively, was reclassified into earnings related to these cash flow hedges. As of December 31, 2002 and 2003, the remaining amount to be reclassified into earnings through 2007 was $6 million and $3 million of losses, respectively.

RMF Industrial Contracting, Inc. In July 2003, a subcontractor participating in the construction of our 521 MW electric generating facility, the Seward project, filed a mechanics’ lien in the amount of $36 million against property owned by one of our subsidiaries. The subcontractor has alleged that the contractor for the Seward project prevented the subcontractor from completing its work on the project and failed to pay it for work performed on the project. The terms of the engineering, procurement and construction contract for the project permits our subsidiary to withhold payments to the contractor to protect itself against the possibility that the lien is found to be valid, and requires the contractor to indemnify and hold our subsidiary harmless from the mechanics’ lien and the cost of defending related actions. As of March 1, 2004, our subsidiary has withheld payments to the contractors in an aggregate amount exceeding $36 million. The existence of the mechanics’ lien does not constitute a default or an event of default under any of our, or our subsidiaries’ credit agreements. The matter is pending before the United States District Court for the Western District of Pennsylvania.

PUCT Cases. Since 2002, the PUCT has approved various increases to the fuel factor component contained in our “price-to-beat.” Parties opposing the increases have filed for judicial review of the PUCT’s orders in state district court in Travis County, Texas. To date, the court has affirmed the first PUCT ruling. While the other rulings are pending at the district court, the parties opposing the increases have appealed the district court’s decision. In each of these proceedings we are vigorously contesting the appeal.

Trading and Marketing Investigations

FERC Investigations of Western Market Issues. In October 2003, we entered into a settlement agreement with the FERC resolving its investigations and proceedings in connection with its ongoing review of western energy markets (exclusive of pending FERC proceedings concerning refund obligations in connection with wholesale electricity sales into the Cal ISO and California Power Exchange (Cal PX) markets, as described below in note 15(b), and the gaming show cause proceedings, described below). The settlement provides that:

•	We make three cash settlement payments, totaling $25 million, into a fund established for the benefit of California and western market electricity consumers. In October 2003, we paid $15 million into the fund; additional payments of $5 million each shall be made in September 2005 and 2006;

•	We offer capacity from a portion (totaling 824 MW) of our generation portfolio in California to the market for one-year terms for delivery commencing in 2004, 2005, and 2006 on a unit-contingent, gas-tolling basis; we will pay the difference, up to $25 million, between the collected auction revenues and our projected cash costs to generate the power into the fund described above; the requirement to offer this capacity to the market ceases at the earlier of three years, or the point in time when projected auction revenues less our cost to generate power reach $25 million; and

•	Until October 2004, our sales in the western power markets will be subject to review, and we will report sales data to the FERC on a transaction-by-transaction basis; we have also made other commitments in the settlement regarding providing information to the FERC upon request.

In 2003, we offered, but did not receive qualifying bids for, capacity from the 824 MW portion of our California generation portfolio for the 12-month period beginning April 1, 2004. Although the units will be subject to up to two more auctions, we have mothballed the units comprising this portion of our California generation portfolio.

Under the terms of the settlement, we retain the ability to make sales of power at market-based rates. The FERC also found no reason to investigate us further with respect to physical withholding of power. In addition, the FERC addressed in the settlement the issues surrounding our trading of natural gas at the Topock, Arizona delivery point that had been raised in a March 2003 report by the FERC staff. The FERC found that our trading activities did not violate either the Natural Gas Act or any FERC regulations, that there was no evidence of any intent by our trader or us to manipulate the price of natural gas and that, as a result, no remedy was necessary.

In 2003, we recognized a $37 million pre-tax loss for the settlement based on (a) the present value ($24 million) of the cash settlement payments ($25 million) and (b) the fair value of our obligation to offer capacity from our power generation portfolio ($13 million) during 2005 and 2006, based on an option valuation model. The amount of the liability ascribed to each auction period will be offset against the payments required to be made to the FERC, if any, resulting from contracts entered into as a result of such auction. If there are no contracts that result from an auction, the associated liability for that period will be reversed in the period that the auction occurs.

The gaming show cause proceedings involve allegations that certain of our subsidiaries unlawfully gamed the California markets by engaging in double selling and paper trading of ancillary services and by engaging in so-called ricochet trades. The FERC staff found no foundation to the allegations that our subsidiaries engaged in paper trading, ricochet transactions or collusive gaming practices. While not admitting the allegations of double selling of ancillary services, our subsidiaries entered into a settlement with the FERC in which we agreed to pay $836,000 in resolution of allegations of double selling. The settlement resolved related allegations of double selling of ancillary services made by the Cal ISO in July 2003 against our operating subsidiaries and the Cal ISO’s proposed rescission of approximately $11 million paid to us. The FERC denied the proposed rescission and found that all allegations of double selling of ancillary services were to be resolved in the gaming show cause proceedings.

In January 2003, in connection with the FERC’s investigation of potential manipulation of electricity and natural gas prices in the Western United States, the FERC approved a stipulation and consent agreement between the FERC staff and us relating to certain actions taken by some of our traders over a two-day period in June 2000. Under the agreement, we agreed to pay $14 million (which was expensed in the fourth quarter of 2002) directly to customers of the Cal PX and certain other terms, including a requirement to abide by a must offer obligation to submit bids for all of our uncommitted, available capacity from our plants located in California into a California spot market one additional year following termination of our existing must offer obligation or until December 31, 2006, whichever is later.

Investigations by the CFTC. In November 2003, we entered into a settlement with the Commodity Futures Trading Commission (CFTC) in connection with an investigation relating to trading and price reporting issues. The settlement addressed the reporting of natural gas trading information to energy industry publications that compile and report index prices and seven offsetting and pre-arranged electricity trades that were executed on an electronic trading platform in 2000. Pursuant to the terms of the settlement, without admitting or denying liability, one of our subsidiaries agreed to pay a civil monetary penalty of $18 million, which was paid and expensed in the fourth quarter of 2003.

Investigations by United States Attorneys. We have received subpoenas and informal requests from the United States Attorneys for the Southern District of New York, the Southern District of Texas and the Northern District of California for documents, interviews and other information pertaining to “round trip trades,” price reporting and alleged price manipulation. We have produced information to each of the United States Attorneys’ offices. The United States Attorney for the Southern District of New York has closed its investigation.

In response to July 24, 2003, Grand Jury subpoenas, a number of current and former employees have given interviews to the United States Attorney for the Northern District of California or testified before the Grand Jury investigating allegations of electricity price manipulation. On March 5, 2004, the United States Attorney’s office for the Northern District of California informed our counsel that it intends to seek a criminal indictment against our subsidiary, Reliant Energy Services, and certain of its current and former employees (none of whom is an officer of Reliant Energy), alleging price manipulation based on the curtailment of electricity generation in California on two days in June 2000. The allegation of price manipulation during this two-day period was the subject of the settlement with the FERC in January 2003 described above. In our settlement, we neither admitted nor denied that these actions affected prices in any market, or violated any law, tariff or regulation.

We do not believe that our subsidiary engaged in actions in violation of laws, tariffs or regulations in effect at the time and intend vigorously to contest the allegations. We do not believe that this action against our subsidiary will have a material impact on our ongoing business operations, including any impact on our credit or debt agreements, the wholesale license held by our subsidiary, the retail and wholesale licenses held by our other subsidiaries or contracts and agreements to which our subsidiary is a party.

The United States Attorney for the Southern District of Texas is currently investigating natural gas reporting price issues. This investigation could result in civil or criminal actions being brought against us, certain of our subsidiaries or our current or former employees.

Shareholder Class Actions

We are defendants in 15 class action lawsuits filed on behalf of purchasers of our securities and the securities of CenterPoint. The lawsuits allege that the defendants violated federal securities laws by, among other things, making false and misleading statements about trading volumes and revenues. The lawsuits seek monetary damages on behalf of persons who purchased CenterPoint securities during specified class periods. In August 2002, the shareholder lawsuits were consolidated into one proceeding before the United States District Court, Southern District of Texas, Houston Division. In March 2003, we and the other defendants filed a motion to dismiss certain of the claims. In January 2004, the court dismissed with prejudice the federal and state securities fraud claims. With the dismissal of all fraud-related claims, the only remaining claims against us are claims under Section 11 and 15 of the Securities Act of 1933 pertaining to statements made in our registration statement for our initial public offering.

Illinois Shareholder Lawsuit. On February 7, 2003, a lawsuit was filed against CenterPoint and certain of our former and current employees in United States District Court for the Northern District of Illinois, Eastern Division. The plaintiffs allege violations of federal securities law, Illinois common law and the Illinois Consumer Fraud and Deceptive Trade Practices Act. The lawsuit makes allegations similar to those made in the other class action lawsuits and seeks treble damages and legal expenses. In January 2004, the court dismissed the action for failing plead facts supporting plaintiffs’ claims, but also granting plaintiffs leave to file an amended complaint to attempt to cure the pleading defects.

ERISA Action. On May 30, 2002, a class action lawsuit was filed in the United States District Court, Southern District of Texas, Houston Division against us and CenterPoint, on behalf of participants in our and CenterPoint’s employee benefits plans. The lawsuit alleges breach of fiduciary duties in violation of the Employee Retirement Income Security Act in connection with investment decisions made by the plans in CenterPoint and our securities. The lawsuit seeks monetary damages and restitution. In May 2003, the defendants filed a motion to dismiss the claims. In January 2004, the court dismissed us as a defendant from this proceeding on standing grounds. CenterPoint, and certain members of CenterPoint’s benefits committee, remain in this case.

Shareholder Derivative Actions

Derivative Lawsuit. On May 17, 2002, a derivative lawsuit was filed against our directors and independent auditors in the 269th Judicial District, Harris County, Texas. The lawsuit alleges that the defendants breached their fiduciary duties to us by causing us to conduct our business in an imprudent and unlawful manner. Among other things, the lawsuit cites (a) alleged failures to implement and maintain an adequate internal accounting control system, (b) “round trip trading transactions” (including the dissemination of materially misleading and inaccurate information regarding revenue and trading volume) and (c) withholding power in the California market in June 2000. The lawsuit seeks monetary damages on our behalf.

In December 2002, our board of directors appointed a special litigation committee to investigate the claims asserted in the lawsuit. The special litigation committee was assisted in its investigation by external counsel appointed by the committee. In December 2003, the special litigation committee determined that it would not be in our best interest to proceed with the derivative lawsuit. The special litigation committee has asked the court to dismiss the suit.

Environmental Matters.

REMA Ash Disposal Site Closures and Site Contaminations. REMA is responsible for environmental costs related to (a) the closure of six ash disposal sites and (b) site contamination investigations and remediation requirements at four of its generation facilities. Based on our evaluations with assistance from third-party consultants and engineers, we have recorded the estimated aggregate costs associated with these environmental liabilities of $35 million and $23 million as of December 31, 2002 and 2003, respectively, of which we expect to spend $8 million over the next five years.

Orion Power Environmental Contingencies. Orion Power is liable under the terms of a consent order issued in 2000 with the New York State Department of Environmental Conservation (NYSDEC) for past releases of petroleum and other substances at one of its generation facilities. Based on our evaluations with assistance from third-party consultants and engineers, we have developed remediation plans for the facility. As of December 31, 2002 and 2003, we have recorded the estimated liability for the remediation costs of $8 million and $7 million, respectively, which we expect to pay out through 2008.

Under a separate consent order issued by the NYSDEC in 2000, Orion Power is required to evaluate certain technical changes to modify the intake cooling system of one of its plants. Orion Power and the NYSDEC will discuss the technical changes to be implemented. Depending on the outcome of these discussions, including the form of technology ultimately selected, we estimate that capital expenditures necessary to comply with the order could meet or exceed $87 million. We expect to begin construction on a portion of the cooling water intake in 2004.

Orion Power is responsible for environmental liabilities associated with the future closure of three ash disposal sites in Pennsylvania. As of December 31, 2002 and 2003, the total estimated liability determined by management with assistance from third-party engineers and recorded by Orion Power for these disposal sites was $14 million and $11 million, respectively, of which $1 million is to be paid over the next five years.

New Source Review Matters. The United States Environmental Protection Agency (EPA) has requested information from six of our coal-fired facilities, as well as two of our Orion Power facilities, related to work activities conducted at the sites that may be associated with various permitting requirements of the Clean Air Act. We have responded to the EPA’s requests for information. In addition to the EPA’s requests for information, the New Jersey Department of Environmental Protection requested from the EPA a copy of all correspondence relating to the EPA’s request for information for one of the six facilities, which request the EPA has granted. Furthermore, the New York state attorney general’s office and the Pennsylvania Department of Environmental Protection recently requested from the EPA a copy of all such correspondence relating to all six facilities, which the EPA granted.

Other Matters.

We are involved in other legal and environmental proceedings before various courts and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. We believe that the effects on our financial statements, if any, from the disposition of these matters will not have a material adverse effect on our results of operations, financial condition or cash flows.

(b) California Energy Sales Credit and Refund Provisions.

As of December 31, 2003, our consolidated balance sheet included a $189 million net receivable, included in the $242 million below, for energy sales in California that relate to sales of power by us into the markets run by the Cal ISO and the Cal PX in 2000 and 2001.

The receivable remains outstanding as a result of defaults by purchasers of power in the Cal ISO and Cal PX markets in 2000 and 2001, primarily, the two investor owned utilities, Pacific Gas and Electric (PG&E) and Southern California Edison Company (SCE). The receivable is also the subject of the refund proceeding initiated by the FERC in 2001 regarding prices charged by our wholesale energy segment in California from October 2, 2000 through June 20, 2001.

SCE has paid to the Cal ISO and the Cal PX all amounts due by it on account of power purchases; however, no distributions have been made pending resolution of the FERC refund proceeding. PG&E filed for protection under the bankruptcy laws in April 2001 and has not made payment on account of these pre-petition claims. In December 2003, the bankruptcy court confirmed PG&E’s plan of reorganization. The plan of reorganization adopts a settlement agreement with the California Public Utilities Commission and calls for the payment of our claim, including interest thereon, in cash and in an amount determined by the FERC in the refund proceeding. There is an appeal and request for rehearing pending the bankruptcy confirmation order and the California Public Utilities Commission’s order approving the settlement agreement, respectively.

We have receivables due from the Cal ISO, the Cal PX and the CDWR for energy sales in the California wholesale market during the fourth quarter of 2000 through December 31, 2003. Our gross receivables for California energy sales are adjusted for (a) an expected refund obligation, (b) a credit reserve and (c) interest receivable. The adjustments impacted our net receivables as follows:

	December 31,
	2002	2003
	(in millions)
Accounts receivable, excluding refund obligation	$306	$326
Refund obligation	(191)	(81)
Credit reserve	(6)	(21)
Interest receivable	5	18

Accounts receivable, net	$114	$242

During 2001, 2002 and 2003, we adjusted our estimated refund obligation and credit reserve (netted in revenues) and interest income (recorded in interest income) related to energy sales in California as follows (income (loss)):

	Year Ended December 31,
	2001	2002	2003
	(in millions)
Refund obligation	$(15)	$(176)	$110
Credit reserve (1)	(29)	62	(15)
Interest receivable	—	5	13

Net impact on net income/loss	$(44)	$(109)	$108

(1)	We recorded a credit reserve provision in 2000 of $39 million relating to energy sales in California; taken together with our impacts in 2001, 2002 and 2003, we have a net credit reserve of $21 million as of December 31, 2003.

FERC Refund Proceedings. We are a party to a refund proceeding initiated by the FERC in 2001 regarding wholesale electricity prices charged by our wholesale energy segment in California from October 2, 2000 through June 20, 2001.

Based on the refund methodology adopted by the FERC, we currently estimate our refund obligation to be between $81 million and $210 million for energy sales in California. We base this estimate on a number of assumptions:

•	the amounts charged by us for wholesale electricity sales in California during the refund period as computed by the Cal ISO; and

•	the refund methodology adopted by the FERC in July 2001, as modified in March 2003 and October 2003 (a) to use a “proxy” gas price based on producing area daily price indices plus posted transportation costs and (b) to permit a reduction in refund liability if actual gas costs during the refund period exceeded allowed gas costs under the proxy gas price used in the FERC’s refund formula.

The low end of the range of our estimate, which we have recorded, is based on a refund calculation factoring in a reduction in the total FERC refund based on (a) the actual cost paid for gas over the proposed proxy gas price and (b) exclusion of all purchases made by the CDWR from the refund calculation. The high end of the range of our estimate of the refund obligation assumes that the refund obligation is not adjusted for (a) the actual cost paid for gas over the proposed proxy gas price and (b) purchases made by the CDWR that were in excess of the amounts needed to meet the needs of the California utilities. We continue to assess our low and high ends of the range and our most probable estimate within that range based on the FERC orders which clarify/modify the refund calculation methodology and it is possible that we could have additional changes to our accrual and/or our range in the future.

During 2001, we established a $15 million reserve for potential refund obligations. During 2002, we recognized an additional reserve for potential refund obligations of $176 million resulting in a reserve of $191 million as of December 31, 2002. During 2003, we reversed $110 million of previously recorded refund provisions due to the decisions by the FERC in March and October 2003 permitting us to file to recover our actual gas costs to the extent they exceed the amount determined using the proxy gas price under the modified refund formula. As of December 31, 2003, our reserve for refunds related to energy sales in California was $81 million.

It is our current expectation that the amount of refunds we ultimately are determined to owe will be offset against our uncollected receivables for energy sales in California.

California Credit Provision. During 2000 and 2001, we recorded net pre-tax credit provisions against receivable balances related to energy sales in California of $39 million and $29 million, respectively, resulting in a pre-tax credit provision of $68 million as of December 31, 2001. During 2002, we reversed $62 million of this provision resulting in a $6 million provision as of December 31, 2002. The reversal in 2002 resulted from collections of outstanding receivables during the period, a determination that credit risk had been reduced on the remaining outstanding receivables as a result of payments in 2002 to the Cal PX and due to the write-off of receivables as a result of a May 2002 FERC order and related interpretations and a March 2003 FERC order discussed above. During 2003, we recorded additional credit provisions of $15 million due to the reversal of refund provisions discussed above. As of December 31, 2003, we had a remaining pre-tax credit provision of $21 million against these receivable balances. We will continue to assess the collectability of these receivables based on further developments in the FERC refund proceeding and will adjust the credit reserve to reflect the impact of such developments in the periods in which they occur.

Interest Calculation. During 2002 and 2003, we recorded net interest income of $5 million and $13 million, respectively. We estimated net interest income based on:

•	the December 2002 findings of the presiding administrative law judge in the FERC refund proceeding, described above;

•	the lowest range in our estimated potential refund;

•	the receivable balance outstanding; and

•	the quarterly interest rates for the applicable time period as designated by the FERC.

(c) Tolling Agreement for Liberty’s Generating Station.

LEP owns a 530 MW combined cycle gas fired power generation facility (the Liberty generating station). Liberty financed the construction costs of the Liberty generating station with borrowings under a credit agreement of which $262 million is outstanding as of December 31, 2003. Borrowings under the credit agreement, which are non-recourse to Reliant Energy and its affiliates (other than LEP and Liberty), are secured by pledges of the assets of the Liberty generating station and of the ownership interest in LEP. See note 9(a).

In July 2003, the counterparty to the tolling agreement under which LEP sold the generation output of the Liberty generation station filed for bankruptcy. Subsequently, a federal bankruptcy court issued an order that terminated the tolling agreement and triggered another event of default under the Liberty credit agreement. The default under the Liberty credit agreement, and the possible foreclosure by the lenders upon the assets of the Liberty generating station, do not constitute an event of default under any other debt agreements of Reliant Energy or its affiliates.

To date, the lenders under the Liberty credit agreement have not foreclosed upon the Liberty generating station. However, there can be no assurance that the lenders will continue to refrain from exercising such rights. If the lenders elect to foreclose on LEP, Liberty and/or the Liberty generating station, we could incur a pre-tax loss of an amount up to our recorded net book value, with the potential of an additional loss due to an impairment of goodwill to be allocated to LEP. As of December 31, 2003, the combined net book value of LEP and Liberty was $346 million, excluding the non-recourse debt obligations of $262 million. At December 31, 2002 and 2003, we evaluated the Liberty generating station and the related intangible asset for the terminated tolling agreement for impairment. Based on our analyses, there were no impairments.

In September 2003, LEP sued the corporate guarantor of the counterparty to the tolling agreement, Gas Transmission Northwest Corporation, seeking payment of $140 million (the maximum amount of the guarantee) out of the $177 million termination claim calculated by LEP under the agreement. Subsequently, the counterparty to the tolling agreement and its corporate guarantors countersued LEP seeking to collect a $108 million termination payment under the tolling agreement. The obligations of LEP under the tolling agreement are secured by a $35 million letter of credit issued under the senior secured revolver of Reliant Energy. If the letter of credit were to be drawn, Reliant Energy would be required to reimburse the issuing bank.

In light of current market conditions and the termination of the tolling agreement, LEP does not expect to have sufficient cash flow to pay both (a) all of its expenses and to post the collateral required to buy fuel or in respect of the gas transportation agreements and (b) debt service obligations. Liberty received temporary deferrals until April 2004 from its lenders for the quarterly principal installments that were due in October 2003 and January 2004, which aggregated $4 million. Based on the foregoing, we are exploring various strategic options with respect to our subsidiaries’ interest in the Liberty generating station, including, among other things, the execution of a foreclosure arrangement with the lenders resulting in a transfer of ownership to the lenders or a sale of our interest in the generating station. There can be no assurances regarding the outcome of this process. A foreclosure of our interest in the generation station would, however, result in an impairment of the asset on our balance sheet.

If LEP recovers the amount of the termination claim, the lenders are entitled to require that such amounts be used to pay deferred interest and to prepay debt under the Liberty credit agreement. Under United States and Pennsylvania tax laws, it is possible that receipt of a termination payment by LEP could be deemed taxable income to Reliant Energy and its other affiliates.

(16) Receivables Facility

In July 2002, we entered into a receivables facility arrangement with a financial institution to sell an undivided interest in our accounts receivable from residential and small commercial retail electric customers under which, on an ongoing basis, the financial institution could invest a maximum of $250 million for its interest in eligible receivables. This facility was amended in September 2003 to include a second financial institution, to include our accounts receivable from our large commercial, industrial and institutional customers and to increase the facility to a maximum total of $350 million. Pursuant to the receivables facility, we formed a QSPE as a bankruptcy remote subsidiary. The QSPE was formed for the sole purpose of buying receivables generated by us and selling undivided interests to the financial institutions. The QSPE is a separate entity and its assets will be available first and foremost to satisfy the claims of its creditors. We, irrevocably and without recourse, transfer receivables to the QSPE. The QSPE, in turn, sells an undivided interest in these receivables to the participating financial institutions. We are not ultimately liable for any failure of payment of the obligors on the receivables. We have, however, guaranteed the performance obligations of the sellers and the servicing of the receivables under the related documents.

The amount of accounts receivable included under the arrangement may increase as certain accounts receivable become eligible, particularly from some of our large commercial, industrial, and institutional customers, and result in additional available funding. There can be no assurance that these accounts receivable will become eligible and result in additional available funding.

The two-step transaction described above is accounted for as a sale of receivables, which is recorded after the first step, and as a result the related receivables are excluded from our consolidated balance sheets. We continue to service the receivables and receive a fee of 0.5% of cash collected. The following table details the servicing fee income and costs associated with the sale of receivables:

	Year Ended December 31,
	2002	2003
	(in millions)
Servicing fee income	$8	$18
Interest income	4	10
Loss on sale of receivables	(10)	(37)
Other expenses	(2)	(2)

Net costs	$—	$(11)

The following table details the outstanding receivables that have been sold and the corresponding notes receivable from the QSPE, which have been reflected in our consolidated balance sheets:

	December 31,
	2002	2003
	(in millions)
Accounts receivable sold	$277	$528
Notes receivable from QSPE	(168)	(394)
Equity contributed to QSPE	(8)	(16)
Other accounts receivable from QSPE	(6)	—

Funding outstanding	$95	$118

The failure of the obligors to make payment on the receivables could result in our notes receivable from the QSPE not being fully realized. Texas Genco holds a senior lien on these notes receivable, while the senior secured note holders and the banks in our March 2003 credit facilities ratably hold a junior lien. See note 4 for further discussion.

The amount of funding available to us under the receivables facility fluctuates based on the amount of eligible receivables available and by the performance of the receivables portfolio. The following table details the maximum amount under the receivables facility and the amount of funding outstanding as of December 31, 2002 and 2003:

	December 31,
	2002	2003
	(in millions)
Maximum amount under the receivables facility	$200	$350
Funding outstanding	(95)	(118)

Unused and unavailable amount	$105	$232

Prior to their sale, the book value of the accounts receivable is offset by the amount of the allowance for doubtful accounts and customer security deposits. In calculating the loss on sale for 2002 and 2003, an average discount rate of 5.40% and 8.40%, respectively, was applied to projected cash collections over a 6-month period. Our collection experience indicated that 98% of the accounts receivables would be collected within a 6-month period.

The receivables facility expires on September 28, 2004. If the receivables facility is not renewed on its termination date, the collections from the receivables purchased will repay the financial institutions’ investment and no new receivables will be purchased under the receivables facility.

(17) Reliant Energy Communications

During 2001, management decided to exit our communications business. Consequently, we determined the goodwill associated with the communications business was impaired. We recorded a total of $54 million of pre-tax disposal charges in 2001. These charges included the write-off of goodwill of $19 million, fixed asset impairments of $22 million, and severance accruals and other incremental costs associated with exiting the communications business, totaling $13 million.

(18) Estimated Fair Value of Financial Instruments

The fair values of financial instruments, including cash and cash equivalents and trading and derivative assets and liabilities (see note 7), are equivalent to their carrying amounts in the consolidated balance sheets. The fair values of trading and derivative assets and liabilities as of December 31, 2002 and 2003 have been determined using quoted market prices for the same or similar instruments when available or other estimation techniques, see note 7.

The carrying values and related fair market values of our short-term and long-term debt are detailed as follows (excluding adjustment to fair value of interest rate swaps and debt under our Liberty credit agreement):

	December 31,
	2002		2003
	Carrying Value (1)	Fair Market Value (1) (2) (3)	Carrying Value (1)		Fair Market Value (1) (3)
	(in millions)
Fixed rate debt	$559	$408	$1,920		$1,991
Floating rate debt	5,121	N/A	3,095	(4)	3,035	(4)

Total debt, excluding adjustment to fair value of interest rate swaps and Liberty’s debt	$5,680	N/A	$5,015		$5,026

(1)	Excludes Liberty’s fixed rate debt of $165 million and floating rate debt of $103 million and $97 million as of December 31, 2002 and 2003, respectively, as there was no active market for this debt. Due to the situation with Liberty (see note 15(c)), if the holders of Liberty’s debt were to have tried to sell such debt instrument to a third party, the price which could have been realized would likely be substantially less than the face value of the debt instrument and substantially less than the carrying value.
(2)	As of December 31, 2002, we had floating rate debt with a carrying value of $5.1 billion, excluding adjustment to fair value of interest rate swaps and Liberty’s debt. There was no active market for our floating rate debt obligations as of December 31, 2002. Given our liquidity and credit situation as of December 31, 2002, if the holders of these borrowings were to have tried to sell such debt instruments to third parties, the prices which could have been realized could have been substantially less than the face values of the debt instruments and substantially less than our carrying values.
(3)	The fair market values of our fixed rate debt (December 31, 2002 and 2003) and floating rate debt (for December 31, 2003 only) were based on (a) our incremental borrowing rates for similar types of borrowing arrangements or (b) information from market participants. For $1.1 billion of our floating rate debt, the carrying value equals the fair market value.
(4)	Each of these amounts includes the values related to the outstanding warrants. See note 9.

(19) Supplemental Guarantor Information

For the two issuances of senior secured notes in July 2003 totaling $1.1 billion, our wholly-owned subsidiaries are either (a) full and unconditional guarantors, jointly and severally, (b) limited guarantors or (c) non-guarantors.

The primary full and unconditional guarantors of these senior secured notes are: Reliant Energy Aurora, LP; Reliant Energy California Holdings, LLC; Reliant Energy Electric Solutions, LLC; Reliant Energy Northeast Holdings, Inc.; REPG; Reliant Energy Retail Holdings, LLC; Reliant Energy Retail Services, LLC; Reliant Energy Services; Reliant Energy Shelby County II, LP and Reliant Energy Solutions, LLC.

Orion Power Holdings is the only limited guarantor of these senior secured notes and its guarantee of both the March 2003 credit facilities and the senior secured notes is limited to approximately $1.1 billion.

The primary non-guarantors of these senior secured notes are: Astoria Generating Company, LP; Erie Boulevard Hydropower, LP (sold in September 2004); Liberty; LEP; Orion Capital; Orion MidWest; Orion Power MidWest LP, LLC; Orion NY; Orion Power New York LP, LLC; Reliant Energy Capital (Europe), Inc. (RECE); Channelview; Reliant Energy Europe, Inc. (REE); Reliant Energy Trading & Marketing, B.V. (sold in December 2003); REMA; Reliant Energy New Jersey Holdings, LLC; Reliant Energy Power Generation Benelux, N.V. (sold in December 2003) and Reliant Energy Europe B.V. (RE BV) (sold in December 2003). All subsidiaries of Orion Power Holdings are non-guarantors. In connection with the sale of our European energy operations in December 2003, the majority of our European entities were sold. Effective February 2004, after the sale of our European energy operations, the following entities formerly classified as non-guarantors, became full and unconditional guarantors: RECE and REE. No adjustments to the disclosures for 2001, 2002 or 2003 were made for this change as the change will be made prospectively beginning in 2004. However, it is expected that these entities formerly in our European energy operations will have an insignificant amount of activity and/or balances.

Each of Astoria Generating Company, L.P., Orion Capital, Orion MidWest, Orion Power MidWest LP, LLC, Orion Power MidWest GP, Inc., Orion NY, Orion Power New York LP, LLC, Orion Power New York GP, Inc. and Twelvepole Creek, LLC is a separate legal entity and has its own assets.

The following condensed consolidating financial information presents supplemental information for the indicated groups as of December 31, 2002 and 2003 and for 2001, 2002 and 2003:

Condensed Consolidating Statements of Operations.

	Year Ended December 31, 2001
	Reliant Energy	Guarantors	Non-Guarantors	Adjustments (1)	Consolidated
	(in millions)
Revenues	$—	$4,937	$596	$(172)	$5,361
Trading margins	—	402	(23)	(1)	378

Total	—	5,339	573	(173)	5,739

Fuel and cost of gas sold	—	1,337	191	(90)	1,438
Purchased power	—	2,580	—	(82)	2,498
Operation and maintenance	—	340	247	(1)	586
General and administrative	102	202	42	—	346
Depreciation and amortization	2	115	53	—	170

Total	104	4,574	533	(173)	5,038

Operating (loss) income	(104)	765	40	—	701

Gains from investments, net	—	23	—	—	23
Income of equity investments	—	7	—	—	7
Income of equity investments of consolidated subsidiaries	567	36	—	(603)	—
Other, net	—	—	2	—	2
Interest expense	(10)	—	(6)	—	(16)
Interest income	—	19	3	—	22
Interest income (expense) – affiliated companies, net	129	35	(152)	—	12

Total other income (expense)	686	120	(153)	(603)	50

Income (loss) from continuing operations before income taxes	582	885	(113)	(603)	751
Income tax expense (benefit)	9	321	(40)	—	290

Income (loss) from continuing operations	573	564	(73)	(603)	461

(Loss) income from discontinued operations before income taxes	(16)	2	97	—	83
Income tax (benefit) expense	(6)	2	(12)	—	(16)

(Loss) income from discontinued operations	(10)	—	109	—	99

Income before cumulative effect of accounting change	563	564	36	(603)	560
Cumulative effect of accounting change, net of tax	—	3	—	—	3

Net income	$563	$567	$36	$(603)	$563

	Year Ended December 31, 2002
	Reliant Energy	Guarantors	Orion Power Holdings	Non-Guarantors	Adjustments (1)	Consolidated
	(in millions)
Revenues	$—	$9,391	$—	$1,655	$(612)	$10,434
Trading margins	—	279	—	9	—	288

Total	—	9,670	—	1,664	(612)	10,722

Fuel and cost of gas sold	—	730	—	616	(258)	1,088
Purchased power	—	7,633	—	70	(354)	7,349
Accrual for payment to CenterPoint Energy, Inc.	—	128	—	—	—	128
Operation and maintenance	—	481	9	430	—	920
General and administrative	39	343	1	63	—	446
Loss on sales of receivables	—	10	—	—	—	10
Impairment of goodwill (2)	—	—	—	337	(337)	—
Depreciation and amortization	15	140	—	203	—	358

Total	54	9,465	10	1,719	(949)	10,299

Operating (loss) income	(54)	205	(10)	(55)	337	423

Losses from investments, net	—	(23)	—	—	—	(23)
Income of equity investments	—	18	—	—	—	18
Loss of equity investments of consolidated subsidiaries	(524)	(820)	(230)	—	1,574	—
Other, net	—	14	—	—	1	15
Interest expense	(116)	(2)	(39)	(75)	—	(232)
Interest income	9	12	1	6	(1)	27
Interest income (expense) – affiliated companies, net	106	43	—	(144)	—	5

Total other expense	(525)	(758)	(268)	(213)	1,574	(190)

(Loss) income from continuing operations before income taxes	(579)	(553)	(278)	(268)	1,911	233
Income tax (benefit) expense	(19)	124	(21)	29	—	113

(Loss) income from continuing operations	(560)	(677)	(257)	(297)	1,911	120

Income (loss) from discontinued operations before income taxes	—	115	—	(459)	—	(344)
Income tax expense	—	42	—	60	—	102

Income (loss) from discontinued operations	—	73	—	(519)	—	(446)

Loss before cumulative effect of accounting changes	(560)	(604)	(257)	(816)	1,911	(326)
Cumulative effect of accounting changes, net of tax	—	—	—	(234)	—	(234)

Net loss	$(560)	$(604)	$(257)	$(1,050)	$1,911	$(560)

	Year Ended December 31, 2003
	Reliant Energy	Guarantors	Orion Power Holdings	Non-Guarantors	Adjustments (1)	Consolidated
	(in millions)
Revenues	$—	$9,451	$—	$2,044	$(857)	$10,638
Trading margins	—	(38)	—	(11)	—	(49)

Total	—	9,413	—	2,033	(857)	10,589

Fuel and cost of gas sold	—	853	—	925	(451)	1,327
Purchased power	—	7,172	—	57	(406)	6,823
Accrual for payment to CenterPoint Energy, Inc.	—	47	—	—	—	47
Operation and maintenance	—	410	2	509	—	921
General and administrative	—	290	1	143	—	434
Loss on sales of receivables `	—	37	—	—	—	37
Wholesale energy goodwill impairment (2)	—	126	—	585	274	985
Depreciation and amortization	11	158	—	239	—	408

Total	11	9,093	3	2,458	(583)	10,982

Operating (loss) income	(11)	320	(3)	(425)	(274)	(393)

Gains from investments, net	—	1	—	1	—	2
Loss of equity investments	—	(2)	—	—	—	(2)
Loss of equity investments of consolidated subsidiaries	(1,177)	(436)	(529)	—	2,142	—
Other, net	—	—	—	9	—	9
Interest expense	(379)	(11)	(41)	(83)	48	(466)
Interest income	4	28	—	3	—	35
Interest income (expense)– affiliated companies, net	169	(16)	—	(105)	(48)	—

Total other expense	(1,383)	(436)	(570)	(175)	2,142	(422)

Loss from continuing operations before income taxes	(1,394)	(116)	(573)	(600)	1,868	(815)
Income tax (benefit) expense	(68)	182	(17)	(9)	—	88

Loss from continuing operations	(1,326)	(298)	(556)	(591)	1,868	(903)

(Loss) income from discontinued operations before income taxes	(16)	87	—	(325)	(63)	(317)
Income tax (benefit) expense	—	31	—	67	—	98

(Loss) income from discontinued operations	(16)	56	—	(392)	(63)	(415)

Loss before cumulative effect of accounting changes	(1,342)	(242)	(556)	(983)	1,805	(1,318)
Cumulative effect of accounting changes, net of tax	—	(42)	—	18	—	(24)

Net loss	$(1,342)	$(284)	$(556)	$(965)	$1,805	$(1,342)

(1)	These amounts relate to either (a) eliminations and adjustments recorded in the normal consolidation process or (b) reclassifications recorded due to differences in classifications at the subsidiary levels compared to the consolidated level.
(2)	Based on Orion Power Holdings and its subsidiaries’ annual goodwill impairment test as of November 1, 2002, Orion Power’s consolidated goodwill was impaired by $337 million, which was recognized in the fourth quarter of 2002. Impairments related to Orion Power have been reflected in the non-guarantor column since Orion Power uses push-down accounting for acquired subsidiaries. However, for continuing operations at a consolidated level, we did not have an impairment of goodwill during 2002. The Orion Power impairment loss was eliminated from Reliant Energy consolidated financial statements, as goodwill was not impaired at the higher level reporting unit, as of December 31, 2002. Based on our wholesale energy reporting unit’s goodwill impairment test as of July 2003, we recognized an impairment of $985 million on a consolidated basis in the third quarter of 2003. Due to this impairment at the consolidated level, we concluded that it was more likely than not that there would be impairments at the subsidiary level for entities within the wholesale energy reporting unit. We therefore performed an updated impairment analysis for Orion Power Holdings and its subsidiaries as of July 2003. This test resulted in an impairment of $585 million on an Orion Power consolidated basis, which was recognized in the third quarter of 2003 in the non-guarantor column. When combined with the $337 million impairment recognized in 2002, Orion Power Holdings and its consolidated subsidiaries have recorded a cumulative impairment of $922 million as of December 31, 2003. Other than Orion Power Holdings’ subsidiaries’ goodwill, the only other goodwill recorded in entities within the wholesale energy reporting unit (other than $4 million related to REMA), totaling $177 million prior to this review, was recorded in the guarantor column and was derived from companies for which we are not required to prepare separate financial statements. We recognized $126 million of impairment in the guarantor column in the third quarter of 2003. This estimate reflects the difference between the consolidated Reliant Energy’s impairment and the cumulative impairments recorded by Orion Power Holdings and subsidiaries and is supported by management’s belief that this remaining amount of impairment is primarily associated with the wholesale energy reporting unit’s entities that are guarantors.

Condensed	Consolidating Balance Sheets.

	December 31, 2002
	Reliant Energy	Guarantors	Orion Power Holdings	Non-Guarantors	Adjustments (1)	Consolidated
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$657	$403	$6	$49	$—	$1,115
Restricted cash	—	—	—	206	—	206
Accounts and notes receivable, principally customer, net	121	944	37	214	—	1,316
Accounts and notes receivable – affiliated companies	817	853	—	405	(2,075)	—
Inventory	—	129	—	144	—	273
Trading and derivative assets	—	557	—	109	—	666
Other current assets	21	354	1	162	(39)	499
Current assets of discontinued operations	2	11	9	691	—	713

Total current assets	1,618	3,251	53	1,980	(2,114)	4,788

Property, plant and equipment, gross	142	2,026	1	4,703	—	6,872
Accumulated depreciation	(21)	(185)	—	(207)	—	(413)

Property, Plant and Equipment, net	121	1,841	1	4,496	—	6,459

Other Assets:
Goodwill, net (2)	—	210	—	994	337	1,541
Other intangibles, net	—	116	—	540	—	656
Notes receivable – affiliated companies	2,539	2,019	—	484	(5,042)	—
Equity investments	—	103	—	—	—	103
Equity investments in consolidated subsidiaries	5,715	273	3,283	—	(9,271)	—
Trading and derivative assets	—	199	—	65	—	264
Restricted cash	7	—	—	—	—	7
Other long-term assets	62	104	33	247	(55)	391
Long-term assets of discontinued operations	—	302	—	2,708	—	3,010

Total other assets	8,323	3,326	3,316	5,038	(14,031)	5,972

Total Assets	$10,062	$8,418	$3,370	$11,514	$(16,145)	$17,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and short-term borrowings	$350	$7	$8	$421	$—	$786
Accounts payable, principally trade	72	546	—	132	—	750
Accounts and notes payable – affiliated companies	—	1,192	7	921	(2,120)	—
Trading and derivative liabilities	—	407	—	99	—	506
Other current liabilities	26	312	13	112	(39)	424
Current liabilities of discontinued operations	—	4	—	1,139	—	1,143

Total current liabilities	448	2,468	28	2,824	(2,159)	3,609

Other Liabilities:
Notes payable – affiliated companies	—	2,962	—	2,035	(4,997)	—
Trading and derivative liabilities	—	176	—	68	—	244
Accrual for payment to CenterPoint Energy, Inc.	—	128	—	—	—	128
Other long-term liabilities	45	162	4	569	(55)	725
Long-term liabilities of discontinued operations	—	12	—	1,655	—	1,667

Total other liabilities	45	3,440	4	4,327	(5,052)	2,764

Long-term Debt	3,916	4	466	807	—	5,193

Commitments and Contingencies
Stockholders’ Equity	5,653	2,506	2,872	3,556	(8,934)	5,653

Total Liabilities and Stockholders’ Equity	$10,062	$8,418	$3,370	$11,514	$(16,145)	$17,219

	December 31, 2003
	Reliant Energy	Guarantors	Orion Power Holdings	Non-Guarantors	Adjustments (1)	Consolidated
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$23	$64	$10	$49	$—	$146
Restricted cash	7	—	23	204	—	234
Accounts and notes receivable, principally customer, net	86	933	22	145	(22)	1,164
Accounts and notes receivable – affiliated companies	421	546	—	257	(1,224)	—
Inventory	—	109	—	157	—	266
Trading and derivative assets	—	372	—	121	—	493
Other current assets	7	218	3	94	—	322
Current assets of discontinued operations	—	—	—	66	—	66

Total current assets	544	2,242	58	1,093	(1,246)	2,691

Property, plant and equipment, gross	—	3,943	1	4,752	—	8,696
Accumulated depreciation	—	(348)	—	(357)	—	(705)

Property, Plant and Equipment, net	—	3,595	1	4,395	—	7,991

Other Assets:
Goodwill, net (2)	—	84	—	399	—	483
Other intangibles, net	—	127	—	524	—	651
Notes receivable – affiliated companies	1,960	685	—	44	(2,689)	—
Equity investments	—	95	—	—	—	95
Equity investments in consolidated subsidiaries	5,178	275	2,821	—	(8,274)	—
Trading and derivative assets	3	170	—	27	—	200
Restricted cash	—	—	—	37	—	37
Other long-term assets	139	149	26	267	(36)	545
Long-term assets of discontinued operations	—	—	—	618	—	618

Total other assets	7,280	1,585	2,847	1,916	(10,999)	2,629

Total Assets	$7,824	$7,422	$2,906	$7,404	$(12,245)	$13,311

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and short-term borrowings	$(2)	$4	$8	$381	$—	$391
Accounts payable, principally trade	5	444	—	61	—	510
Accounts and notes payable – affiliated companies	—	604	8	656	(1,268)	—
Trading and derivative liabilities	—	236	—	113	—	349
Accrual for payment to CenterPoint Energy, Inc.	—	175	—	—	—	175
Other current liabilities	78	367	12	80	(22)	515
Current liabilities of discontinued operations	—	—	1	60	—	61

Total current liabilities	81	1,830	29	1,351	(1,290)	2,001

Other Liabilities:
Notes payable – affiliated companies	—	1,970	—	675	(2,645)	—
Trading and derivative liabilities	—	152	—	57	—	209
Other long-term liabilities	33	307	4	626	(36)	934
Long-term liabililities of discontinued operations	—	—	—	881	—	881

Total other liabilities	33	2,429	4	2,239	(2,681)	2,024

Long-term Debt	3,338	400	458	718	—	4,914

Commitments and Contingencies
Stockholders’ Equity	4,372	2,763	2,415	3,096	(8,274)	4,372

Total Liabilities and Stockholders’ Equity	$7,824	$7,422	$2,906	$7,404	$(12,245)	$13,311

(1)	These amounts relate to either (a) eliminations and adjustments recorded in the normal consolidation process or (b) reclassifications recorded due to differences in classifications at the subsidiary levels compared to the consolidated level.
(2)	See subfootnote (2) in the 2003 statement of operations table above.

Condensed	Consolidating Statements of Cash Flows.

	Year Ended December 31, 2001
	Reliant Energy	Guarantors	Non-Guarantors	Adjustments (1)	Consolidated
	(in millions)
Cash Flows from Operating Activities:
Net cash provided by (used in) continuing operations from operating activities	$62	$224	$(242)	$—	$44
Net cash used in discontinued operations from operating activities	—	(138)	(58)	—	(196)

Net cash provided by (used in) operating activities	62	86	(300)	—	(152)

Cash Flows from Investing Activities:
Capital expenditures	(44)	(548)	(136)	—	(728)
Investments in and distributions from subsidiaries, net and Reliant Energy’s advances to its wholly-owned subsidiaries, net (2)	(1,151)	3	—	1,148	—
Other, net	—	2	—	—	2

Net cash used in continuing operations from investing activities	(1,195)	(543)	(136)	1,148	(726)
Net cash used in discontinued operations from investing activities	—	(91)	(21)	—	(112)

Net cash used in investing activities	(1,195)	(634)	(157)	1,148	(838)

Cash Flows from Financing Activities:
Proceeds from issuance of stock	1,696	—	—	—	1,696
Increase in short-term borrowings, net	—	—	129	—	129
Changes in notes with affiliated companies, net (3)	(382)	586	212	(1,148)	(732)
Purchase of treasury stock	(189)	—	—	—	(189)
Contributions from CenterPoint	9	—	—	—	9
Payments of financing costs	—	—	(1)	—	(1)
Other, net	—	3	—	—	3

Net cash provided by continuing operations from financing activities	1,134	589	340	(1,148)	915
Net cash provided by discontinued operations from financing activities	—	—	85	—	85

Net cash provided by financing activities	1,134	589	425	(1,148)	1,000

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(6)	—	(6)

Net Change in Cash and Cash Equivalents	1	41	(38)	—	4
Cash and Cash Equivalents at Beginning of Period	—	27	67	—	94

Cash and Cash Equivalents at End of Period	$1	$68	$29	$—	$98

	Year Ended December 31, 2002
	Reliant Energy	Guarantors	Orion Power Holdings	Non-Guarantors	Adjustments (1)	Consolidated
	(in millions)
Cash Flows from Operating Activities:
Net cash (used in) provided by continuing operations from operating activities	$(39)	$30	$(41)	$548	$—	$498
Net cash (used in) provided by discontinued operations from operating activities	(116)	58	—	76	—	18

Net cash (used in) provided by operating activities	(155)	88	(41)	624	—	516

Cash Flows from Investing Activities:
Capital expenditures	(76)	(347)	—	(200)	—	(623)
Business acquisition, net of cash acquired	(2,964)	—	76	—	(76)	(2,964)
Investments in and distributions from subsidiaries, net and Reliant Energy’s and Orion Power Holdings’ advances to and distributions from its wholly-owned subsidiaries, net (2)	(795)	(47)	171	180	491	—
Other, net	—	(1)	—	—	—	(1)

Net cash (used in) provided by continuing operations from investing activities	(3,835)	(395)	247	(20)	415	(3,588)
Net cash (used in) provided by discontinued operations from investing activities	—	(1)	—	102	—	101

Net cash (used in) provided by investing activities	(3,835)	(396)	247	82	415	(3,487)

Cash Flows from Financing Activities:
Proceeds from long-term debt	—	13	—	—	—	13
Payments of long-term debt	—	(4)	(200)	—	—	(204)
Increase (decrease) in short-term borrowings, net	4,266	1	—	(50)	—	4,217
Changes in notes with affiliated companies, net (3)	382	633	—	(214)	(415)	386
Payments of financing costs	(16)	—	—	(8)	—	(24)
Proceeds from issuances of treasury stock	14	—	—	—	—	14

Net cash provided by (used in) continuing operations from financing activities	4,646	643	(200)	(272)	(415)	4,402

Net cash used in discontinued operations from financing activities	—	—	—	(417)	—	(417)

Net cash provided by (used in) financing activities	4,646	643	(200)	(689)	(415)	3,985

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	—	3	—	3

Net Change in Cash and Cash Equivalents	656	335	6	20	—	1,017
Cash and Cash Equivalents at Beginning of Period	1	68	—	29	—	98

Cash and Cash Equivalents at End of Period	$657	$403	$6	$49	$–	$1,115

	Year Ended December 31, 2003
	Reliant Energy	Guarantors	Orion Power Holdings	Non-Guarantors	Adjustments (1)	Consolidated
	(in millions)
Cash Flows from Operating Activities:
Net cash (used in) provided by continuing operations from operating activities	$(4)	$740	$24	$72	$—	$832
Net cash (used in) provided by discontinued operations from operating activities	(26)	12	—	51	—	37

Net cash (used in) provided by operating activities	(30)	752	24	123	—	869

Cash Flows from Investing Activities:
Capital expenditures	(21)	(467)	—	(84)	—	(572)
Investments in and distributions from subsidiaries, net and Reliant Energy’s and Orion Power Holdings’ advances to and distributions from its wholly-owned subsidiaries, net (2)	1,635	—	18	17	(1,670)	—
Purchase and sale of permits and licenses to affiliates	—	(19)	—	19	—	—
Other	—	5	—	2	—	7

Net cash provided by (used in) continuing operations from investing activities	1,614	(481)	18	(46)	(1,670)	(565)
Net cash provided by discontinued operations from investing activities	—	284	—	1,323	—	1,607

Net cash provided by (used in) investing activities	1,614	(197)	18	1,277	(1,670)	1,042

Cash Flows from Financing Activities:
Proceeds from long-term debt	1,375	195	—	42	—	1,612
Payments of long-term debt	(2,048)	(5)	—	(95)	—	(2,148)
Decrease in short-term borrowings, net	(1,370)	—	—	(55)	—	(1,425)
Proceeds from issuances of treasury stock	8	—	—	—	—	8
Changes in notes with affiliated companies, net (3)	—	(1,084)	(38)	(548)	1,670	—
Payments of financing costs	(183)	—	—	(1)	—	(184)

Net cash used in continuing operations from financing activities	(2,218)	(894)	(38)	(657)	1,670	(2,137)
Net cash used in discontinued operations from financing activities	—	—	—	(752)	—	(752)

Net cash used in financing activities	(2,218)	(894)	(38)	(1,409)	1,670	(2,889)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	—	9	—	9

Net Change in Cash and Cash Equivalents	(634)	(339)	4	—	—	(969)
Cash and Cash Equivalents at Beginning of Period	657	403	6	49	—	1,115

Cash and Cash Equivalents at End of Period	$23	$64	$10	$49	$—	$146

(1)	These amounts relate to either (a) eliminations and adjustments recorded in the normal consolidation process or (b) reclassifications recorded due to differences in classifications at the subsidiary levels compared to the consolidated level.
(2)	Investments in and distributions from subsidiaries, net and Reliant Energy’s and Orion Power Holdings’ advances to and distributions from its wholly-owned subsidiaries, net are classified as investing activities for Reliant Energy and its wholly-owned subsidiaries.
(3)	Changes in notes with affiliated companies net, are classified as financing activities for Reliant Energy’s wholly-owned subsidiaries.

(20) Unaudited Quarterly Information

	Year Ended December 31, 2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions)
Revenues	$1,562	$2,006	$5,040	$1,826
Trading margins	51	115	115	7

Total revenues	1,613	2,121	5,155	1,833
Operating income (loss)	125	200	280	(182)
Income (loss) from continuing operations before income taxes	110	170	211	(258)
Income (loss) from continuing operations	70	115	115	(180)
Income (loss) from discontinued operations	26	61	(65)	(468)
Income (loss) before cumulative effect of accounting change	96	176	50	(648)
Cumulative effect of accounting change, net of tax	(234)	—	—	—
Net (loss) income	(138)	176	50	(648)

Basic Earnings (Loss) Per Share:
Income (loss) from continuing operations	$0.24	$0.40	$0.40	$(0.62)
Income (loss) from discontinued operations	0.09	0.21	(0.23)	(1.61)

Income (loss) before cumulative effect of accounting change	0.33	0.61	0.17	(2.23)
Cumulative effect of accounting change, net of tax	(0.81)	—	—	—

Net (loss) income	$(0.48)	$0.61	$0.17	$(2.23)

Diluted Earnings (Loss) Per Share:
Income (loss) from continuing operations	$0.24	$0.39	$0.40	$(0.62)
Income (loss) from discontinued operations	0.09	0.21	(0.23)	(1.61)

Income (loss) before cumulative effect of accounting change	0.33	0.60	0.17	(2.23)
Cumulative effect of accounting change, net of tax	(0.81)	—	—	—

Net (loss) income	$(0.48)	$0.60	$0.17	$(2.23)

	Year Ended December 31, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions)
Revenues	$2,517	$2,686	$3,660	$1,775
Trading margins	(83)	12	26	(4)

Total revenues	2,434	2,698	3,686	1,771
Operating income (loss)	4	45	(521)	79
Loss from continuing operations before income taxes	(67)	(48)	(654)	(46)
Loss from continuing operations	(49)	(34)	(790)	(30)
(Loss) income from discontinued operations	(378)	27	(126)	62
Loss before cumulative effect of accounting changes	(427)	(7)	(916)	32
Cumulative effect of accounting changes, net of tax	(25)	1	—	—
Net loss	(452)	(6)	(916)	32

Basic Earnings (Loss) Per Share:
Loss from continuing operations	$(0.17)	$(0.11)	$(2.68)	$(0.10)
(Loss) income from discontinued operations	(1.30)	0.09	(0.43)	0.21

Loss before cumulative effect of accounting changes	(1.47)	(0.02)	(3.11)	0.11
Cumulative effect of accounting changes, net of tax	(0.08)	—	—	—

Net loss	$(1.55)	$(0.02)	$(3.11)	$0.11

Diluted Earnings (Loss) Per Share:
Loss from continuing operations	$(0.17)	$(0.11)	$(2.68)	$(0.10)
(Loss) income from discontinued operations	(1.30)	0.09	(0.43)	0.21

Loss before cumulative effect of accounting changes	(1.47)	(0.02)	(3.11)	0.11
Cumulative effect of accounting changes, net of tax	(0.08)	—	—	—

Net loss	$(1.55)	$(0.02)	$(3.11)	$0.11

The quarterly operating results incorporate the results of operations of Orion Power from our February 2002 acquisition date as discussed in note 5. The variances in revenues from quarter to quarter for 2002 and 2003 were primarily due to (a) the Orion Power acquisition (for 2002 only), (b) the seasonal fluctuations in demand for electric energy and energy services, (c) changes in energy commodity prices and (d) implementation of EITF No. 02-03 (2002 only) and EITF No. 03-11 (2003 only) (see notes 2(d) and 7). Changes in operating income (loss) and net income (loss) from quarter to quarter for 2002 and 2003 were primarily due to:

•	the seasonal fluctuations in demand for electric energy and energy services;

•	changes in energy commodity prices;

•	the timing of maintenance expenses on electric generation plants; and

•	provisions and reversals related to energy sales and refunds in California.

In addition, operating income (loss) and net income (loss) changed from quarter to quarter in 2002 by:

•	the impact of the Orion Power acquisition (see note 5);

•	$109 million in pre-tax loss related to changes in our estimated refund obligation, credit reserve and interest receivable for energy sales in California ($33 million in income in the first quarter, $29 million in loss in the second quarter, $15 million in loss in the third quarter and $98 million in loss in the fourth quarter) (see note 15(b));

•	$234 million, net of tax, cumulative effect of an accounting change related to the adoption of SFAS No. 142 in the first quarter of 2002 for our discontinued European energy operations (only impacted net loss) (see note 6);

•	a one-time $109 million pre-tax gain resulting from the amendment of certain contracts in our European energy discontinued operations in the second quarter of 2002 (only impacted net income);

•	costs related to plant cancellations and equipment impairments in the second and third quarters of 2002;

•	$128 million accrual recorded in the third and fourth quarters of 2002 for a payment to CenterPoint (see note 14(d));

•	$47 million pre-tax, non-cash charge in the third quarter of 2002 relating to the accounting settlement of certain benefit obligations associated with our separation from CenterPoint (see note 12);

•	$45 million tax accrual related to our European energy discontinued operations in the third quarter of 2002 (only impacted net income);

•	$482 million goodwill impairment in our European energy discontinued operations in the fourth quarter of 2002 (only impacted net loss) (see note 6);

•	impairment charges of $32 million pre-tax relating to certain cost method investments ($27 million pre-tax in the fourth quarter) in 2002 (see note 2(o)); and

•	$14 million provision for a FERC settlement in January 2003, which was recorded in the fourth quarter of 2002 (see note (15(a)).

Also, operating income (loss) and net income (loss) changed from quarter to quarter in 2003 by:

•	$108 million in pre-tax income related to changes in our estimated refund obligation, credit reserve and interest receivable for energy sales in California ($84 million in income in the first quarter, $1 million in income in the second quarter and $23 million in income in the fourth quarter) (see note 15(b));

•	$310 million loss on the disposition of our discontinued European energy operations ($384 million loss in the first quarter, $44 million gain in the second quarter, $53 million loss in the third quarter and $83 million gain in the fourth quarter) (only impacted net loss) (see note 22);

•	$80 million pre-tax trading loss related to certain of our natural gas trading positions recognized in the first quarter of 2003;

•	$47 million accrual for a payment to CenterPoint in the first quarter of 2003 (see note 14(d));

•	$24 million, net of tax, cumulative effect of accounting changes primarily in the first quarter of 2003 (only impacted net loss) (see notes 2(c), 2(d) and 2(q));

•	$985 million goodwill impairment in our wholesale energy segment in the third quarter of 2003 (see note 6);

•	$75 million loss on the disposition of our Desert Basin plant operations in the third quarter of 2003 (see note 23);

•	$37 million provision for a settlement agreement reached with the FERC in the third quarter of 2003 (see note 15(a));

•	$28 million write-off of deferred financing costs in the third quarter of 2003 (see note 2(r));

•	$14 million increase in depreciation expense associated with the early retirements of several units in the third quarter of 2003;

•	$27 million write-off of deferred financing costs in the fourth quarter of 2003 (see note 2(r)); and

•	$18 million provision for the CFTC settlement in the fourth quarter of 2003 (see note 15(a)).

(21) Reportable Segments

We have identified the following reportable segments: retail energy, wholesale energy and other operations. The accounting policies of our reportable segments are the same as those described in the summary of significant accounting policies (note 2). We account for intersegment revenues as if such revenues were to third parties, that is, at current market prices or pursuant to intercompany agreements entered into at current market prices. In December 2003, we sold our European energy operations and have classified that as discontinued operations (see note 22). In October 2003, we sold our Desert Basin plant operations (which was formerly included in our wholesale energy segment) and have classified that as discontinued operations (see note 23). In September 2004, we sold our hydropower plants (which was formerly included in our wholesale energy segment) and have classified that as discontinued operations (see note 24). Our determination of reportable segments considers the strategic operating units under which we manage sales, allocate resources and assess performance of various products and services to wholesale or retail customers. Earnings (loss) before interest expense, interest income and income taxes (EBIT), is the primary measurement used by our management to evaluate the performance of each of our business segments. EBIT is not defined under GAAP, should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP and is not indicative of operating income (loss) from operations as determined under GAAP.

As part of our review of the organization of our business units, effective December 31, 2003, we began reporting our ERCOT generation facilities, which consist of ten power generation units completed or under various stages of construction at seven facilities with an aggregate net generation capacity of 805 MW located in Texas, in our wholesale energy segment rather than our retail energy segment. Reportable segments from prior periods have been reclassified to conform to the 2003 presentation.

Long-lived assets include net property, plant and equipment, net goodwill, net other intangibles and equity investments.

Financial data for business segments (excluding items related to our discontinued operations, other than total assets) are as follows:

	Retail Energy	Wholesale Energy	Other Operations	Discontinued Operations	Eliminations	Consolidated
	(in millions)
For the year ended
December 31, 2001 (except as denoted):
Revenues from external customers	$114	$5,236	$11	$—	$—	$5,361
Trading margins	74	304	—	—	—	378
Depreciation and amortization	11	117	42	—	—	170
Operating (loss) income	(13)	904	(190)	—	—	701
Income of equity investments	—	7	—	—	—	7
EBIT	(13)	913	(167)	—	—	733
Expenditures for long-lived assets	117	567	44	—	—	728
Equity investments as of December 31, 2001	—	88	—	—	—	88
Total assets as of December 31, 2001	391	7,350	645	3,670	(330)	11,726

For the year ended
December 31, 2002 (except as denoted):
Revenues from external customers	4,128	6,303	3	—	—	10,434
Intersegment revenues	2	64	—	—	(66)	—
Trading margins	152	136	—	—	—	288
Depreciation and amortization	26	317	15	—	—	358
Operating income (loss)	520	(33)	(64)	—	—	423
Income of equity investments	—	18	—	—	—	18
EBIT	520	—	(87)	—	—	433
Expenditures for long-lived assets	33	3,477	77	—	—	3,587
Equity investments as of December 31, 2002	—	103	—	—	—	103
Total assets as of December 31, 2002	1,422	11,487	915	3,723	(328)	17,219

For the year ended
December 31, 2003 (except as denoted):
Revenues from external customers	5,729	4,908	1	—	—	10,638
Intersegment revenues	—	225	—	—	(225)	—
Trading margins	—	(49)	—	—	—	(49)
Depreciation and amortization	35	342	31	—	—	408
Operating income (loss)	621	(984)	(30)	—	—	(393)
Loss of equity investments	—	(2)	—	—	—	(2)
EBIT	621	(977)	(28)	—	—	(384)
Expenditures for long-lived assets	23	506	43	—	—	572
Equity investments as of December 31, 2003	—	95	—	—	—	95
Total assets as of December 31, 2003	1,162	11,083	558	684	(176)	13,311

	As of and for the Year Ended December 31,
	2001	2002	2003
	(in millions)
Reconciliation of Operating Income (Loss) to EBIT and EBIT to Net Income (Loss):
Operating income (loss)	$701	$423	$(393)
Gains (losses) from investments, net	23	(23)	2
Income of equity investments	7	18	(2)
Other income, net	2	15	9

EBIT	733	433	(384)
Interest expense	(16)	(232)	(466)
Interest income	22	27	35
Interest income – affiliated companies, net	12	5	—

Income (loss) from continuing operations before income taxes	751	233	(815)
Income tax expense	290	113	88

Income (loss) from continuing operations	461	120	(903)
Income (loss) from discontinued operations	99	(446)	(415)

Income (loss) before cumulative effect of accounting changes	560	(326)	(1,318)
Cumulative effect of accounting changes, net of tax	3	(234)	(24)

Net income (loss)	$563	$(560)	$(1,342)

Revenues by Products and Services:
Retail energy products and services	$114	$4,130	$5,729
Wholesale energy and energy related sales	5,236	6,367	5,133
Energy trading margins	378	288	(49)
Other	11	3	1
Eliminations	—	(66)	(225)

Total	$5,739	$10,722	$10,589

Revenues and Long-Lived Assets by
Geographic Areas:
Revenues:
United States (1)	$5,762	$10,717	$10,600
Canada (2)	(23)	5	(11)

Total	$5,739	$10,722	$10,589

Long-lived assets:
United States	$3,416	$8,759	$9,220

Total	$3,416	$8,759	$9,220

(1)	For 2001, 2002 and 2003, revenues include trading margins of $401 million, $283 million and $(38) million, respectively.
(2)	For 2001, 2002 and 2003, revenues include trading margins of $(23) million, $5 million and $(11) million, respectively.

(22) Discontinued Operations – Sale of Our European Energy Operations

General. In February 2003, we signed an agreement to sell our European energy operations through the sale of our shares in RE BV, a holding company for these operations. The sale closed in December 2003.

We calculated the United States dollar amounts, for those items disclosed as of either December 31, 2002 or 2003, assuming an exchange rate of 1.2595 US dollar to the Euro for December 31, 2003, and an exchange rate of 1.0492 US dollar to the Euro for December 31, 2002, unless the context indicates otherwise.

Purchase Price. We received net cash proceeds of $1.4 billion (Euro 1.1 billion). We used the net cash proceeds from the sale (a) to prepay the Euro 600 million bank term loan borrowed by RECE to finance a portion of the original acquisition costs of our European energy operations and (b) to prepay $567 million of debt under our March 2003 credit facilities ($360 million, which had been temporarily placed in an escrow account, and an additional $207 million from the remaining net proceeds).

As additional contingent consideration for the sale, we are also entitled to receive from the purchaser 90% of any cash payments in excess of $139 million (Euro 110 million) paid by NEA B.V. (NEA) after February 2003, to Reliant Energy Power Generation Benelux B.V. (REPGB), the operating subsidiary of RE BV. REPGB has an equity investment in NEA, the former coordinating body for the Dutch electricity sector. NEA is in the process of liquidating various stranded cost contract liabilities incurred by it during the period prior to the liberalization of the Dutch energy market. Given uncertainties associated with this liquidation, there can be no assurance as to the amount, if any, or timing of potential consideration resulting from cash payments by NEA. As of December 31, 2003, we have no asset recorded in our consolidated balance sheet for these potential cash payments from NEA.

Accounting Treatment of Sale Transaction. In connection with the sale, we recognized a loss on disposition of $310 million during 2003. We do not currently anticipate that there will be a Dutch or United States income tax benefit realized by us as a result of this loss. We will recognize contingent payments, if any (as discussed above), in earnings upon receipt. During the first quarter of 2003, we began to report the results of our European energy operations as discontinued operations in accordance with SFAS No. 144 and accordingly, reclassified amounts from prior periods. For information regarding goodwill impairments of our European energy segment recognized in the first and fourth quarters of 2002 of $234 million and $482 million, respectively, see note 6.

Assets and liabilities related to our European energy discontinued operations were as follows as of December 31, 2002 (in millions):

Current Assets:
Cash and cash equivalents	$112
Accounts and notes receivable and accrued unbilled revenues, principally customer, net	377
Other current assets	164

Total current assets	653

Property, Plant and Equipment, net	1,647
Other Assets:
Stranded costs indemnification receivable	203
Investment in NEA	210
Other	16

Total long-term assets	2,076

Total Assets	$2,729

Current Liabilities:
Current portion of long-term debt and short-term borrowings	$631
Accounts payable, principally trade	306
Other current liabilities	147

Total current liabilities	1,084

Other Liabilities:
Trading and derivative liabilities, including stranded costs liability	363
Other liabilities	348

Total other liabilities	711

Long-term Debt	37

Total long-term liabilities	748

Total Liabilities	$1,832

Accumulated other comprehensive income	$39

Revenues and pre-tax income (loss) related to our European energy discontinued operations were as follows:

	Year Ended December 31,
	2001	2002	2003
	(in millions)
Revenues	$614	$632	$658
Income (loss) before income tax expense/benefit	79	(380)	(253	)(1)

(1)	Included in this amount is a $310 million loss related to our loss on disposition.

(23) Discontinued Operations – Sale of Our Desert Basin Plant Operations

On July 9, 2003, we entered into a definitive agreement to sell our 588-megawatt Desert Basin plant, located in Casa Grande, Arizona, to Salt River Project Agricultural Improvement and Power District (SRP) of Phoenix for $289 million. The sale closed in October 2003. Desert Basin, a combined-cycle facility that we developed, started commercial operation in 2001 and provided all of its power to SRP under a 10-year power purchase agreement, which terminated in connection with the sale. The Desert Basin plant was the only operation of Reliant Energy Desert Basin, LLC, a subsidiary of Reliant Energy. We used the net proceeds from the sale of $285 million to prepay indebtedness under our March 2003 credit facilities.

During the third quarter of 2003, we began to report the results of our Desert Basin plant operations as discontinued operations in accordance with SFAS No. 144 and accordingly, reclassified amounts from prior periods. We recognized a loss of $75 million, after-tax, on the disposition of our Desert Basin plant operations during 2003. The loss on disposition of $84 million ($75 million after-tax), consisted of a loss of $21 million ($12 million after-tax) on the tangible assets and liabilities associated with our actual investment in the Desert Basin plant operations and a loss of $63 million (pre-tax and after-tax) relating to the allocated goodwill of our wholesale energy reporting unit. We did not allocate any goodwill to our Desert Basin plant operations prior to July 2003.

Assets and liabilities related to our Desert Basin plant discontinued operations were as follows as of December 31, 2002 (in millions):

Current Assets:
Cash and cash equivalents	$—
Accounts and notes receivable and accrued unbilled revenues, principally customer, net	6
Other current assets	5

Total current assets	11

Property, Plant and Equipment, net	302
Other Assets:
Other	—

Total long-term assets	302

Total Assets	$313

Current Liabilities:
Accounts payable, principally trade	$1
Other current liabilities	3

Total current liabilities	4

Other Liabilities:
Other liabilities	12

Total other liabilities	12

Total long-term liabilities	12

Total Liabilities	$16

Revenues and pre-tax income (loss) related to our Desert Basin plant discontinued operations were as follows:

	Year Ended December 31,
	2001	2002	2003
	(in millions)
Revenues	$8	$62	$49
Income (loss) before income tax expense/benefit	4	39	(57	)(1)

(1)	Included in this amount is an $84 million loss related to our loss on disposition.

(24) Discontinued Operations – Sale of Our Hydropower Plants

General. In September 2004, we sold our equity interests in subsidiaries of Orion Power Holdings owning 71 operating hydropower plants and a fossil-fueled, combined-cycle generation plant with a total aggregate net generating capacity of 770 MW located in upstate New York (hydropower plants). The purchaser is an indirect subsidiary of Brascan Corporation, a Canadian asset management company. The hydropower plants were a part of our wholesale energy segment. The purchase price, prior to closing adjustments for changes in certain intercompany accounts, interest and taxes, was $900 million in cash. The adjusted purchase price paid to us at closing was $874 million. After transaction costs, estimated purchase price adjustments, estimated taxes, accrued interest and interest rate swap termination, our estimated net proceeds were $808 million.

Use of Proceeds. Under the terms of certain credit agreements, we were required to apply all net cash proceeds from the sale to pay off indebtedness (including swap obligations) (a) first, under the Orion NY credit facility, and (b) then under the Orion MidWest credit facility. The Orion NY credit facility, including swap obligations, was repaid in its entirety and terminated. As of September 30, 2004, $372 million remained outstanding under the Orion MidWest credit facility. Notwithstanding the repayment of the Orion NY credit facility, Orion NY and its assets will continue to be subject to the credit facility’s covenants and security interests, which will continue in effect for the benefit of the Orion MidWest credit facility lenders until the Orion MidWest credit facility is extinguished. See note 9.

Assumptions Related to Debt, Interest Rate Swaps and Interest Expense of Discontinued Operations. Based on our contractual obligation to apply the net proceeds from the sale to the prepayment of debt under the Orion NY and Orion MidWest credit facilities, we have reported as discontinued operations all outstanding debt, interest rate swaps and deferred financing costs, including associated interest, under the Orion NY credit facility.

In addition, we have reported as discontinued operations $464 million and $482 million of outstanding debt under the Orion MidWest credit facility as of December 31, 2002 and 2003, respectively, as well as the associated interest expense for the applicable periods, based on the receipt of estimated net proceeds from the sale. In connection with the debt reported as discontinued operations under the Orion MidWest credit facility, we have reported the associated interest expense on the interest rate swaps and deferred financing costs as discontinued operations.

Accounting Treatment of Sale Transaction. We recorded an after-tax gain on the closing of the sale of approximately $110 million, which includes the effects of allocated goodwill of $42 million associated with our wholesale energy reporting unit. This estimated gain is subject to changes due to the final determination of state taxes to be paid and post closing purchase price adjustments, if any. In addition, this transaction results in a tax benefit to be realized in discontinued operations of approximately $103 million due to the utilization of previously reserved capital losses from the sale of our European energy operations. See note 22.

Assets and liabilities related to our hydropower plants were as follows:

	December 31,
	2002		2003
	(in millions)
Current Assets:
Cash and cash equivalents	$—		$—
Restricted cash	7		17
Accounts receivable, net	31		31
Other current assets	11		18

Total current assets	49		66

Property, Plant and Equipment, net	532		536
Other Assets:
Other intangibles, net	81		69
Other	19		13

Total long-term assets	632		618

Total Assets	$681		$684

Current Liabilities:
Current portion of long-term debt and short-term borrowings	$34		$39
Accounts payable, principally trade	4		7
Derivative liabilities	12		9
Other current liabilities	5		6

Total current liabilities	55		61

Other Liabilities:
Derivative liabilities	16		8
Other liabilities	75		78

Total other liabilities	91		86
Long-term Debt	816	(1)	795	(1)

Total long-term liabilities	907		881

Total Liabilities	$962		$942

Accumulated other comprehensive loss	$(16)		$(10)

(1)	As of December 31, 2002 and 2003, this amount includes $35 million and $19 million, respectively, related to adjustment to fair value of interest rate swaps. See note 9.

Revenues and pre-tax loss related to our hydropower plants discontinued operations were as follows:

	Year Ended December 31,
	2002	2003
	(in millions)
Revenues	$89	$118
Loss before income taxes	(3)	(7)

*    *    *

RELIANT ENERGY, INC.

SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED STATEMENTS OF OPERATIONS

(Thousands of Dollars)

	Year Ended December 31,
	2001	2002	2003
(Expenses) Income:
General, administrative and depreciation, net	$(104,382)	$(53,596)	$(10,630)
Equity in earnings (loss) of investments in subsidiaries	567,032	(523,524)	(1,176,905)
Foreign currency translation loss from intercompany note receivable	(15,839)	—	—
Transaction costs associated with sale of European energy operations	—	—	(15,647)
Interest expense	(9,625)	(116,197)	(379,193)
Interest income	—	8,628	3,666
Interest income – CenterPoint, net	2,523	2,657	—
Interest income – subsidiaries, net	126,576	103,322	168,668

Income (Loss) Before Income Taxes	566,285	(578,710)	(1,410,041)
Income tax expense (benefit)	2,934	(18,898)	(67,924)

Net Income (Loss)	$563,351	$(559,812)	$(1,342,117)

See Notes to the Condensed Financial Statements and Reliant Energy’s Consolidated Financial Statements

RELIANT ENERGY, INC.

SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED BALANCE SHEETS

(Thousands of Dollars)

	December 31,
	2002	2003
ASSETS
Current Assets:
Cash and cash equivalents	$656,966	$23,435
Restricted cash	—	7,000
Advances to and notes receivable from subsidiaries, net	817,128	420,546
Accounts and notes receivable from CenterPoint, net	25,887	—
Federal income tax receivable	94,792	83,310
Accumulated deferred income taxes	17,585	8,253
Prepayments and other current assets	5,161	—

Total current assets	1,617,519	542,544

Property, Plant and Equipment, net	120,893	—

Other Assets:
Advances to and notes receivable from subsidiaries, net	2,539,275	1,959,904
Investments in subsidiaries	5,714,872	5,177,690
Accumulated deferred income taxes	25,822	—
Restricted cash	7,000	—
Other	36,512	142,279

Total other assets	8,323,481	7,279,873

Total Assets	$10,061,893	$7,822,417

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$350,000	$(2,251)
Accounts and other payables	72,467	5,050
State franchise tax payable	20	4,446
Interest payable	17,024	57,047
Other	8,806	15,444

Total current liabilities	448,317	79,736

Benefit Obligations and Other Liabilities	44,688	33,037

Long-term Debt	3,916,000	3,337,845

Commitments and Contingencies (note 5)

Stockholders’ Equity:
Preferred stock; par value $0.001 per share (125,000,000 shares authorized; none outstanding)	—	—
Common stock; par value $0.001 per share (2,000,000,000 shares authorized; 299,804,000 issued)	61	61
Additional paid-in capital	5,836,957	5,841,438
Treasury stock at cost 9,198,766 and 5,212,017 shares	(158,483)	(89,769)
Retained earnings (deficit)	3,539	(1,338,578)
Accumulated other comprehensive loss	(29,186)	(41,353)

Stockholders’ equity	5,652,888	4,371,799

Total Liabilities and Stockholders’ Equity	$10,061,893	$7,822,417

See Notes to the Condensed Financial Statements and Reliant Energy’s Consolidated Financial Statements

RELIANT ENERGY, INC.

SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Year Ended December 31,
	2001	2002	2003
Cash Flows from Operating Activities:
Net income (loss)	$563,351	$(559,812)	$(1,342,117)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income taxes	(39,840)	35,862	(11,919)
Equity in (earnings) loss of investment in subsidiaries	(567,032)	523,524	1,176,905
Curtailment and related benefit enhancement	99,523	—	—
Accounting settlement for certain benefit plans	—	47,356	—
Ineffectiveness of interest rate hedges	—	16,037	10,618
Amortization of deferred financing costs	591	1,330	94,787
Other, net	—	9,993	(16,460)
Changes in other assets and liabilities:
Receivables from subsidiaries, net	(48,365)	(4,779)	19,993
Receivables from CenterPoint, net	(4,332)	1,196	25,887
Federal income tax receivable/payable	6,149	11,132	4,829
Other current assets	(1,141)	(4,020)	(5,139)
Other assets	(5,297)	(27,778)	(30,857)
Accounts and other payables	32,730	(5,073)	(560)
State franchise tax payable	—	20	4,426
Interest payable	—	17,024	40,023
Other current liabilities	20,120	340	19,963
Interest rate hedges	—	(55,048)	(29,469)
Hedges of net investment in foreign subsidiaries	—	(162,432)	(7,775)
Other liabilities	5,422	276	16,941

Net cash provided by (used in) operating activities	61,879	(154,852)	(29,924)

Cash Flows from Investing Activities:
Capital expenditures	(44,278)	(76,238)	(20,116)
Business acquisition, net of cash acquired	—	(2,963,801)	—
Investments in, advances to and notes receivable from subsidiaries, net	(1,150,540)	(794,874)	1,634,946

Net cash (used in) provided by investing activities	(1,194,818)	(3,834,913)	1,614,830

Cash Flows from Financing Activities:
Proceeds from debt	—	—	1,375,000
Payments of long-term debt	—	—	(2,047,878)
Proceeds from issuance of stock, net	1,696,074	—	—
Increase (decrease) in short-term borrowings and revolving credit facilities, net	—	4,266,000	(1,369,814)
Purchase of treasury stock	(189,460)	—	—
Proceeds from issuances of treasury stock	—	13,527	7,531
Payments of financing costs	—	(15,978)	(183,276)
Change in notes receivable with CenterPoint, net	(381,854)	381,854	—
Contributions from CenterPoint	9,441	—	—
Other, net	—	66	—

Net cash provided by (used in) financing activities	1,134,201	4,645,469	(2,218,437)

Net Change in Cash and Cash Equivalents	1,262	655,704	(633,531)
Cash and Cash Equivalents at Beginning of Year	—	1,262	656,966

Cash and Cash Equivalents at End of Year	$1,262	$656,966	$23,435

Supplemental Disclosure of Cash Flow Information:
Cash Payments:
Interest paid	$11,150	$84,267	$228,182
Income taxes paid (net of income tax refunds received)	32,729	(32,737)	(47,966)

See Notes to the Condensed Financial Statements and Reliant Energy’s Consolidated Financial Statements

RELIANT ENERGY, INC.

SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT

NOTES TO CONDENSED FINANCIAL STATEMENTS

(1) Background and Basis of Presentation

These condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule 1 of Regulation S-X, as the restricted net assets of Reliant Energy’s subsidiaries exceed 25% of the consolidated net assets of Reliant Energy. This information should be read in conjunction with the Reliant Energy and subsidiaries consolidated financial statements included elsewhere in this filing.

Reliant Energy, a Delaware corporation, was incorporated in August 2000 with 1,000 shares of common stock, which were owned by Reliant Energy. Effective December 31, 2000, Reliant Energy consolidated its unregulated operations under Reliant Energy. In addition, corporate support and executive officers transferred to Reliant Energy on January 1, 2001.

Effective July 1, 2003, we formed a new company, Reliant Energy Corporate Services, LLC (RECS), which is wholly-owned by Reliant Energy. RECS was created to hold the employees, the employee-related costs and other general corporate activities that were previously held by Reliant Energy. The applicable assets and liabilities were transferred from Reliant Energy to RECS effective July 1, 2003.

Reliant Energy’s 100% investments in its subsidiaries have been recorded using the equity basis of accounting in the accompanying condensed parent company financial statements. Included in equity in earnings (loss) of investments in subsidiaries in 2001, 2002 and 2003 are (a) earnings/losses related to our European energy operations, which have been reflected as discontinued operations as more fully described in note 22 to Reliant Energy’s consolidated financial statements and (b) cumulative effects of accounting changes for new accounting pronouncements as more fully described in notes 2(c), 2(d), 2(q) and 6 to Reliant Energy’s consolidated financial statements.

Some amounts from the previous years have been reclassified to conform to the 2003 presentation of condensed financial information. These reclassifications do not affect earnings.

(2) Certain Related Party Transactions

(a) Income Taxes

Prior to October 1, 2002, Reliant Energy was included in the consolidated federal income tax returns of CenterPoint and calculated its income tax provision on a separate return basis under a tax sharing agreement with CenterPoint. Prior to October 1, 2002, current federal income taxes were payable to or receivable from CenterPoint. Subsequent to September 30, 2002, Reliant Energy files a separate federal income tax return. As of October 1, 2002, Reliant Energy entered into a tax sharing agreement with certain of its subsidiaries. Pursuant to the tax sharing agreement, Reliant Energy pays all federal income taxes on behalf of its subsidiaries included in the consolidated tax group and is entitled to any related tax refunds. The difference between Reliant Energy’s current federal income tax expense or benefit, as calculated on a separate return basis, and related amounts payable to/receivable from the Internal Revenue Service is reflected as an increase/decrease to the investments in subsidiaries account and is reflected on the subsidiaries’ books as adjustments to their equity. During 2002 and 2003, Reliant Energy made equity contributions to its subsidiaries for deemed distributions related to current federal income taxes of $64 million and $52 million, respectively.

(b) Allocations of General, Administrative and Depreciation Costs and Cash Management Function

Certain general, administrative and depreciation costs are allocated from Reliant Energy to its subsidiaries. For 2001, 2002 and 2003, these allocations were $136 million, $187 million and $110 million, respectively, and are netted in the applicable line on the condensed statements of operations. The unpaid allocations are reflected as a component of current advances to and notes receivable from subsidiaries, net in the condensed balance sheets. As discussed in note 1, as certain assets and liabilities were transferred from Reliant Energy to RECS effective July 1, 2003, the related activity and costs from that date through December 31, 2003 were allocated from RECS to Reliant Energy’s subsidiaries and are not reflected in the $110 million of allocations discussed above for 2003. The amount allocated from RECS to Reliant Energy’s subsidiaries from July 1, 2003 through December 31, 2003, was $125 million.

Through June 30, 2002, a subsidiary of CenterPoint had established a “money fund” through which Reliant Energy could borrow or invest on a short-term basis. Also, during 2001, proceeds not utilized from the IPO were advanced to this subsidiary of CenterPoint. Reliant Energy earned interest income from CenterPoint for these short-term investments. After the IPO, Reliant Resource established a similar “money fund” or “central bank” through which its subsidiaries can borrow or invest on a short-term basis. The net amounts are included in current and long-term advances to and notes receivable from subsidiaries, net in the condensed balance sheets.

(3) Restricted Net Assets of Subsidiaries

Certain of Reliant Energy’s subsidiaries have effective restrictions on their ability to pay dividends or make intercompany loans and advances pursuant to their financing arrangements. The amount of restricted net assets of Reliant Energy’s subsidiaries as of December 31, 2003 is approximately $2.8 billion. Such restrictions are on the net assets of Orion Capital, Liberty and Channelview. Orion MidWest and Orion NY are subsidiaries of Orion Capital.

It is the customary practice of Reliant Energy to loan monies to and borrow monies from certain of its subsidiaries through the use of the “central bank” as described in note 2 above. However, there were no legally declared cash dividends or return of shareholder’s equity to Reliant Energy from its subsidiaries in 2001, 2002 and 2003.

(4) Banking or Debt Facilities

For a discussion of Reliant Energy’s banking or debt facilities, see note 9 to Reliant Energy’s consolidated financial statements. Reliant Energy’s debt obligations are included in the Other Operations segment data in note 21 to Reliant Energy’s consolidated financial statements.

Maturities of Reliant Energy’s debt obligations outstanding as of December 31, 2003, were as follows (in millions):

2004	$—
2005	—
2006	—
2007	1,968
2008	—
2009 and thereafter	1,376

Subtotal	3,344
Other items included in debt	(8)

Total debt	$3,336

(5) Commitments and Contingencies

For a discussion of Reliant Energy’s commitments and contingencies, see notes 14 and 15 to Reliant Energy’s consolidated financial statements.

(a) Guarantees

Reliant Energy has issued guarantees in conjunction with certain performance agreements and commodity and derivative contracts and other contracts that provide financial assurance to third parties on behalf of a subsidiary or an unconsolidated third-party. The guarantees on behalf of subsidiaries are entered into primarily to support or enhance the creditworthiness otherwise attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the relevant subsidiary’s intended commercial purposes.

The following tables detail Reliant Energy’s various guarantees, including the maximum potential amounts of future payments, assets held as collateral and the carrying amount of the liabilities recorded on the balance sheets, if applicable:

	December 31, 2002
Type of Guarantee	Maximum Potential Amount of Future Payments	Assets Held as Collateral	Carrying Amount of Liability Recorded on Balance Sheet
	(in millions)
Trading and hedging obligations (1)	$5,012	$—	$—
Guarantees under construction agency agreements (2)	1,325	—	—
Payment and performance obligations under power purchase agreements for power generation assets and renewables (3)	339	—	—
Standby letters of credit (4)	72	—	—
Payment and performance obligations under service contracts and leases (5)	103	—	—
Non-qualified benefits of CenterPoint’s retirees (6)	58	—	—
Sale of electricity to large commercial, industrial and institutional customers (7)	48	—	—

Total guarantees	$6,957	$—	$—

	December 31, 2003
Type of Guarantee	Maximum Potential Amount of Future Payments	Assets Held as Collateral	Carrying Amount of Liability Recorded on Balance Sheet
	(in millions)
Trading and hedging obligations (1)	$4,616	$—	$—
Payment and performance obligations under power purchase agreements for power generation assets and renewables (3)	326	—	—
Standby letters of credit (4)	166	—	—
Payment and performance obligations under service contracts and leases (5)	87	—	—
Non-qualified benefits of CenterPoint’s retirees (6)	57	—	—
Sale of electricity to large commercial, industrial and institutional customers (7)	40	—	—

Total guarantees	$5,292	$—	$—

(1)	Reliant Energy has guaranteed the performance of certain of its wholly-owned subsidiaries’ trading and hedging obligations. These guarantees were provided to counterparties in order to facilitate physical and financial agreements in electricity, gas, oil, transportation and related commodities and services. These guarantees have varying expiration dates. The fair values of the underlying transactions are included in Reliant Energy’s subsidiaries’ balance sheets.
(2)	See note 14(b) to Reliant Energy’s consolidated financial statements for discussion of Reliant Energy’s guarantees under the construction agency agreements. These guarantees were terminated in March 2003.
(3)	Reliant Energy has guaranteed the payment and performance obligations of certain wholly-owned subsidiaries arising under certain power purchase agreements. As of December 31, 2003, these guarantees have varying expiration dates through December 2016.
(4)	Reliant Energy has outstanding standby letters of credit which guarantee the performance of certain of its wholly-owned subsidiaries. As of December 31, 2003, these letters of credit expire on various dates through December 2004.
(5)	Reliant Energy has guaranteed the payment obligations of certain wholly-owned subsidiaries arising under long-term service agreements and leases for certain facilities. As of December 31, 2003, the expiration of certain guarantees was not yet determinable. As of December 31, 2003, guarantees with determinable expiration dates expire over varying years through December 2019.
(6)	Reliant Energy has guaranteed, in the event CenterPoint becomes insolvent, certain non-qualified benefits of CenterPoint’s and its subsidiaries’ existing retirees at the Distribution. See note 14(e) to Reliant Energy’s consolidated financial statements.
(7)	Reliant Energy has guaranteed commodity related payments for certain wholly-owned subsidiaries’ sale of electricity to large commercial, industrial and institutional customers to facilitate the physical and financial transactions of electricity services. As of December 31, 2003, these guarantees expire on various dates through October 2006.

Unless otherwise noted, failure by the primary obligor to perform under the terms of the various agreements and contracts guaranteed may result in the beneficiary requesting immediate payment from Reliant Energy. To the extent liabilities exist under the various agreements and contracts that Reliant Energy guarantees, such liabilities are recorded in Reliant Energy’s subsidiaries’ balance sheets at December 31, 2003. Management believes the likelihood that Reliant Energy would be required to perform or otherwise incur any significant losses associated with any of these guarantees is remote.

Reliant Energy has entered into contracts that include indemnification and guarantee provisions as a routine part of its business activities. Examples of these contracts include asset purchase and sale agreements, commodity purchase and sale agreements, operating agreements, service agreements, lease agreements, procurement agreements and certain debt agreements. In general, these provisions indemnify the counterparty for matters such as breaches of representations and warranties and covenants contained in the contract and/or against certain specified liabilities. In the case of commodity purchase and sale agreements, generally damages are limited through liquidated damages clauses whereby the parties agree to establish damages as the costs of covering any breached performance obligations. In the case of debt agreements, Reliant Energy generally indemnifies against liabilities that arise from the preparation, entry into, administration or enforcement of the agreement. Under these indemnifications and guarantees, the maximum potential amount is not estimable given that the magnitude of any claims under the indemnifications would be a function of the extent of damages actually incurred, which is not practicable to estimate unless and until the event occurs. Management believes the likelihood of making any material payments under these provisions is remote. For additional discussion of certain indemnifications and guarantees by Reliant Energy, see note 14(e) to Reliant Energy’s consolidated financial statements.

(b) Leases

As of December 31, 2003, Reliant Energy is obligated under long-term non-cancelable operating leases, including the lease related to our corporate headquarters. The following table sets forth information concerning these cash obligations as of December 31, 2003 (in millions):

2004	$26
2005	22
2006	22
2007	22
2008	22
2009 and thereafter	217

Total	$331

*    *    *

RELIANT ENERGY, INC. AND SUBSIDIARIES

SCHEDULE II – RESERVES

For the Three Years Ended December 31, 2003

(Thousands of Dollars)

Column A	Column B	Column C		Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to Income	Charged to Other Accounts (1)	Deductions from Reserves (2)	Balance at End of Period
For the Year Ended December 31, 2001:
Accumulated provisions:
Uncollectible accounts receivable	$51,466	$38,230	$1,455	$(1,487)	$89,664
Reserves deducted from trading assets	66,132	27,717	—	—	93,849
Reserves for accrue-in-advance major maintenance	16,549	(11,870)	—	—	4,679
Reserves for inventory	6,828	51	—	(6,424)	455
Deferred tax assets valuation	10,631	(7,977)	—	—	2,654

For the Year Ended December 31, 2002:
Accumulated provisions:
Uncollectible accounts receivable	89,664	21,126	816	(43,494)	68,112
Reserves deducted from trading assets	93,849	(34,938)	—	(13,437)	45,474
Reserves for accrue-in-advance major maintenance	4,679	2,056	—	—	6,735
Reserves for inventory	455	725	177	—	1,357
Deferred tax assets valuation	2,654	15,957	29,714	—	48,325

For the Year Ended December 31, 2003:
Accumulated provisions:
Uncollectible accounts receivable	68,112	78,646	—	(72,616)	74,142
Reserves deducted from trading assets	45,474	(24,111)	(11,992)	—	9,371
Reserves for accrue-in-advance major maintenance	6,735	2,912	—	—	9,647
Reserves for inventory	1,357	(1,180)	—	—	177
Deferred tax assets valuation	48,325	214,812	—	—	263,137

(1)	Charged to other accounts represents obligations acquired through business acquisitions and transfers of reserves to other accounts. In 2003, we changed our classification of certain derivative activities that historically were classified as trading activities to non-trading activities. See note 2(d) to Reliant Energy’s consolidated financial statements.
(2)	Deductions from reserves represents losses or expenses for which the respective reserves were created. In the case of the uncollectible accounts reserve, such deductions are net of recoveries of amounts previously written off.

* * *